Exhibit 4.1

SENIOR SECURED NOTES INDENTURE

Dated as of May 28, 2010

Among

AMERICAN TIRE DISTRIBUTORS, INC.,

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.,

as a Guarantor,

AM-PAC TIRE DIST. INC.,

as a Subsidiary Guarantor,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

9.750% SENIOR SECURED NOTES DUE 2017

Reference is made to the Lien Subordination and Intercreditor Agreement, dated as of May 28, 2010, among Bank of America, N.A., as ABL Agent for the ABL Secured Parties referred to therein; The Bank of New York Mellon Trust Company, N.A., as Notes Collateral Agent; American Tire Distributors Holdings, Inc.; American Tire Distributors, Inc.; Am-Pac Tire Dist. Inc.; and the other Subsidiaries of American Tire Distributors, Inc. named therein (the “Lien Subordination and Intercreditor Agreement”). Each holder of the Notes, by its acceptance of the Notes (a) consents to the subordination of Liens provided for in the Lien Subordination and Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Lien Subordination and Intercreditor Agreement and (c) authorizes and instructs the Notes Collateral Agent on behalf of each holder of Notes to enter into the Lien Subordination and Intercreditor Agreement as Notes Collateral Agent on behalf of such holder of Notes. The foregoing provisions are intended as an inducement to the ABL Lenders to extend credit to the Issuer and the Guarantors and such ABL Lenders are intended third party beneficiaries of such provisions and the provisions of the Lien Subordination and Intercreditor Agreement.

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	12.03
(c)	12.03
313(a)	7.06
(b)(1)	13.04
(b)(2)	7.06; 7.07
(c)	7.06; 12.02
(d)	7.06
314(a)	4.03; 4.04
(b)	13.02
(c)(1)	12.04
(c)(2)	12.04
(c)(3)	N.A.
(d)	13.04; 13.05
(e)	12.05
(f)	N.A.
315(a)	7.01
(b)	7.05
(c)	7.01
(d)	7.07
(e)	6.14
316(a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	1.05
317(a)(1)	6.08
(a)(2)	6.12
(b)	N.A.
318(a)	12.01
(b)	N.A.
(c)	12.01

N.A. means not applicable.

*	This Cross-Reference Table is not part of this Indenture.

EXHIBITS:
Exhibit A	Form of Senior Secured Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Supplemental Indenture to be Delivered by Subsequent Guarantors
Exhibit E	Form of Intercompany Subordinated Note
Exhibit F	Form of Mortgage

SECURED NOTES INDENTURE, dated as of May 28, 2010, among American Tire Distributors, Inc., a Delaware corporation (the “Issuer”), American Tire Distributors Holdings, Inc., a Delaware corporation (“Holdings”), as a Guarantor (as defined herein), Am-Pac Tire Dist. Inc., a California corporation (“Am-Pac”), as a Subsidiary Guarantor (as defined herein), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as Trustee.

W I T N E S S E T H

WHEREAS, the Issuer (as defined herein) has duly authorized the creation of an issue of $250,000,000 aggregate principal amount of the Issuer’s 9.750% Senior Secured Notes due 2017 (the “Initial Notes”);

WHEREAS, the Issuer, Holdings and Am-Pac have duly authorized the execution and delivery of this Indenture (as defined herein);

NOW, THEREFORE, the Issuer, Holdings, Am-Pac and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein).

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“ABL Agent” means Bank of America, N.A., in its capacity as “Agent” under the ABL Facility, and any successor thereto in such capacity.

“ABL Collateral” has the meaning ascribed to “Collateral” in the Lien Subordination and Intercreditor Agreement.

“ABL Facility” means the Fifth Amended and Restated Loan and Security Agreement amended and restated on the Issue Date by and among Holdings, the Issuer, the other borrowers party thereto, the lenders party thereto in their capacities as lenders thereunder, the ABL Agent and the other agents party thereto, including any related notes, collateral documents, letters of credit and guarantees, instruments and agreements executed in connection therewith, and any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise) and any indenture, guarantees, credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund, exchange or refinance any part of the loans, notes, guarantees, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 of this Indenture).

“ABL Lenders Debt” means (i) any Indebtedness outstanding from time to time under the ABL Facility, (ii) any Indebtedness which has a senior priority security interest relative to the Notes in the ABL Collateral, (iii) all obligations with respect to such Indebtedness and any Hedging Obligations entered into with any agent, arranger or lender (or their affiliates) under the ABL Facility (or any Person that was an arranger, agent or lender or an Affiliate of an arranger, agent or lender at the time the applicable agreements pursuant to which such Hedging Obligations are provided or were entered into) and (iv) all Bank Products entered into with any agent, arranger or lender (or their affiliates) under the ABL Facility (or any Person that was an arranger, agent or lender or an Affiliate of an arranger, agent or lender at the time the applicable agreements pursuant to which such Bank Products are provided or were entered into).

“Acquired Indebtedness” means, with respect to any specified Person,

(a) Indebtedness of any other Person existing at the time such other Person is merged, amalgamated or consolidated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into or becoming a Restricted Subsidiary of such specified Person, and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the transactions contemplated by the Transaction Agreement, including but not limited to the merger of Accelerate Acquisition Corp. with Holdings.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Additional Notes” means any additional Notes issued under this Indenture (other than the Initial Notes, or any Exchange Notes issued in exchange for such Initial Notes) having the same terms in all respects as the Initial Notes except that interest may accrue on the Additional Notes from their date of issuance. Additional Notes and Initial Notes shall be part of the same class for all purposes of this Indenture.

“Additional Parity Debt” means the Additional Notes and any additional Secured Indebtedness that is ranked pari passu with the Notes and is permitted to be incurred pursuant to the terms of this Indenture; provided that (i) the representative of such Additional Parity Debt executes a joinder agreement to the Collateral Agency Agreement and, if applicable, to the other Collateral Documents, in each case in the form attached thereto, agreeing to be bound thereby and (ii) the Issuer has designated such Indebtedness as “Additional Parity Debt” thereunder.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“After-Acquired Property” means any and all assets or property (other than Excluded Assets) acquired after the Issue Date, including any property or assets acquired by the Issuer or a Subsidiary Guarantor from another Subsidiary Guarantor, which in each case constitutes Collateral or would have constituted Collateral had such assets and property been owned by the Issuer or a Subsidiary Guarantor on the Issue Date.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Notes and that such participants have received the Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and the Issuer may enforce such agreement against such participants.

“Am-Pac” as defined in the Preamble hereto.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(a) 1.0% of the principal amount of such Note; and

(b) the excess, if any, of (i) the present value at such Redemption Date of (A) the redemption price of such Note at June 1, 2013 (such redemption price being set forth in the table set forth in Section 3.07(b) hereof, plus (B) all required remaining scheduled interest payments due on such Note through June 1, 2013 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (ii) the principal amount of such Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Secured Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including by way of a Sale and Lease-Back Transaction), of property or assets of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(b) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.09 hereof), whether in a single transaction or a series of related transactions; in each case, other than:

(i) any disposition of Cash Equivalents or obsolete or worn out property or equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;

(ii) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described under Section 5.01 hereof or any disposition that constitutes a Change of Control pursuant to this Indenture;

(iii) the making of any Restricted Payment that is permitted to be made, and is made, under Section 4.07 hereof, including the making of any Permitted Investment;

(iv) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $10.0 million;

(v) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(vi) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(vii) the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(viii) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(ix) foreclosures, condemnation, expropriation or any similar action with respect to assets or the granting of Liens not prohibited by this Indenture;

(x) sales of accounts receivable, or participations therein, or Securitization Assets (other than royalties or other revenues (except accounts receivable)) or related assets in connection with any Qualified Securitization Facility;

(xi) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Indenture;

(xii) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(xiii) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(xiv) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(xv) the unwinding of any Hedging Obligations;

(xvi) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xvii) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuer are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(xviii) the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by the covenant described under Section 4.09; and

(xix) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law.

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements and commercial credit card and merchant card services.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Borrowing Base” means, as of any date, an amount equal to the sum of:

(a) 85% of the aggregate book value of all accounts receivable of the Issuer and its Restricted Subsidiaries; and

(b) 70% of the aggregate book value of all inventory owned by the Issuer and its Restricted Subsidiaries,

all calculated on a consolidated basis in accordance with GAAP.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(a) United States dollars;

(b) (i) Canadian dollars, pounds sterling, euros or any national currency of any participating member state of the EMU; or

(ii) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(e) repurchase obligations for underlying securities of the types described in clauses (c), (d) and (h) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least “P-2” by Moody’s or at least “A-2” by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(g) marketable short-term money market and similar funds having a rating of at least “P-2 or “A-2” from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(i) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(j) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated “AAA-” (or the equivalent thereof) or better by S&P or “Aaa3” (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency); and

(k) investment funds investing at least 90.0% of their assets in securities of the types described in clauses (a) through (j) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (h) and clauses (j) and (k) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (k) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following after the Issue Date (and excluding, for the avoidance of doubt, the Transactions):

(a) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(b) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50.0% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.

“Clearstream” means Clearstream Banking, Société Anonyme and its successors.

“Collateral” means the Notes Collateral and the ABL Collateral.

“Collateral Agency Agreement” means the Intercreditor and Collateral Agency Agreement, dated as of the Issue Date, among the Issuer, each Guarantor, The Bank of New York Mellon Trust Company, N.A., as Notes Collateral Agent, and The Bank of New York Mellon Trust Company, N.A., as Trustee, and as it may be amended from time to time in accordance with this Indenture.

“Collateral Documents” means, collectively, the security agreements, pledge agreements, mortgages, collateral assignments, deeds of trust and all other pledges, agreements, financing statements, patent, trademark or copyright filings, mortgages or other filings or documents that create or purport to create a Lien in the Collateral in favor of the Notes Collateral Agent and/or the Trustee (for the benefit of the Notes Collateral Agent, the Trustee and the Holders of the Notes) and the Intercreditor Agreements, in each case as they may be amended from time to time, and any instruments of assignment, control agreements, lockbox letters or other instruments or agreements executed pursuant to the foregoing.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense in respect of Indebtedness of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, and (v) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (u) penalties and interest relating to taxes, (v) any Additional Interest and any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (x) any expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility and (z) any accretion of accrued interest on discounted liabilities); plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

(a) the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP) and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(b) any net after-tax effect of gains or losses attributable to asset dispositions or abandonments (including any disposal of abandoned or discontinued operations) or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business as determined in good faith by the Issuer shall be excluded;

(c) the Net Income for such period of any Person that is an Unrestricted Subsidiary or Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to the Issuer or a Restricted Subsidiary thereof in respect of such period and the net losses of any such Person shall only be included to the extent funded with cash from the Issuer or any Restricted Subsidiary;

(d) solely for the purpose of determining the amount available for Restricted Payments under clause (C)(1) of Section 4.07(a)(iv) hereof, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(e) effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items and other noncash charges in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(f) any net after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded;

(g) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(h) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration, or payout of Equity Interests by management of the Issuer or any of its direct or indirect parent companies in connection with the Transactions, shall be excluded;

(i) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering of the Notes and the ABL Facility), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes and the ABL Facility) and including, in each case, any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, shall be excluded;

(j) accruals and reserves that are established within twelve months after the Issue Date that are so required to be established as a result of the Transactions (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded;

(k) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture, to the extent actually reimbursed, or, so long as the Issuer has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is (i) not denied by the applicable carrier (without any right of appeal thereof) within 180 days and (ii) in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;

(l) to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount shall in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 day period), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;

(m) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification 815 shall be excluded;

(n) any net unrealized gain or loss (after any offset) resulting in such period from currency translation and transaction gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) and any other monetary assets and liabilities shall be excluded; and

(o) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates) shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

Notwithstanding the foregoing, for the purpose of Section 4.07 hereof only (other than clause (C)(4) of Section 4.07(a)(iv) hereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (C)(4) of Section 4.07(a)(iv) hereof.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (a) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments, as determined in accordance with GAAP (excluding for the avoidance of doubt all undrawn amounts under revolving credit facilities and letters of credit and all obligations under Qualified

Securitization Facilities and all Hedging Obligations) and (b) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuer. The U.S. dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency shall reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. dollar-equivalent principal amount of such Indebtedness.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b) to advance or supply funds

(i) for the purchase or payment of any such primary obligation, or

(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.

“Corporate Trust Office” means the office of the Trustee at which any time its corporate trust business shall be administered, which office at the date hereof is 10161 Centurion Parkway, Jacksonville, Florida, 32256, Attention: American Tire Trustee, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Credit Facilities” means, with respect to Holdings, the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the ABL Facility, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Custodian” means the Trustee, as custodian with respect to the Notes, each in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A except that such Note shall not bear the Secured Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Secured Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (C) of Section 4.07(a)(iv) hereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates (excluding TPG Capital, L.P. (but not excluding any future, current or former employee, director, officer, manager or consultant)) or Immediate Family Members) of the Issuer, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Issuer or a

Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Issuer (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(a) increased (without duplication) by the following, in each case (other than clauses (ix) and (xii)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i) provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, franchise, excise and similar taxes, and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to clauses (a) through (n) of the definition of “Consolidated Net Income”; plus

(ii) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains with respect to such obligations (y) costs of surety bonds in connection with financing activities and (z) amounts excluded from Consolidated Interest Expense as set forth in clauses (a)(t) through (z) in the definition thereof); plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(iv) the amount of any restructuring charges, accruals or reserves; plus

(v) any other non-cash charges, including (A) any write offs or write downs reducing Consolidated Net Income for such period, (B) equity-based awards compensation expense, (C) losses on sales, disposals or abandonment of, or any impairment charges or asset write-down or write-off related to, intangible assets, long-lived assets and investments in debt and equity securities and (D) all losses from investments recorded using the equity method (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vi) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary; plus

(vii) the amount of management, monitoring, consulting and advisory fees (including termination and transaction fees) and related indemnities and expenses paid or accrued in such period under the Management Fee Agreement or otherwise to the Investors to the extent otherwise permitted under Section 4.11 hereof; plus

(viii) the amount of extraordinary, nonrecurring or unusual losses (including all fees and expenses relating thereto) or expenses, Transaction Expenses, integration costs, transition costs, pre-opening, opening, consolidation and closing costs for facilities, costs incurred in connection with any strategic initiatives, costs or accruals or reserves incurred in connection with acquisitions after the Issue Date, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), restructuring costs (including those incurred in connection with cost-saving pursuant to clause (ix) below and the definition of “Fixed Charge Coverage Ratio”) and curtailments or modifications to pension and postretirement employee benefit plans; plus

(ix) the amount of “run-rate” cost savings and synergies projected by the Issuer in good faith to result from actions either taken or expected to be taken within 12 months after the end of such period (which cost savings and synergies shall be subject only to certification by management of the Issuer and calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period), net of the amount of actual benefits realized from such actions (it is understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or expected to be taken, provided that some portion of such benefit is expected to be realized within 12 months of taking such action) (which adjustments may be incremental to pro forma cost savings adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”); plus

(x) the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(xi) any costs or expense incurred by Holdings, the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (C) of Section 4.07(a)(iv) hereof; plus

(xii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (b) below for any previous period and not added back; plus

(xiii) any net loss from disposed or discontinued operations.

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; plus

(ii) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase EBITDA in such prior period; plus

(iii) any net income from disposed or discontinued operations; plus

(iv) extraordinary gains and unusual or non-recurring gains (less all fees and expenses relating thereto); and

(c) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of FASB Accounting Standards Codification 460, Guarantees.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(a) public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(b) issuances to any Subsidiary of the Issuer; and

(c) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, and its successors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Offer Registration Statement” means an Exchange Offer Registration Statement as defined in the Registration Rights Agreement.

“Exchange Notes” means the Notes of the Issuer issued in an Exchange Offer pursuant to Section 2.06(f) hereof.

“Excluded Assets” means:

(a) any property or assets owned by any Foreign Subsidiary or any Unrestricted Subsidiary,

(b) Excluded Contracts;

(c) Excluded Equipment;

(d) Excluded Capital Stock;

(e) any interest in fee-owned real property of the Issuer and the Guarantors if the greater of its cost and book value is less than $2.5 million;

(f) any interest in leased real property of the Issuer and the Guarantors;

(g) motor vehicles and other assets subject to certificates of title;

(h) any intellectual property, including any United States intent-to-use trademark applications, in relation to which any applicable law or regulation, or any agreement with a domain name registrar or any other person entered into by the Issuer or a Guarantor in the ordinary course of business and existing on the date hereof, prohibits the creation of a security interest therein or would otherwise invalidate the Issuer or such Guarantor’s right, title or interest therein;

(i) any property with respect to which the Notes Collateral Agent and the Issuer reasonably agree that the costs or other consequences (including material adverse tax consequences as reasonably determined by the Issuer) of granting or perfecting a security interest in is excessive in view of the benefits to be obtained by the secured parties;

(j) any inventory and any books and records, documents and instruments, letter of credit rights and supporting obligations relating to such inventory of the Issuer and the Guarantors;

(k) pledges and security interests prohibited by, or requiring any consent of any governmental authority pursuant to, any law, rule or regulation;

(l) the distribution centers located in Miami, Florida and Simi Valley, California; and

(m) proceeds and products from any and all of the foregoing excluded collateral described in clauses (a) through (l), unless such proceeds or products would otherwise constitute Notes Collateral;

provided, however, Excluded Assets shall not include any asset which secures obligations with respect to ABL Lenders Debt, other than inventory and any books and records, documents and instruments, letter of credit rights and supporting obligations relating to such inventory.

“Excluded Capital Stock” means (a) any Capital Stock with respect to which the Issuer and the Trustee have reasonably determined that the costs (including any costs resulting from material adverse tax consequences) of pledging such Equity Interests shall be excessive in view of the benefits to be obtained by the Holders therefrom, (b) solely in the case of any pledge of Capital Stock of any Foreign Subsidiary to secure the Obligations under the Notes, any Capital Stock that are voting Capital Stock of such Foreign Subsidiary in excess of 65% of the outstanding voting Capital Stock of such class, (c) any Capital Stock to the extent the pledge thereof would be prohibited by any applicable law, rule or regulation or contractual obligation, (d) the Capital Stock of any Subsidiary that is not wholly owned by the Issuer and its Subsidiaries at the time such Subsidiary becomes a Subsidiary (for so long as such Subsidiary remains a non-wholly owned Subsidiary), (e) the Capital Stock of any Subsidiary whose assets, as reflected on their most recent balance sheet prepared in accordance with GAAP, and revenues for the twelve-month period ending on the last day of the most recent fiscal quarter for which financial statements are available, do not exceed $1.0 million, (f) the Capital Stock of any Subsidiary of a Foreign Subsidiary and (g) the Capital Stock of any Unrestricted Subsidiary. Notwithstanding anything in this definition to the contrary, the Capital Stock of the Issuer, Am-Pac and Tire Pros Francorp. shall not be deemed “Excluded Capital Stock” under this Indenture or the Collateral Documents.

“Excluded Contract” means at any date any rights or interest of the Issuer or any Guarantor in any property or assets or under any agreement, contract, license, lease, instrument, document or other general intangible or, in the case of any investment property, under any applicable equity holder or similar agreement (referred to solely for purposes of this definition as a “Contract”) to the extent that such Contract by the terms of a restriction in favor of a Person who is not the Issuer or any Guarantor, or any requirement of law, prohibits, or requires any consent or establishes any other condition for or could our would be terminated, abandoned, invalidated, rendered unenforceable, or would be breached or defaulted under because of an assignment thereof or a grant of a security interest therein by the Issuer or a

Guarantor; provided that: (i) rights to payment under any such Contract otherwise constituting an Excluded Contract by virtue of this definition shall be included in the Collateral to the extent permitted thereby or by Section 9-406 or Section 9-408 of the Uniform Commercial Code and (ii) all proceeds paid or payable to any of the Issuer or any Guarantor from any sale, transfer or assignment of such contract and all rights to receive such proceeds shall be included in the Collateral.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from:

(a) contributions to its common equity capital; and

(b) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer; in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (C) of Section 4.07(a)(iv) hereof.

“Excluded Equipment” means at any date any equipment or other assets or property of the Issuer or any Guarantor which is subject to, or secured by, a Capitalized Lease Obligation or a purchase money obligation if and to the extent that (i) a restriction in favor of a Person who is not the Issuer or a Restricted Subsidiary or has been incurred pursuant to Section 4.09(b)(iv) contained in the agreements or documents granting or governing such Capitalized Lease Obligation or purchase money obligation or other obligation under Section 4.09(b)(iv) prohibits, or requires any consent or establishes any other conditions for or would or could be terminated, abandoned, invalidated, rendered unenforceable, or would be breached or defaulted under such agreement or document because of an assignment thereof, or a grant of a security interest therein, by the Issuer or any Guarantor and (ii) such restriction relates only to the asset or assets acquired by the Issuer or any Guarantor with the proceeds of such Capitalized Lease Obligation or purchase money obligation or other obligation under Section 4.09(b)(iv) and attachments and accessions thereto, improvements thereof or substitutions therefor; provided that all proceeds paid or payable to any of the Issuer or any Guarantor from any sale, transfer or assignment or other voluntary or involuntary disposition of such assets and all rights to receive such proceeds shall be included in the Collateral to the extent not otherwise required to be paid to the holder of any Capitalized Lease Obligations or purchase money obligations or other obligations under Section 4.09(b)(iv) secured by such assets.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger, amalgamation or consolidation (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, merger, amalgamation, or consolidation (including the Transactions) which is being given pro forma effect that have been or are expected to be realized). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(a) Consolidated Interest Expense of such Person for such period;

(b) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(c) all dividends or other distributions paid or accrued (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiary or Subsidiaries that are not Guarantors, as determined in accordance with GAAP in good faith by the Issuer, without intercompany eliminations between such Foreign Subsidiaries and the Issuer and its other Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America which are in effect on the Issue Date.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A issued in accordance with Section 2.01, 2.06(b), 2.06(d) or 2.06(f) hereof.

“Government Securities” means securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Indenture and the Notes.

“Guarantor” means Holdings and each Subsidiary Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement (including equity derivative agreements) providing for the transfer or mitigation of interest rate, currency, commodity or equity risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Holdings” as defined in the Preamble hereto.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations) due more than twelve months after such property is acquired, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable; or

(iv) representing the net obligations under any Hedging Obligations; if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of the Issuer appearing upon the balance sheet of the Issuer solely by reason of push-down accounting under GAAP shall be excluded.

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (i) Contingent Obligations incurred in the ordinary course of business or (ii) obligations under or in respect of Qualified Securitization Facilities.

“Indenture” means this Secured Notes Indenture, as amended or supplemented from time to time.

“Indenture Obligations” means Obligations under this Indenture and the Notes.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” as defined in the recitals hereto.

“Initial Purchasers” means Banc of America Securities LLC, Barclays Capital Inc., RBC Capital Markets Corporation and UBS Securities LLC.

“Intercompany Note” means the Intercompany Subordinated Note, dated as of the Issue Date, substantially in the form of Exhibit E hereto executed by Holdings, the Issuer and each other Subsidiary of the Issuer.

“Intercreditor Agreements” means, collectively, the Collateral Agency Agreement and the Lien Subordination and Intercreditor Agreement.

“Interest Payment Date” means June 1 and December 1 of each year to stated maturity, commencing on December 1, 2010.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or if the Notes are not then rated by Moody’s or S&P, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and distributors, commission, travel and similar advances to employees, directors, officers, managers, distributors and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07 hereof:

(a) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(i) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(ii) the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Investors” means TPG Capital, L.P. and, if applicable, each of its Affiliates and funds or partnerships managed by it or its Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means May 28, 2010.

“Issuer” as defined in the Preamble hereto.

“Issuer’s Order” means a written request or order signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, and delivered to the Trustee.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or place of payment. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a place of Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Issuer and sent to all Holders for use by such Holders in connection with an Exchange Offer.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Lien Subordination and Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement, dated as of May 28, 2010, among the ABL Agent, the Notes Collateral Agent, the Issuer and each Guarantor, as it may be amended, restated, replaced, supplemented or from time to time in accordance with this Indenture.

“Management Fee Agreement” means the management services agreement between certain of the management companies associated with the Investors or their advisors, if applicable, and the Issuer.

“Management Stockholders” means the members of management (and their Controlled Investment Affiliates and Immediate Family Members) of the Issuer (or its direct parent) who are holders of Equity Interests of any direct or indirect parent companies of the Issuer on the Issue Date or shall become holders of such Equity Interests in connection with the Acquisition.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means any mortgage, deed of trust or other agreement entered into by the owner of a Mortgaged Property and the Notes Collateral Agent, which conveys or evidences a Lien in favor of the Notes Collateral Agent, for the benefit of the Holders, on such Mortgaged Property, substantially in the form of Exhibit F (with such changes thereto as may be necessary to account for local law matters) or otherwise in such form as agreed between the Issuer and the Notes Collateral Agent.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash or Cash Equivalents proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien (other than Liens on the Collateral securing the ABL Facility) on such assets and required (other than required by clause (i) of Section 4.10(b) hereof) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the Notes authenticated and delivered under this Indenture.

“Notes Collateral” means (a) substantially all of the present and future tangible and intangible assets of the Issuer and the Guarantors, including without limitation equipment, contracts, intellectual property, fee-owned real property, general intangibles, material intercompany notes and proceeds of the foregoing (in each case, subject to certain exceptions) and (b) all of the Capital Stock of the Issuer and each material Restricted Subsidiary directly wholly-owned by the Issuer or a Subsidiary Guarantor (limited, in the case of Foreign Subsidiaries, to 100% of the non-voting Capital Stock and 65% of the voting Capital Stock of each such directly owned Foreign Subsidiary), in each case other than the ABL Collateral and Excluded Assets, and subject to the limitations and exclusions described under Sections 13.01(b) and 13.01(c).

“Notes Collateral Agent” means The Bank of New York Mellon Trust Company, N.A., in its capacity as “Collateral Agent” under this Indenture, the Intercreditor Agreements and the other Collateral Documents, and any successor thereto in such capacity.

“Notes Secured Parties” means the Trustee, the Notes Collateral Agent, each Holder of the Notes and each other holder of, or obligee in respect of, any Indenture Obligations in respect of the Notes outstanding at such time.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the confidential offering memorandum, dated May 19, 2010, relating to the sale of the Initial Notes.

“Officer” means, with respect to a Person, the Chairman of the board of directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of any Person. Unless otherwise indicated, Officer shall refer to an Officer of such Person.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person that meets the requirements set forth in this Indenture. Unless otherwise indicated, Officer’s Certificate shall refer to a certificate of an Officer of the Issuer.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary (and, with respect to DTC, shall include Euroclear and Clearstream).

“Participating Broker-Dealer” has the meaning set forth in the Registration Rights Agreement.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any Cash Equivalents received must be applied in accordance with Section 4.10 hereof; provided further that the assets received are pledged as Collateral to the extent required by the Collateral Documents (except to the extent the Lien thereon is released by the lenders under the ABL Facility) to the extent that the assets disposed of constituted Collateral.

“Permitted Holders” means each of the Investors and Management Stockholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and Management Stockholders, collectively, have beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture shall thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(a) any Investment in the Issuer or any of its Restricted Subsidiaries;

(b) any Investment in Cash Equivalents or Investment Grade Securities;

(c) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit or product line, including research and development and related assets in respect of any product) that is engaged directly or through entities that shall be Restricted Subsidiaries in a Similar Business if as a result of such Investment:

(i) such Person becomes a Restricted Subsidiary; or

(ii) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or a division, business unit or product line, including any research and development and related assets in respect of any product) or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation consolidation or transfer;

(d) any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 4.10 hereof or any other disposition of assets not constituting an Asset Sale;

(e) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any such Investment or binding commitment existing on the Issue Date; provided that the amount of any such Investment may be increased in such extension, modification or renewal only (i) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (ii) as otherwise permitted under this Indenture;

(f) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business; or

(ii) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer); or

(iii) in satisfaction of judgments against other Persons; or

(iv) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g) Hedging Obligations permitted under clause (x) of Section 4.09(b) hereof;

(h) any Investment in a Similar Business taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding, not to exceed the greater of (i) $50.0 million and (ii) 3.5% of Total Assets;

(i) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Issuer, or any of its direct or indirect parent companies; provided that such Equity Interests shall not increase the amount available for Restricted Payments under clause (C) of Section 4.07(a)(iv) hereof;

(j) guarantees of Indebtedness permitted under Section 4.09(b) hereof;

(k) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.11(b) hereof (except transactions described in clauses (ii) and (v));

(l) Investments consisting of purchases or other acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(m) additional Investments, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or have not subsequently sold or transferred for cash or marketable securities), not to exceed the greater of (i) $50.0 million and (ii) 3.5% of Total Assets;

(n) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Issuer are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(o) advances to, or guarantees of Indebtedness of, employees not in excess of $5.0 million outstanding at any one time, in the aggregate;

(p) loans and advances to employees, directors, officers, managers, distributors and consultants for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof;

(q) advances, loans or extensions of trade credit in the ordinary course of business by the Issuer or any of its Restricted Subsidiaries;

(r) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(s) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(t) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

(u) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(v) repurchases of Notes and Exchange Notes; and

(w) investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices.

“Permitted Liens” means, with respect to any Person:

(a) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(b) Liens imposed by law, such as carriers’, warehousemen’s materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(c) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(d) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Issue Date;

(e) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(f) Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (iv), (xii)(B), (xiii), (xxiii) or (xxiv) of Section 4.09(b) hereof; provided that (a) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (xiii) relate only to Obligations relating to Refinancing Indebtedness that (x) is secured by Liens on the same assets as the assets securing the Refinancing Indebtedness (other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof) or (y) extends, replaces, refunds, refinances, renews or defeases Indebtedness incurred or Disqualified Stock or Preferred Stock issued under clause (iv) or (xii)(B) of Section 4.09(b) hereof, (b) Liens securing Obligations relating to Indebtedness permitted to be incurred pursuant to clause (xxiii) of Section 4.09(b) extend only to the assets of Foreign Subsidiaries, (c) Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (xxiv) of Section 4.09(b) are solely on acquired property or the assets of the acquired entity, and (d) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock to be incurred pursuant to clause (iv) of Section 4.09(b) hereof extend only to the assets so purchased, leased or improved and any accessions or extensions thereof;

(g) Liens existing on the Issue Date or pursuant to agreements in existence on the Issue Date;

(h) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by the Issuer or any of its Restricted Subsidiaries (other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof);

(i) Liens on property or other assets at the time the Issuer or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided, further, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(j) Liens securing Obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.09 hereof;

(k) Liens securing Hedging Obligations; provided that, with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(l) Liens on specific items of inventory or other goods (other than tire inventory) and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(m) leases, sub-leases, licenses or sub-licenses, granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(n) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(o) Liens in favor of the Issuer or any Guarantor;

(p) Liens created in favor of any tire company vendor to the Issuer or any Restricted Subsidiary that encumber all or any part of such vendor’s inventory and any books and records, documents and instruments, letter of credit rights and supporting obligations and any proceeds or products relating to such inventory, in each case existing on the Issue Date or hereafter created and existing;

(q) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(r) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (g), (h), and (i); provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property (other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof)), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount of the Indebtedness described under clauses (g), (h), and (i) at the time the original Lien became a Permitted Lien under this Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, and accrued and unpaid interest related to such modification, refinancing, refunding, extension, renewal or replacement;

(s) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(t) other Liens securing obligations in an aggregate amount at any one time outstanding not to exceed the greater of (i) $20.0 million and (ii) 1.25% of Total Assets determined as of the date of incurrence;

(u) Liens securing judgments for the payment of money not constituting an Event of Default under clause (e) of Section 6.01 hereof so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(v) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(w) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law or under general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(x) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.09 hereof; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(y) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(z) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(aa) Liens securing obligations owed by the Issuer or any Restricted Subsidiary to any lender under the Credit Facilities or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(bb) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(cc) Liens arising out of conditional sale, title retention, consignment or similar arrangements with vendors for the sale or purchase of goods (other than tire inventory) entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(dd) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted;

(ee) ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located;

(ff) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(gg) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(hh) Liens on the assets of non-guarantor Subsidiaries securing Indebtedness of such Subsidiaries that were permitted by the terms of this Indenture to be incurred; and

(ii) Liens arising solely from precautionary UCC financing statements or similar filings.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility that meets the following conditions: (a) the board of directors of the Issuer shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the applicable Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Issuer) and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer).

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Property Collateral Requirements” means, with respect to each owned real property of the Issuer or any Subsidiary Guarantor, including each other parcel of real property and improvements thereto, for which a Mortgage is granted pursuant to Section 13.13 (each a “Mortgaged Property”), each of the following, in form and substance reasonably satisfactory to the Notes Collateral Agent:

(a) a Mortgage on such Mortgaged Property;

(b) evidence that a counterpart of the Mortgage has been recorded or delivered to the appropriate title insurance company subject to arrangements reasonably satisfactory to the Notes Collateral Agent for the prompt recording thereof;

(c) an ALTA or other mortgagee’s title policy or amendment thereto (or a marked unconditional binder thereof insuring the Lien of the Mortgage at ordinary rates);

(d) an opinion of counsel in the state in which such Mortgaged Property is located as to the recordability and enforceability of the applicable Mortgage in the relevant jurisdiction; and

(e) a flood zone certificate in favor of the Notes Collateral Agent, and, if any Mortgaged Property with improvements located thereon is being identified as being within a special flood hazard area, flood insurance in an amount required by applicable law.

“Record Date” for the interest payable on any applicable Interest Payment Date means the May 15 and November 15 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Notes dated as of the Issue Date, among the Issuer, Holdings, Am-Pac and the Initial Purchasers and, with respect to any Additional Notes, one or more registration rights agreements between the Issuer and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Issuer to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A bearing the Global Note Legend, the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the applicable Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii) hereof.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S applicable to the Notes.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Secured Obligations” has the meaning assigned thereto in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue and other rights to payment and any other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof.

“Securitization Facility” means any of one or more receivables securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Security Agreement” means the Security Agreement, dated as of the Issue Date, among the Issuer, each Guarantor and The Bank of New York Mellon Trust Company, N.A., as Notes Collateral Agent, as it may be amended from time to time in accordance with this Indenture.

“Senior Indebtedness” means Indebtedness of the Issuer or any Guarantor unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee.

“Senior Secured Leverage Ratio” means, as of the date of determination (the “Senior Secured Leverage Ratio Calculation Date”), the ratio of (a) the Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available that is secured by Liens, less an amount equal to the amount of any cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries as of such date, to (b) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Senior Secured Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Senior Secured Leverage Ratio is made, then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred immediately prior to the end of such most recent fiscal quarter end.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Senior Secured Leverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, merger, amalgamation or consolidation (including the Transactions) which is being given pro forma effect that have been or are expected to be realized).

“Senior Subordinated Note Documents” means the indenture under which the Senior Subordinated Notes are issued and all other instruments, agreements and other documents evidencing the Senior Subordinated Notes or providing for any Guarantee or other right in respect thereof.

“Senior Subordinated Notes” means $200.0 million aggregate principal amount of 11.50% Senior Subordinated Notes due 2018 privately placed by the Issuer and guaranteed by the Guarantors on the Issue Date.

“Shelf Registration Statement” means a Shelf Registration Statement as defined in the applicable Registration Rights Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any business engaged in by the Issuer or any of its Restricted Subsidiaries on the Issue Date, and (b) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Issuer and its Restricted Subsidiaries are engaged on the Issue Date.

“Subordinated Indebtedness” means, with respect to the Notes,

(a) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(b) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(b) any partnership, joint venture, limited liability company or similar entity of which

(i) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(ii) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means each Subsidiary of the Issuer, if any, that Guarantees the Notes in accordance with the terms of this Indenture. On the Issue Date, Am-Pac shall be the only Subsidiary Guarantor.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Issuer or such other Person as may be expressly stated.

“Transaction Agreement” means the Agreement and Plan of Merger, dated as of April 20, 2010, by and among Holdings, Accelerate Holdings Corp., Accelerate Acquisition Corp. and Investcorp International, Inc. (as Stockholders Representative), as the same may be amended prior to the Issue Date.

“Transaction Expenses” means any fees or expenses incurred or paid by the Issuer or any Restricted Subsidiary in connection with the Transactions, including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options.

“Transactions” means the transactions contemplated by the Transaction Agreement, the issuance of the Notes, the issuance of the Senior Subordinated Notes and borrowings under the ABL Facility on the Issue Date and other transactions in connection therewith or incidental thereto.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to June 1, 2013; provided that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).

“Trustee” means The Bank of New York Mellon Trust Company, N.A., as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(b) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(i) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(ii) such designation complies with Section 4.07 hereof; and

(iii) each of (A) the Subsidiary to be so designated and (B) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(a) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test or

(b) the Fixed Charge Coverage Ratio for the Issuer would be equal to or greater than such ratio for the Issuer immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(b) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02 Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10
“Applicable Premium Deficit”	8.04
“Affiliate Transaction”	4.11
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Fixed Charge Coverage Test”	4.07
“incur”	4.09
“Legal Defeasance”	8.02
“Mortgaged Property”	definition of “Real Property Collateral Requirements”
“Note Register”	2.03
“Offer Amount”	3.09
“Offer Period”	3.09
“Pari Passu Indebtedness”	4.10
“Paying Agent”	2.03
“Purchase Date”	3.09
“Redemption Date”	3.01
“Refinancing Indebtedness”	4.09
“Refunding Capital Stock”	4.07
“Registrar”	2.03
“Restricted Payments”	4.07
“Rule 3-16”	13.01
“Second Commitment”	4.10
“Successor Company”	5.01
“Successor Person”	5.01
“Treasury Capital Stock”	4.07

Section 1.03 Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.

The following Trust Indenture Act terms used in this Indenture have the following meanings:

“indenture securities” means the Notes and the Guarantees;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and “obligor” on the Notes and the Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.

Section 1.04 Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including”, “includes” and similar words means including without limitation;

(e) words in the singular include the plural, and in the plural include the singular;

(f) “shall” shall be interpreted to express a command;

(g) provisions apply to successive events and transactions;

(h) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(i) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(j) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(k) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP;

(l) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory purchase price with respect to such Preferred Stock, whichever is greater; and

(m) all references to any interest or other amount payable on or with respect to the Notes shall be deemed to include any Additional Interest.

Section 1.05 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments is delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Issuer may, in the circumstances permitted by the Trust Indenture Act, set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 10 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including DTC, that is a Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and any Person, that is a Holder of a Global Note, including DTC, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h) The Issuer may (but is not required to) fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

ARTICLE 2

THE SECURED NOTES

Section 2.01 Form and Dating; Terms.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be issued initially in minimum denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Following (i) the termination of the Restricted Period and (ii) the receipt by the Trustee of (A) a certification or other evidence in a form reasonably acceptable to the Issuer of non-United States beneficial ownership of 100% of the aggregate principal amount of each Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who shall take delivery of a beneficial ownership interest in a 144A Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof) and (B) an Officer’s Certificate from the Issuer, the Trustee shall remove the Regulation S Temporary Global Note Legend from the Regulation S Temporary Global Note, following which temporary beneficial interests in the Regulation S Temporary Global Note shall automatically become beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures.

The aggregate principal amount of a Regulation S Temporary Global Note and a Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d) Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, Holdings, Am-Pac and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer as provided in Section 4.10 hereof or a Change of Control Offer as provided in Section 4.14 hereof. The Notes shall not be redeemable, other than as provided in Article 3 hereof.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes; provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09 hereof. Any Additional Notes may be issued with the benefit of an indenture supplemental to this Indenture.

(e) Designated Senior Indebtedness. The Obligations of the Issuer and the Guarantors under this Indenture and any Notes issued under this Indenture for unpaid principal and accrued interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate) constitute “Designated Senior Indebtedness” under and as defined in the Senior Subordinated Note Documents.

(f) Euroclear and Clearstream Applicable Procedures. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication. At least one Officer of the Issuer shall execute the Notes on behalf of the Issuer by manual or facsimile signature.

If an Officer of the Issuer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A, by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuer’s Order (an “Authentication Order”), authenticate and deliver the Initial Notes in the aggregate principal amount or amounts specified in such Authentication Order. In addition, at any time, from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes or Exchange Notes (but only upon completion of an Exchange Offer or in a sale under a Shelf Registration Statement) for an aggregate principal amount specified in such Authentication Order for such Additional Notes or Exchange Notes issued or increased hereunder.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03 Registrar and Paying Agent. The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The registered Holder of a Note shall be treated as the owner of the Note for all purposes. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agents. The Issuer initially appoints the Trustee as Paying Agent. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall, to the extent that it is capable, act as such. The Issuer or any of its domestic Subsidiaries may act as Paying Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes representing the Notes.

The Issuer initially appoints the Trustee to act as the Registrar for the Notes and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, interest or Additional Interest, if any, on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05 Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Section 312(a) of the Trust Indenture Act. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Issuer shall otherwise comply with Section 312(a) of the Trust Indenture Act.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor thereto or a nominee of such successor thereto. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Depositary (x) notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, a successor Depositary is not appointed by the Issuer within 120 days, (ii) the Issuer, at its option and subject to the procedures of DTC, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes (although Regulation S Temporary Global Notes may not be exchanged for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt of any certificate required pursuant to Rule 903(b)(3)(ii)(B)), (iii) upon the request of a Holder if there shall have occurred and be continuing a Default or Event of Default or (iv) upon the request of DTC in accordance with customary DTC procedures. Upon the occurrence of any of the preceding events in (i) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (i), (ii) or (iii) above and pursuant to Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person other than pursuant to Rule 144A. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in a Regulation S Temporary Global Note prior to (A) the expiration of the applicable Restricted Period therefor and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B). Upon consummation of an Exchange Offer by the Issuer in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the applicable Letter of Transmittal or in an Agent’s Message delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A) if the transferee shall take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(B) if the transferee shall take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and:

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Participating Broker Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B) such transfer is effected pursuant to a Shelf Registration Statement in accordance with the applicable Registration Rights Agreement;

(C) such transfer is effected by a Participating Broker-Dealer pursuant to an Exchange Offer Registration Statement in accordance with the applicable Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in the second sentence of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(2) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Section 2.06(c)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the applicable Restricted Period therefor and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B), except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in the second sentence of Section 2.06(a) hereof and if:

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the applicable Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Participating Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the applicable Registration Rights Agreement;

(C) such transfer is effected by a Participating Broker-Dealer pursuant to an Exchange Offer Registration Statement in accordance with the applicable Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in the second sentence of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the applicable Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Participating Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B) such transfer is effected pursuant to a Shelf Registration Statement in accordance with the applicable Registration Rights Agreement;

(C) such transfer is effected by a Participating Broker-Dealer pursuant to an Exchange Offer Registration Statement in accordance with the applicable Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of this Section 2.06(d)(ii), the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (ii)(B), (ii)(D) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer shall be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer shall be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C) if the transfer shall be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the applicable Registration Rights Agreement;

(B) any such transfer is effected pursuant to a Shelf Registration Statement in accordance with the applicable Registration Rights Agreement;

(C) any such transfer is effected by a Participating Broker-Dealer pursuant to an Exchange Offer Registration Statement in accordance with the applicable Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Exchange Offer. Upon the occurrence of an Exchange Offer in accordance with the applicable Registration Rights Agreement, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered for acceptance by Persons that certify in the applicable Letters of Transmittal or in an Agent’s Message that (x) they are not Participating Broker-Dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of the Issuer, and accepted for exchange in an Exchange Offer and (ii) Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not Participating Broker-Dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of the Issuer, and accepted for exchange in an Exchange Offer. Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Issuer shall execute and the Trustee shall authenticate and mail to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the applicable principal amount. Any Notes that remain outstanding after the consummation of an Exchange Offer, and Exchange Notes issued in connection with such Exchange Offer, shall be treated as a single class of securities under this Indenture.

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER IF THE ISSUER SO REQUESTS), (2) TO THE ISSUER OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form (with appropriate changes in the last sentence if DTC is not the Depositary):

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS

HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii) (ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14, and 9.05 hereof).

(iii) (iii) The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection or (B) to register the transfer of or to exchange a Note between a Record Date with respect to such Note and the next succeeding Interest Payment Date with respect to such Note.

(iv) Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(v) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii) Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02 hereof, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.

(ix) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07 Replacement Note. If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer, and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor) holds, on a Redemption Date or maturity date, money sufficient to pay Notes (or portions thereof) payable on that date, then on and after that date such Notes (or portions thereof) shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09 Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or a Guarantor or any Affiliate of the Issuer or a Guarantor.

Section 2.10 Temporary Notes. Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11 Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in its customary manner (subject to the record retention requirement of the Exchange Act). Certification of the disposal of all cancelled Notes shall be delivered to the Issuer upon its request therefor. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuer shall promptly notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed any such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Issuer of any such special record date. At least 15 days before any such special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail or cause to be mailed, first-class postage prepaid, to each Holder, with a copy to the Trustee, a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13 CUSIP/ISIN Numbers. The Issuer in issuing the Notes may use CUSIP and ISIN numbers (in each case, if then generally in use) and, if so, the Trustee shall use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall as promptly as practicable notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

ARTICLE 3

REDEMPTION

Section 3.01 Notices to Trustee. If the Issuer elects to redeem Notes pursuant to Section 3.07 hereof, it shall furnish to the Trustee, at least five Business Days before notice of redemption is required to be mailed or cause to be mailed to Holders pursuant to Section 3.03 hereof (or such shorter time as agreed to by the Trustee) but not more than 60 days before the date of redemption (the “Redemption Date”), an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price. This notice may be revoked prior to the date notice is mailed to the Holders.

Section 3.02 Selection of Notes to be Redeemed. If less than all of the Notes are to be redeemed in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed (a) if the Notes are listed on an exchange, in compliance with the requirements of such exchange or (b) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method the Trustee shall deem appropriate. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. No Notes of $2,000 or less can be redeemed or purchased in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03 Notice of Redemption. Subject to Section 3.09 hereof, the Issuer shall deliver electronically or mail or caused to be mailed by first-class mail, postage prepaid, notices of redemption at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with Applicable Procedures, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 hereof. Except as set forth in Section 3.07 hereof, notices of redemption may not be conditional.

The notice shall identify the Notes to be redeemed and shall state:

(a) the Redemption Date;

(b) the redemption price;

(c) if any Definitive Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed shall be issued in the name of the Holder upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h) the CUSIP and ISIN number, if any, printed on the Notes being redeemed and that no representation is made as to the correctness or accuracy of any such CUSIP and ISIN number that is listed in such notice or printed on the Notes; and

(i) if in connection with a redemption pursuant to Section 3.07 hereof, any condition to such redemption.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuer shall have delivered to the Trustee, at least five Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

If the Notes are listed on an exchange, and the rules of such exchange so require, the Issuer shall notify the exchange of any such redemption and, if applicable, of the principal amount of any Notes outstanding following any partial redemption of Notes.

Section 3.04 Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date, unless such redemption is conditioned on the happening of a future event, at the redemption price. The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to deliver such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05 Deposit of Redemption Price.

(a) Prior to 11:00 a.m. (New York City time) on the Redemption Date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on that Redemption Date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

(b) If the Issuer complies with the provisions of the preceding paragraph (a), on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed in Part. Upon surrender of a Definitive Note that is redeemed in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same indebtedness to the extent not redeemed; provided that each new Note shall be in a principal amount of $2,000 and any integral multiple of $1,000 in excess of $2,000. It is understood that, notwithstanding anything to the contrary in this Indenture, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07 Optional Redemption.

(a) At any time prior to June 1, 2013, the Issuer may redeem all or a part of the Notes upon notice in accordance with Section 3.02 and 3.03 hereof, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to, but excluding the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

(b) On or after June 1, 2013, the Issuer may redeem the Notes, upon notice in accordance with Sections 3.02 and Section 3.03 hereof, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but excluding the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on June 1 of each of the years indicated below:

Year	Percentage
2013	107.313%
2014	104.875%
2015	102.438%
2016	100.000%

(c) Until June 1, 2013, the Issuer may, at its option, on one or more occasions, redeem up to 35.0% of the aggregate principal amount of Notes issued under this Indenture at a redemption price equal to 109.750% of the aggregate principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to, but excluding the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds from one or more Equity Offerings to the extent that such net cash proceeds are received by or contributed to the Issuer; provided that (i) at least 50.0% of the sum of the aggregate principal amount of the Notes originally issued under this Indenture on the Issue Date and any Additional Notes issued under this Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; and (ii) each such redemption occurs within 120 days of the date of closing of each such Equity Offering.

(d) Any redemption or notice of redemption pursuant to this Section 3.07 may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, an Equity Offering, other offering or other corporate transaction or event. Notice of any redemption in respect of an Equity Offering may be given prior to the completion thereof.

(e) Except pursuant to clause (a) or (c) of this Section 3.07, the Notes shall not be redeemable at the Issuer’s option prior to June 1, 2013.

(f) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through Section 3.06 hereof.

Section 3.08 Mandatory Redemption. The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09 Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10 hereof, the Issuer shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(b) The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, Pari Passu Indebtedness (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and Pari Passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d) Upon the commencement of an Asset Sale Offer, the Issuer shall deliver electronically or send, by first-class mail a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of such Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(v) that any Holder electing to have less than all of the aggregate principal amount of its Notes purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in an amount not less than $2,000;

(vi) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least two Business Days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the close of business on the expiration date of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii) that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the holders thereof exceeds the Offer Amount, the Trustee shall select the Notes and the Issuer shall select such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in an amount not less than $2,000 are purchased); and

(ix) that Holders whose certificated Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e) On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis as described in clause (d)(viii) of this Section 3.09, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f) The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

(g) Prior to 11:00 a.m. (New York City time) on the purchase date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the purchase price of and accrued and unpaid interest on all Notes to be purchased on that purchase date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the purchase price of, and accrued and unpaid interest on, all Notes to be redeemed.

Other than as specifically provided in this Section 3.09 or Section 4.10 hereof, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof, and references therein to “redeem,” “redemption” and similar words shall be deemed to refer to “purchase,” “repurchase” and similar words, as applicable.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes. The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor, holds as of 11:00 a.m. New York City time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Issuer shall pay all Additional Interest, if any, in the same manner on the dates and in the amounts set forth in the applicable Registration Rights Agreement.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; the Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency. The Issuer shall maintain the offices or agencies (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) required under Section 2.03 hereof where Notes may be surrendered for registration of transfer or for exchange or presented for payment and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain such offices or agencies as required by Section 2.03 hereof for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office as one such office or agency of the Issuer in accordance with Section 2.03 hereof.

Section 4.03 Reports and Other Information.

(a) Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer shall file with the SEC (and make available to the Trustee and Holders (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Issue Date,

(i) within 90 days after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form; and

(iii) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form,

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Issuer shall not be so obligated to file such reports with the SEC (i) if the SEC does not permit such filing or (ii) prior to consummation of the Exchange Offer or effectiveness of the Shelf Registration Statement with respect to the Initial Notes, in which event the Issuer shall make available such information to prospective purchasers of Notes, in addition to providing such information (subject, in the case of required financial information, to exceptions consistent with the presentation of financial information in the Offering Memorandum) to the Trustee and the Holders, in each case within 15 days after the applicable time the Issuer would be required to file such information with the SEC, pursuant to the immediately preceding sentence. To the extent not satisfied by the foregoing, for so long as any Notes are outstanding, the Issuer shall furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Any report required to be delivered under clause (ii) of this Section 4.03(a) prior to the first date of delivery of a report pursuant to clause (i) of this Section 4.03(a) following the Issue Date shall not be required to contain all purchase accounting adjustments relating to the Transactions to the extent it is not practicable to include any such adjustments in such report.

(b) The Issuer shall be permitted to satisfy its obligations under this Section 4.03 with respect to financial information relating to the Issuer by furnishing financial information relating to Holdings (or any parent entity of Holdings) as long as Holdings (or any such parent entity of Holdings) provides a Guarantee of the Notes; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand.

(c) Notwithstanding the foregoing, such requirements of this Section 4.03 shall be deemed satisfied prior to the commencement of the Exchange Offer or the effectiveness of the Shelf Registration Statement for the Initial Notes by (1) the filing with the SEC of the Exchange Offer Registration Statement or the Shelf Registration Statement (or any other similar registration statement), and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act, subject to exceptions consistent with the presentation of financial information in the Offering Memorandum, to the extent filed within the time specified above, or (2) by posting on its website or providing to the Trustee by the applicable date the Issuer would be required to file such information as specified above, the financial information (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in the Offering Memorandum, to the extent posted within the times specified above.

(d) Notwithstanding anything to the contrary herein, the financial information for the fiscal quarter ended July 3, 2010 shall not be required to comply with Regulation S-X so long as it is prepared in a manner consistent with the financial information provided in the Offering Memorandum or include any purchase accounting adjustments or financial statement footnotes.

(e) Notwithstanding anything herein to the contrary, the Issuer shall not be deemed to have failed to comply with any of its obligations under this Section 4.03 for purposes of clause (c) of Section 6.01 hereof until 90 days after the date any report is due under this Section 4.03.

Section 4.04 Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date (or 30 days after such later date as specified in Section 4.03(a)(i)), a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer and its Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuer and its Restricted Subsidiaries have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture during such fiscal year and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b) When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Issuer or any Restricted Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Issuer shall promptly (which shall be no more than five Business Days after becoming aware of such Default) deliver to the Trustee by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such event and what action the Issuer proposes to take with respect thereto.

Section 4.05 Taxes. The Issuer shall pay or discharge, and shall cause each of its Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders.

Section 4.06 Stay, Extension and Usury Laws. The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture and the Notes; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and (to the extent that they may lawfully do so) covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation, other than:

(A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent company of the Issuer, including in connection with any merger, amalgamation or consolidation;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor, other than:

(A) Indebtedness permitted under clauses (vii) and (viii) of Section 4.09(b) hereof; or

(B) the purchase, repurchase or other acquisition of such Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof (the “Fixed Charge Coverage Test”); and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (i), (ii) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only), (vi)(C), (ix) and (xiv) of Section 4.07(b) hereof, but excluding all other Restricted Payments permitted by Section 4.07(b) hereof), is less than the sum of (without duplication):

(1) 50.0% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning on April 4, 2010 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

(2) 100.0% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Issuer since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (xii)(A) of Section 4.09(b) hereof) from the issue or sale of:

(i)(A) Equity Interests of the Issuer, including Treasury Capital Stock, but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employees, directors, officers, managers, distributors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any direct or indirect parent company of the Issuer or any of the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iv) of Section 4.07(b) hereof; and

(y) Designated Preferred Stock; and (B) to the extent such net cash proceeds are actually contributed to the Issuer, Equity Interests of any direct or indirect parent company of the Issuer (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such company or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iv) of Section 4.07(b) hereof); or

(ii) debt securities of the Issuer that have been converted into or exchanged for such Equity Interests of the Issuer; provided that this clause (B) shall not include the proceeds from (W) Refunding Capital Stock, (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(3) 100.0% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (xii)(A) of Section 4.09(b) hereof) (other than by a Restricted Subsidiary and other than any Excluded Contributions); plus

(4) 100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries (other than by the Issuer or a Restricted Subsidiary) and repayments of loans or advances which constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (vii) or (xi) of Section 4.07(b) hereof or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(5) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (which, if the fair market value of such Investment shall exceed $15.0 million, shall be determined by the board of directors of the Issuer whose resolution with respect thereto shall be delivered to the Trustee) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (vii) or (xi) of Section 4.07(b) hereof or to the extent such Investment constituted a Permitted Investment.

(b) The foregoing provisions of Section 4.07(a) hereof shall not prohibit:

(i) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Indenture;

(ii) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Issuer or any Equity Interests of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent contributed to the Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (B) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this Section 4.07(b), the declaration and payment of dividend on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii) the defeasance, redemption, repurchase, exchange or other acquisition or retirement of (1) Subordinated Indebtedness of the Issuer or a Subsidiary Guarantor made by exchange for, or out of the proceeds of a sale made within 90 days of, new Indebtedness of the Issuer or a Subsidiary Guarantor or (2) Disqualified Stock of the Issuer or a Subsidiary Guarantor made by exchange for, or out of the proceeds of a sale made within 90 days of, Disqualified Stock of the Issuer or a Subsidiary Guarantor, that, in each case, is incurred in compliance with Section 4.09 hereof so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any reasonable tender premium, defeasance costs and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, exchanged, acquired or retired;

(C) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired; and

(D) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired;

(iv) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent company of the Issuer held by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Issuer or any direct or indirect parent company of the Issuer in connection with such repurchase, retirement or other acquisition), including any Equity Interest rolled over by management of the Issuer or any direct or indirect parent company of the Issuer in connection with the Transactions; provided that the aggregate amount of Restricted Payments made under this clause does not exceed $5.0 million in the first fiscal year following the Issue Date (which amount shall be increased by $1.0 million each fiscal year thereafter and, if applicable, shall be increased to $10.0 million following the consummation of an underwritten public Equity Offering) (with unused amounts in any fiscal year being carried over to succeeding fiscal years); provided, further, that each of the amounts in any fiscal year under this clause may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, the cash proceeds from the sale of Equity Interests of any direct or indirect parent company of the Issuer, in each case to any future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (C) of Section 4.07(a)(iv) hereof; plus

(B) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (iv); and provided, further, that cancellation of Indebtedness owing to the Issuer from any future, present or former employees, directors, officers, managers or consultants of the Issuer (or their respective Controlled Investment Affiliates or Immediate Family Members), any direct or indirect parent company of the Issuer or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies shall not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(v) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 4.09 hereof to the extent such dividends are included in the definition of “Fixed Charges”;

(vi) (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer or any of its Restricted Subsidiaries after the Issue Date;

(B) the declaration and payment of dividends to any direct or indirect parent company of the Issuer, the proceeds of which shall be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by such parent company after the Issue Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii) of this Section 4.07(b);

provided, in the case of each of (A), (B) and (C) of this clause (vi), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test under Section 4.09(a);

(vii) Investments in Unrestricted Subsidiaries taken together with all other Investments made pursuant to this clause (vii) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of (a) $20.0 million and (b) 1.25% of Total Assets;

(viii) payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes;

(ix) the declaration and payment of dividends on the Issuer’s common stock (or the payment of dividends to any direct or indirect parent company of the Issuer to fund a payment of dividends on such company’s common stock), following the first public offering of the Issuer’s common stock or the common stock of any direct or indirect parent company of the Issuer after the Issue Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(x) Restricted Payments in an amount equal to the amount of Excluded Contributions previously received;

(xi) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xi) not to exceed the greater of (a) $40.0 million and (b) 2.5% of Total Assets;

(xii) distributions or payments of Securitization Fees;

(xiii) any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by Section 4.11 hereof;

(xiv) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under Section 4.10 and Section 4.14 hereof; provided that all Notes validly tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(xv) the declaration and payment of dividends or distributions by the Issuer to, or the making of loans to, any direct or indirect parent company of the Issuer in amounts required for any direct or indirect parent company of the Issuer to pay, in each case without duplication,

(A) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(B) foreign, federal, state and local income and similar taxes, to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent company;

(C) customary salary, bonus and other benefits payable to employees, directors, officers and managers of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries, including the Issuer’s proportionate share of such amounts relating to such parent entity being a public company;

(D) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries, including the Issuer’s proportionate share of such amounts relating to such parent entity being a public company;

(E) fees and expenses other than to Affiliates of the Issuer related to any unsuccessful equity or debt offering of such parent company;

(F) amounts payable pursuant to the Management Fee Agreement, (including any amendment thereto so long as any such amendment is not materially disadvantageous in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole, as compared to the Management Fee Agreement as in effect on the Issue Date), solely to the extent such amounts are not paid directly by the Issuer or its Subsidiaries;

(G) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer or any direct or indirect parent company of the Issuer;

(H) to finance Investments that would otherwise permitted to be made pursuant to this Section 4.07 if made by the Issuer; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Issuer or one of its Restricted Subsidiaries or (2) the merger or amalgamation of the Person formed or acquired into the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by Section 5.01 hereof) in order to consummate such Investment, (C) such direct or indirect parent company and its Affiliates (other than the Issuer or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture, (D) any property received by the Issuer shall not increase amounts available for Restricted Payments pursuant to clause (C) of Section 4.07(a)(iv) hereof and (E) such Investment shall be deemed to be made by the Issuer or such Restricted Subsidiary pursuant to another provision of this Section 4.07(b) (other than pursuant to clause (x) of this Section 4.07(b)) or pursuant to the definition of “Permitted Investments” (other than clause (i) thereof); and

(I) amounts that would be permitted to be paid by the Issuer under clauses (iv), (vii), (xii) and (xiii) (but, in the case of clause (xiii), only in respect of indemnities and expenses) of Section 4.11(b); provided that the amount of any dividend or distribution under this clause (xv)(I) to permit such payment shall reduce Consolidated Net Income of the Issuer to the extent, if any, that such payment would have reduced Consolidated Net Income of the Issuer if such payment had been made directly by the Issuer and increase (or, without duplication of any reduction of Consolidated Net Income, decrease) EBITDA to the extent, if any, that Consolidated Net Income is reduced under this clause (xv)(I) and such payment would have been added back to (or, to the extent excluded from Consolidated Net Income, would have been deducted from) EBITDA if such payment had been made directly by the Issuer, in each case, in the period such payment is made;

(xvi) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Cash Equivalents);

(xvii) dividends or distributions to Holdings in order to defease, redeem, repurchase, exchange or otherwise acquire or retire Holdings’ 13% Senior Discount Notes due 2013; and

(xviii) payments in an amount not to exceed $25.0 million for the redemption, repurchase or other acquisition or retirement of the Senior Subordinated Notes; provided that after giving pro forma effect to such redemption, repurchase or other acquisition or retirement, the Senior Secured Leverage Ratio would be no greater than 3.50 to 1.00, provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (xi) and (xvi) of this Section 4.07(b), no Default shall have occurred and be continuing or would occur as a consequence thereof;

(c) As of the Issue Date, all of the Issuer’s Subsidiaries shall be Restricted Subsidiaries. The Issuer shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the next to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 4.07(a) hereof or under clause (vii), (x) or (xi) of

Section 4.07(b), or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Indenture.

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(i) (A) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(B) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries that is a Guarantor;

(ii) make loans or advances to the Issuer or any of its Restricted Subsidiaries that is a Guarantor; or

(iii) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries,

(b) The restrictions in Section 4.08(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the ABL Facility and the related documentation and Hedging Obligations, the Senior Subordinated Notes and the related indenture;

(ii) this Indenture, the Notes and the guarantees thereof;

(iii) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature discussed in clause (iii) of Section 4.08(a) hereof on the property so acquired;

(iv) applicable law or any applicable rule, regulation or order;

(v) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Issuer or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(vi) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(vii) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 and Section 4.12 hereof that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(viii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of Section 4.09 hereof;

(x) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(xi) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(xii) restrictions created in connection with any Qualified Securitization Facility that, in the good faith determination of the Issuer are necessary or advisable to effect such Qualified Securitization Facility;

(xiii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(xiv) any encumbrance or restriction with respect to a Subsidiary Guarantor or a Foreign Subsidiary or Securitization Subsidiary which was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Issuer or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(xv) other Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred subsequent to the Issue Date pursuant to Section 4.09; provided that, in the judgment of the Issuer, such incurrence shall not materially impair the Issuer’s ability to make payments on the Notes when due; and

(xvi) any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of Section 4.08(a) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xv) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 4.09 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries for the Issuer’s most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors of the Notes shall not exceed $40.0 million at any one time outstanding.

(b) The provisions of Section 4.09(a) hereof shall not apply to:

(i) the incurrence of Indebtedness pursuant to Credit Facilities by the Issuer or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided that the aggregate principal amount of such Indebtedness outstanding pursuant to this Section 4.09(b)(i) without duplication, does not exceed an amount equal to the greater of (A) $550.0 million and (B) the Borrowing Base at the time such debt is incurred;

(ii) (A) the incurrence by the Issuer and any Subsidiary Guarantor of Indebtedness represented by the Notes (including any guarantee thereof) and the exchange notes and related exchange guarantees to be issued in exchange for the Notes and the guarantees thereof pursuant to the Registration Rights Agreement (but excluding any Additional Notes) and (B) the incurrence by the Issuer and any Subsidiary Guarantor of the Senior Subordinated Notes (including any guarantee thereof);

(iii) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (i) and (ii) of this Section 4.09(b)) and for purposes of clause (xiii) below, (vii) through (ix) and any of the Issuer’s Floating Rate Notes due 2012 or 10  3/4 Senior Notes due 2013 outstanding on the Issue Date);

(iv) Indebtedness (including Capitalized Lease Obligations) and Disqualified Stock incurred or issued by the Issuer or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary, to finance the purchase, lease or improvement of property (real or personal), equipment or other assets, including assets that are used or useful in a Similar

Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred or issued and outstanding under this clause (iv), not to exceed the greater of (A) $45.0 million and (B) 2.5% of Total Assets (in each case, determined at the date of incurrence) at any time outstanding;

(v) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(vi) Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of the Issuer, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (vi));

(vii) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is expressly subordinated in right of payment to the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(viii) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Subsidiary Guarantor; provided, further, that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(ix) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock not permitted by this clause;

(x) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred under this Indenture, exchange rate risk or commodity pricing risk;

(xi) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Issuer or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business;

(xii) (A) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (C)(2) and (C)(3) of Section 4.07(a)(iv) hereof to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.07(b) hereof or to make Permitted Investments (other than Permitted Investments specified in clause (a) and (c) of the definition thereof) and (B) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xii)(B), does not at any one time outstanding exceed the greater of (x) $70.0 million and (y) 4.75% of Total Assets (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xii)(B) shall cease to be deemed incurred or outstanding for purposes of this clause (xii)(B) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a) hereof without reliance on this clause (xii)(B));

(xiii) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness, the issuance by the Issuer or any Restricted Subsidiary of Disqualified Stock or the issuance by any Restricted Subsidiary of Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 4.09(a) hereof and clauses (ii), (iii), (iv) and (xii)(A) of this Section 4.09(b), this clause (xiii) and clauses (xiv) and (xxiv) of this Section 4.09(b) or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;

(B) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated to the Notes or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(C) shall not include:

(1) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness or Disqualified Stock of the Issuer;

(2) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor; or

(3) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(4) and, provided, further, that subclause (A) of this clause (xiii) shall not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Secured Indebtedness.

(xiv) (A) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred or issued to finance an acquisition or (B) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that in the case of (A) and (B), after giving effect to such acquisition, merger, amalgamation or consolidation either

(1) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(2) the Fixed Charge Coverage Ratio for the Issuer is greater than immediately prior to such acquisition, merger, amalgamation or consolidation and is at least 1.75:1;

(xv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(xvi) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to Credit Facilities that is incurred under clause (i) of this Section 4.09(b), in a principal amount not in excess of the stated amount of such letter of credit;

(xvii) (A) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture, or

(B) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such guarantee is incurred in accordance with Section 4.15 hereof;

(xviii) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future, present or former employees, directors, officers, managers and consultants thereof, their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in clause (iv) of Section 4.07(b) hereof;

(xix) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xx) Indebtedness in respect of Bank Products provided by banks or other financial institutions to the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(xxi) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(xxii) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(xxiii) (A) the incurrence of Indebtedness of Foreign Subsidiaries of the Issuer in an amount not to exceed at any one time outstanding, 5.0% of the Foreign Subsidiary Total Assets and (B) the incurrence of Indebtedness of any Foreign Subsidiary or Subsidiaries of the Issuer in an amount not to exceed at any one time outstanding the Borrowing Base of such Foreign Subsidiary or Subsidiaries; provided that any Indebtedness incurred under this clause (B) shall only be permitted to be used for working capital purposes of such Foreign Subsidiary or Subsidiaries;

(xxiv) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred or issued to finance or assumed in connection with an acquisition in a principal amount not to exceed $20.0 million in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred or issued under this clause (xxiv) (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xxiv) shall cease to be deemed incurred, issued or outstanding for purposes of this clause (xxiv) but shall be deemed incurred for the purposes of Section 4.09(a) hereof from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 4.09(a) hereof without reliance on this clause (xxiv)); and

(xxv) Indebtedness of the Issuer or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business.

(c) For purposes of determining compliance with this Section 4.09:

(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (i) through (xxv) of Section 4.09(b) hereof or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Issuer, in its sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under Section 4.09(a) hereof; provided that all Indebtedness outstanding under the ABL Facility on the Issue Date shall be treated as incurred on the Issue Date under clause (i) of Section 4.09(b) hereof; and

(ii) at the time of incurrence, the Issuer shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 4.09(a) and Section 4.09(b) hereof.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class shall not be deemed to be an incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (A) the principal amount of such Indebtedness being refinanced plus (B) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Notwithstanding anything to the contrary, the Issuer shall not, and shall not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Subsidiary Guarantor, as the case may be.

This Indenture shall not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 4.10 Asset Sales.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to consummate an Asset Sale, unless:

(i) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (such fair market value to be determined by the Issuer at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(ii) except in the case of a Permitted Asset Swap, at least 75.0% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(A) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all applicable creditors in writing;

(B) any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into Cash Equivalents (to the extent of the Cash Equivalents received) within 180 days following the closing of such Asset Sale; and

(C) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 3.25% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

(b) Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(i) to reduce indebtedness as follows:

(A) If the assets subject of such Asset Sale constitute Notes Collateral, to permanently reduce (or offer to reduce) Obligations under the Notes and any Additional Parity Debt on a pro rata basis, provided that all reductions of or offers to reduce Obligations under the Notes shall be made as provided under Section 3.07 hereof or through open-market purchases (to the extent such purchases are at or above 100.0% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth in Section 3.09 and Section 4.10(c) hereof) to all Holders to purchase their Notes at 100.0% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes to be repurchased; or

(B) If the assets subject of such Asset Sale do not constitute Notes Collateral, but constitute collateral for other Senior Indebtedness, which Lien is permitted by this Indenture, to reduce Obligations under such other Senior Indebtedness that is secured by a Lien, which Lien is permitted by this Indenture; or

(C) If the assets subject of such Asset Sale do not constitute collateral for any Senior Indebtedness, to permanently reduce (or offer to reduce) Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto), provided that the Issuer shall equally and ratably reduce Obligations under the Notes and any Additional Parity Debt on a pro rata basis, provided that all reductions of or offers to reduce Obligations under the Notes shall be made as provided under Section 3.07 hereof or through open-market purchases (to the extent such purchases are at or above 100.0% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth in Section 3.09 and Section 4.10(c) hereof) to all Holders to purchase their Notes at 100.0% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes to be repurchased; or

(D) If the assets subject of such Asset Sale are the property or assets of a Restricted Subsidiary that is not a Guarantor, to permanently reduce Indebtedness of such Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary; or

(E) If the assets subject of such Asset Sale do not constitute Collateral, to permanently reduce Obligations under the Senior Subordinated Notes in an amount not to exceed 2.0% of Total Assets; provided that after giving pro forma effect to such permanent reduction, the Senior Secured Leverage Ratio would be no greater than 3.50 to 1.00; or

(ii) to make (A) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) capital expenditures or (C) acquisitions of other assets, in the case of each of (A), (B) and (C), used or useful in a Similar Business; provided that the assets (including Capital Stock) acquired with the Net Proceeds of a disposition of Collateral are pledged as Collateral to the extent required under the Collateral Documents (except to the extent the Lien thereon is released by the lenders under the ABL Facility); or

(iii) to make an Investment in (A) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) properties or (C) acquisitions of other assets that, in the case of each of (A), (B) and (C), replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided that the assets (including Capital Stock) acquired with the Net Proceeds of a disposition of Collateral are pledged as Collateral to the extent required under the Collateral Documents (except to the extent the Lien thereon is released by the lenders under the ABL Facility); provided that, in the case of clauses (ii) and (iii) above, a binding commitment entered into not later than such 450th day shall extend the period for such Investment or other payment for an additional 180 days after the end of such 450-day period so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds shall be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within such 180-day period; provided, further, that (x) if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied or (y) such Net Proceeds are not actually so invested or paid in accordance with clauses (ii) or (iii) above by the end of such 180-day period, then such Net Proceeds shall constitute Excess Proceeds on the date of such cancellation or termination, or such 180th day, as applicable.

(c) Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in Section 4.10(b) hereof shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer shall make an offer to all Holders and, if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is in an amount equal to at least $2,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture. The Issuer shall commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $20.0 million by delivering the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days (or such longer period provided above) or with respect to Excess Proceeds of $20.0 million or less.

To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Indenture. If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Issuer shall select such Pari Passu Indebtedness to be purchased on a pro rata basis (with adjustments as needed for selection of authorized minimum denominations) based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero.

(d) Pending the final application of any Net Proceeds pursuant to this Section 4.10, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

(e) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

The provisions of this Section 4.10 may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Section 4.11 Transactions with Affiliates.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $7.5 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(ii) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $15.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) of this Section 4.11(a).

(b) The provisions of Section 4.11(a) hereof shall not apply to the following:

(i) transactions between or among the Issuer or any of its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(ii) Restricted Payments permitted by Section 4.07 hereof and the definition of “Permitted Investments”;

(iii) the payment of management, consulting, monitoring, advisory and other fees and related expenses (including indemnification and other similar amounts) pursuant to the Management Fee Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees and related expenses (including indemnification and similar amounts) accrued in any prior year) and the termination fees pursuant to the Management Fee Agreement, or, in each case, any amendment thereto so long as any such amendment is not materially disadvantageous in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole, as compared to the Management Fee Agreement as in effect on the Issue Date;

(iv) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, current or former employees, directors, officers, managers, distributors or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(v) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(vi) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(vii) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (vii) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole;

(viii) the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses;

(ix) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(x) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any direct or indirect parent company of the Issuer or to any Permitted Holder or to any employee, director, officer, manager, distributor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(xi) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with or any Qualified Securitization Facility;

(xii) payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith;

(xiii) payments and Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Issuer and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Issuer in good faith;

(xiv) investments by any of the Investors in securities of the Issuer or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Investors in connection therewith) so long as (A) the investment is being offered generally to other investors on the same or more favorable terms and (B) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities;

(xv) payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(xvi) payments by the Issuer (and any direct or indirect parent company thereof) and its Subsidiaries pursuant to tax sharing agreements among the Issuer (and any such parent company) and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amount received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(xvii) any lease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor, which is approved by a majority of the disinterested members of the board of directors of the Issuer in good faith; and

(xviii) intellectual property licenses in the ordinary course of business.

Section 4.12 Liens. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures Obligations under any Indebtedness or any related Guarantee of Indebtedness, on any asset or property of the Issuer or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, in each such case to the extent such asset, property, income or profits constitute Collateral, except that, other than as provided in the next paragraph, the foregoing shall not apply to (A) Liens securing the Notes and the related Guarantees (and the Exchange Notes and the related guarantees in respect thereof) and (B) (i) Permitted Liens, (ii) Liens securing (x) Indebtedness and other Obligations permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was incurred pursuant to clause (i) of Section 4.09(b) hereof and (y) obligations of the Issuer or any Subsidiary in respect of any Bank Products or Hedging Obligations provided by any arranger, agent or lender party to any Credit Facility or any Affiliate of such arranger, agent or lender (or any Person that was an arranger, agent or lender or an Affiliate of an arranger, agent or lender at the time the applicable agreements pursuant to which such Bank Products or Hedging Obligations are provided or were entered into); provided, however, that this subclause (B)(ii) shall not permit simultaneous first-priority Liens in respect of such Indebtedness on both the ABL Collateral and the Notes Collateral and (iii) Liens securing Indebtedness permitted to be incurred pursuant to Section 4.09 hereof; provided that, with respect to Liens securing Indebtedness permitted under this subclause (B)(iii), at the time of incurrence and after giving pro forma effect thereto, the Senior Secured Leverage Ratio would be no greater than 3.50 to 1.00.

Notwithstanding anything to the contrary in this Indenture, the Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures Obligations under any Indebtedness or any related Guarantee of Indebtedness (other than Permitted Liens, except for such Permitted Liens as are permitted by clause (f) of the definition thereof in respect of Indebtedness incurred pursuant to Section 4.09(b)(xii)(B) and Section 4.09(b)(xiii) (unless the initial Indebtedness was so permitted to be secured)) on any inventory of the Issuer or its Restricted

Subsidiaries other than (i) pursuant to Indebtedness incurred pursuant Section 4.09(b)(i) and any refinancings thereof; provided that such Indebtedness does not constitute debt securities issued in a capital markets transaction, (ii) obligations of the Issuer or any Restricted Subsidiary in respect of any Bank Products provided by any lender party to any Credit Facility permitted to be secured pursuant to clause (i) of this paragraph or any Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements pursuant to which such Bank Products are provided were entered into) and (iii) Hedging Obligations secured under any Credit Facility permitted to be secured pursuant to clause (i) of this paragraph that are otherwise permitted to be incurred under this Indenture.

Section 4.13 Company Existence. Subject to Article 5 hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its company existence (for the avoidance of doubt the Issuer may convert into a limited liability company; provided that there is a corporate co-issuer entity), and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time); provided that the Issuer shall not be required to preserve the corporate, partnership, limited liability company or other existence of its Restricted Subsidiaries, if the Issuer in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole.

Section 4.14 Offer to Repurchase Upon Change of Control. If a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under Section 3.07 hereof, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Issuer shall send notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Security Register or otherwise in accordance with the Applicable Procedures with the following information:

(a) that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer shall be accepted for payment by the Issuer;

(b) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(c) that any Note not properly tendered shall remain outstanding and continue to accrue interest;

(d) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(e) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(f) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the Paying Agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a facsimile transmission, electronic transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(g) that Holders whose Notes are being purchased only in part shall be issued new Notes and such new Notes shall be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(h) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(i) the other instructions, as determined by the Issuer, consistent with this Section 4.14 that a Holder must follow.

The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (a) the notice is mailed in a manner herein provided and (b) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(j) On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law:

(i) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(iii) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(k) The Issuer shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(l) Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(m) Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06, hereof, and references therein to “redeem,” “redemption” and similar words shall be deemed to refer to “purchase,” “repurchase” and similar words, as applicable.

The provisions of this Section 4.14, and the definition of “Change of Control,” may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Section 4.15 Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. The Issuer shall not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee capital markets debt securities of the Issuer or any Subsidiary Guarantor), other than a Subsidiary Guarantor, a Foreign Subsidiary (except any Foreign Subsidiary that guarantees any Indebtedness of the Issuer under the ABL Facility or capital markets debt securities of the Issuer or any Subsidiary Guarantor) or a Securitization Subsidiary, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

(a) such Restricted Subsidiary, within 30 days after the guarantee of such Indebtedness, executes and delivers a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Subsidiary Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and

(b) such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this covenant shall not be applicable to (i) any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (ii) guarantees of any Qualified Securitization Facility by any Restricted Subsidiary. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 30 day period described in clause (1) above.

Section 4.16 Impairment of Security Interests; Further Assurances.

(a) Subject to the rights of the holders of Permitted Liens, neither the Issuer nor any of the Guarantors shall take any action, or knowingly or negligently omit to take any action, which action or omission might or would or could be reasonably expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the Holders in contravention of the provisions of this Indenture. Notwithstanding the foregoing, the Trustee and the Holders acknowledge and agree that any release of the Liens pursuant to this Indenture and the Collateral Documents shall not be deemed to impair the security under this Indenture and that any Person may rely on such provision in delivering a certificate requesting release so long as all other provisions of this Indenture with respect to such release have been complied with.

(b) Subject to the limitations set forth in the Collateral Documents, the Issuer and each of the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be reasonably required under applicable law, or that the Notes Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Collateral Documents in the Collateral.

Section 4.17 After-Acquired Property. Promptly following the acquisition by the Issuer or any Subsidiary Guarantor of any After-Acquired Property (but subject to the limitations, if applicable, described in Article 13 and the Collateral Documents), the Issuer or such Subsidiary Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and, in the case of interests in real property, certificates and opinions of counsel, as shall be reasonably necessary to vest in the Notes Collateral Agent a perfected security interest in such After-Acquired Property and to have such After-Acquired Property added to the Notes Collateral or the ABL Collateral, as applicable, and thereupon all provisions of this Indenture relating to the Notes Collateral or the ABL Collateral, as applicable, shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

Section 4.18 Insurance. The Issuer and the Guarantors shall, and shall cause each Subsidiary to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts and against such risks, as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies) and (b) all insurance required pursuant to the Collateral Documents (and shall cause the Notes Collateral Agent to be listed as a lenders’ loss payee (together with any other lenders’ loss payee in accordance with the Intercreditor Agreements) on property and casualty policies covering loss or damage to Collateral and as an additional insured on liability policies). The Issuer shall furnish to the Notes Collateral Agent, upon request, information in reasonable detail as to the insurance so maintained. The Issuer shall name the Trustee and the Notes Collateral Agent as a co-loss payee on property and casualty policies and as an additional insured as its interests may appear on the liability policies listed in this Section 4.18.

Section 4.19 Payment for Consent. Neither the Issuer nor any of its Restricted Subsidiaries shall, directly or indirectly, pay or cause to be paid any cash consideration to any Holder for any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered and is paid to all Holders that are QIBs that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, is a Person organized or existing under the laws of the United States, any state thereof, the District of

Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(ii) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under this Indenture, the Notes and the Collateral Documents pursuant to supplemental indenture or other documents or instruments;

(iii) immediately after such transaction, no Default exists;

(iv) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(A) the Successor Company or the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test hereof, or

(B) the Fixed Charge Coverage Ratio for the Issuer would be greater than the Fixed Charge Coverage Ratio for the Issuer immediately prior to such transaction;

(v) each Guarantor, unless it is a Subsidiary Guarantor that is the other party to the transactions described above, in which case Section 5.01(c)(i)(B) shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture, the Notes, the Collateral Documents and the Registration Rights Agreement; and

(vi) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indenture, if any, comply with this Indenture.

(b) The Successor Company shall succeed to, and be substituted for the Issuer under this Indenture, the Security Documents, the Guarantees and the Notes, as applicable. Notwithstanding clauses (iii) and (iv) of Section 5.01(a) hereof,

(i) any Restricted Subsidiary that is not a Subsidiary Guarantor may consolidate or amalgamate with or merge into or transfer all or part of its properties and assets to the Issuer or any Restricted Subsidiary;

(ii) any Subsidiary Guarantor may consolidate or amalgamate with or merge into or transfer all or part of its properties and assets to the Issuer or a Subsidiary Guarantor (or to a Restricted Subsidiary if that Restricted Subsidiary becomes a Subsidiary Guarantor); and

(iii) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

(c) Subject to Section 10.06 hereof, no Subsidiary Guarantor shall, and the Issuer shall not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) (A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such surviving Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(B) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture, the Collateral Documents and such Guarantor’s related Guarantee pursuant to supplemental indenture or other documents or instruments in a form reasonably acceptable to the Trustee;

(C) immediately after such transaction, no Default exists; and

(D) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indenture, if any, comply with this Indenture; or

(ii) with respect to the Subsidiary Guarantors, the transaction is made in compliance with Section 4.10 hereof.

(d) Subject to Section 10.06 hereof, the Successor Person shall succeed to, and be substituted for, such Guarantor under this Indenture, the Collateral Documents and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may (1) merge or consolidate with or into, wind up into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Issuer, (2) merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Subsidiary Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (3) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor.

(e) Notwithstanding anything to the contrary, the foregoing clauses do not apply to the Transactions or any related transaction occurring on the Issue Date.

Section 5.02 Successor Person Substituted. Upon any consolidation, amalgamation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer or a Guarantor in accordance with Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Issuer or such Guarantor, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Issuer or such Guarantor, as applicable, shall refer instead to the Successor Person and not to the Issuer or such Guarantor, as applicable), and may exercise every right and power of the Issuer or such Guarantor, as applicable, under this Indenture with the same effect as if such successor Person had been named as the Issuer or a Guarantor, as applicable, herein; provided that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Issuer’s assets that meets the requirements of Section 5.01 hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

An “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(b) default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the Notes;

(c) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25.0% in principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (i) or (ii) above) contained in this Indenture, the Notes or the Collateral Documents;

(d) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Holdings, the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by Holdings, the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(i) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(ii) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million or more at any one time outstanding;

(e) failure by Holdings, the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary) (in each case determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03) to pay final judgments aggregating in excess of $25.0 million (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(f) Holdings, the Issuer or any of its Subsidiaries that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) (in each case determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03), pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) generally is not paying its debts as they become due;

(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against Holdings, the Issuer or any of its Subsidiaries that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) (in each case determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03), in a proceeding in which Holdings, the Issuer or any such Subsidiary or such group of Restricted Subsidiaries is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of Holdings, the Issuer or any of its Subsidiaries that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) (in each case determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03), or for all or substantially all of the property of Holdings, the Issuer or any such Subsidiary or such group of Restricted Subsidiaries; or

(iii) orders the liquidation of Holdings, the Issuer or any of its Subsidiaries that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) (in each case determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03);

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(h) the Guarantee of Holdings or any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary) (in each case determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of Holdings or any Guarantor that is a Significant Subsidiary) (or the responsible officers of any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary) (in each case determined as of the most recent consolidated financial statement of the Issuer for a fiscal quarter end), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture; or

(i) with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $50.0 million, any of the Collateral Documents ceases to be in full force and effect, or any of the Collateral Documents ceases to give the Holders the Liens purported to be created thereby, or any of the Collateral Documents is declared null and void or Holdings, the Issuer or any Restricted Subsidiary denies in writing that it has any further liability under any Collateral Document or gives written notice to such effect (in each case (i) other than in accordance with the terms of this Indenture or the terms of the ABL Facility or the Collateral Documents or (ii) unless waived by the requisite lenders under the ABL Facility), except to the extent that any such loss of perfection or priority results from the failure of the Trustee to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents; provided that if a failure of the sort described in this clause (i) is susceptible of cure, no Event of Default shall arise under this clause (i) with respect thereto until 30 days after notice of such failure shall have been given to the Issuer by the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes issued under this Indenture.

Section 6.02 Acceleration. If any Event of Default (other than a type specified in clause (f) or (g) of Section 6.01 hereof) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25.0% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal of and premium, if any, and interest shall be due and payable immediately.

Notwithstanding the foregoing, in the case of an Event of Default arising under clause (f) or (g) of Section 6.01 hereof, all outstanding Notes shall become due and payable immediately without further action or notice. Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interests of the Holders.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of all the Holders rescind any acceleration with respect to the Notes and its consequences under this Indenture except if such rescission would not conflict with any judgment of a court of competent jurisdiction and if all existing Events of Default (except nonpayment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder that has become due solely because of the acceleration) have been cured or waived.

In the event of any Event of Default specified in clause (d) of Section 6.01 hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(a) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(b) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(c) the default that is the basis for such Event of Default has been cured.

Section 6.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults. Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of all the Holders waive any existing Default and its consequences hereunder (except a continuing Default in the payment of the principal of, premium, if any, or interest on, any Note held by a non-consenting Holder) (including in connection with an Asset Sale Offer or a Change of Control Offer). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority. Holders of a majority in principal amount of the then total outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

Section 6.06 Limitation on Suits. Subject to Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(a) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(b) Holders of at least 25.0% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(c) the Holders have offered the Trustee security or indemnity against any loss, liability or expense reasonably satisfactory to the Trustee;

(d) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(e) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Section 6.07 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10 Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11 Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12 Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13 Priorities. If the Trustee or any Agent collects any money or property pursuant to this Article 6 or receives any money from the Notes Collateral Agent as the distribution of proceeds received upon realization of any Collateral, it shall pay out the money in the following order:

(a) to the Trustee, such Agent, their agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee or such Agent and the costs and expenses of collection;

(b) to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(c) to the Issuer or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

Section 6.14 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not investigate or confirm the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02, 6.04 or 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer and its Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office, and such notice references the Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) In the event the Issuer is required to pay Additional Interest, the Issuer shall provide written notice to the Trustee of the Issuer’s obligation to pay Additional Interest no later than 15 days prior to the next Interest Payment Date, which notice shall set forth the amount of the Additional Interest to be paid by the Issuer. The Trustee shall not at any time be under any duty or responsibility to any Holders to determine whether the Additional Interest is payable and the amount thereof.

(k) Delivery of reports, information and documents (including without limitation reports contemplated under Section 4.03 hereof) to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(l) The permissive rights of the Trustee to take certain actions under this Indenture shall not be construed as a duty unless so specified herein.

Section 7.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any of its Affiliates with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults. If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall deliver to Holders a notice of the Default within 90 days after it occurs. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06 Reports by Trustee to Holders. Within 60 days after each May 15, beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) (but if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Trust Indenture Act Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by Trust Indenture Act Section 313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Issuer and filed with the SEC and each stock exchange on which the Notes are listed in accordance with Trust Indenture Act Section 313(d). The Issuer shall promptly notify the Trustee when the Notes are listed on any stock exchange or delisted therefrom.

Section 7.07 Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all out-of-pocket disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee and its officers, directors, employees, agents and any predecessor trustee and its officers, directors, employees and agents for, and hold the Trustee harmless against, any and all loss, damage, claims, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, or liability in connective with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Issuer promptly of any claim of which a Responsible Officer has received written notice for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith.

The obligations of the Issuer under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

To secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(f) or Section 6.01(g)hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of Trust Indenture Act Section 313(b)(2) to the extent applicable.

Section 7.08 Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof or Trust Indenture Act Section 310;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes, at the expense of the Issuer, may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10 Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, together with its parent, a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).

Section 7.11 Preferential Collection of Claims Against Issuer. The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes and all obligations of the Guarantors with respect to the Guarantees upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees, the Collateral released and all Events of Default cured on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

(b) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(d) this Section 8.02.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18 and 4.19 hereof, clauses (iv) and (v) of Section 5.01(a), Section 5.01(c) and 5.01(d) and Article 13 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes may not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and the Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and the Guarantees shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Section 6.01(c) (solely with respect to the covenants that are released upon a Covenant Defeasance), 6.01(d), 6.01(e), 6.01(f) (solely with respect to Restricted Subsidiaries subject thereto), 6.01(g) (solely with respect to Restricted Subsidiaries subject thereto), 6.01(h) and 6.01(i) hereof shall not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(a) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as shall be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the Redemption Date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular Redemption Date, provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purpose of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption (it being understood that any defeasance shall be subject to the condition subsequent that such deficit is in fact paid);

(b) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(i) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(ii) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders and beneficial owners of the Notes shall not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders and beneficial owners of the Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and shall be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the ABL Facility, or any other material agreement or instrument (other than this Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);

(f) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds shall not be subject to the effect of Section 547 of Title 11 of the United States Code;

(g) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(h) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; other Miscellaneous Provisions. Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Issuer. Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

Section 8.07 Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders. Notwithstanding Section 9.02 hereof, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Collateral Documents and any Guarantee or Notes without the consent of any Holder:

(a) to cure any ambiguity, omission, mistake, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) to comply with Section 5.01 hereof;

(d) to provide the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(e) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder;

(f) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(g) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(h) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee hereunder pursuant to the requirements hereof;

(i) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(j) to add a Guarantor under this Indenture;

(k) to conform the text of this Indenture, Guarantees or the Notes to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in such “Description of Notes” section was intended to be a verbatim recitation of a provision of this Indenture, Guarantee or Notes; or

(l) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided that (a) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

Upon the request of the Issuer accompanied by a resolution of its board of directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall have the right, but not be obligated to, enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, neither an Opinion of Counsel nor an Officer’s Certificate shall be required in connection with the addition of a Guarantor under this Indenture (other than as required by Section 4.15 hereof) upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto.

Section 9.02 With Consent of Holders. Except as provided in Section 9.01 and this Section 9.02, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the Guarantees and the Collateral Documents with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes, and, subject to Section 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Collateral Documents or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes). Section 2.08 hereof and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Issuer accompanied by a resolution of its board of directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, the Trustee shall join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder of Notes, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (for the avoidance of doubt, the provisions relating to Section 3.09, Section 4.10 and Section 4.14 hereof are not redemptions of the Notes);

(c) reduce the rate of or change the time for payment of interest on any Note;

(d) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(e) make any Note payable in money other than that stated therein;

(f) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(g) make any change in these amendment and waiver provisions;

(h) impair the right of any Holder to receive payment of principal of, or premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(i) make any change to or modify the ranking of the Notes that would adversely affect the Holders;

(j) except as expressly permitted by this Indenture, modify the Guarantees of Holdings or any Significant Subsidiary in any manner materially adverse to the Holders; or

(k) release the Liens created by the Collateral Documents on all or substantially all the Collateral (other than in accordance with the terms of the ABL Facility or the Collateral Documents or with the consent of the requisite lenders under the ABL Facility).

In addition, without the consent of the Holders of at least 75% in principal amount of Notes then outstanding, no amendment, supplement or waiver may (1) modify any Collateral Document, the Intercreditor Agreements or the provisions in this Indenture dealing with the Collateral or the Collateral Documents that would release all or substantially all of the Collateral from the Liens of the Collateral Documents (except as permitted by the terms of this Indenture, the Collateral Documents and the Intercreditor Agreements) or change or alter the priority of the security interests in the Collateral, (2) make any change in any Collateral Document, any Intercreditor Agreement or the provisions of this Indenture dealing with the Collateral or the Collateral Documents or the application of trust proceeds of the Collateral that would adversely affect the Holders in any material respect or (3) modify the Intercreditor Agreements in any manner adverse to the Holders in any material respect other than in accordance with the terms of this Indenture, Collateral Documents and the Intercreditor Agreements.

Section 9.03 Compliance with Trust Indenture Act. Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies in all material respects with the Trust Indenture Act as then in effect.

Section 9.04 Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.05 Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, etc. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amendment, supplement or waiver until the board of directors of the Issuer approves it. In executing any amendment, supplement or waiver, the Trustee shall be provided with, upon request, and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officer’s Certificate and an Opinion of Counsel each stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03 hereof). Notwithstanding the foregoing, neither an Opinion of Counsel nor an Officer’s Certificate shall be required (other than as required by Section 4.15 hereof) for the Trustee to execute any a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, adding a new Guarantor under this Indenture.

ARTICLE 10

GUARANTEES

Section 10.01 Guarantee. Subject to this Article 10, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally, guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that: (a) the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by full payment of the obligations contained in the Notes and this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any nonpaying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a general secured senior obligation of such Guarantor and shall rank equally in right of payment with all existing and future Senior Indebtedness of such Guarantor, if any.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02 Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance, or similar limitation, for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer, or similar limitation, under applicable law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.03 Execution and Delivery. To evidence its Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by its President or Treasurer, one of its Vice Presidents or one of its Assistant Vice Presidents.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15 hereof, the Issuer shall cause any Restricted Subsidiary to comply with the provisions of Section 4.15 hereof and this Article 10, to the extent applicable.

Section 10.04 Subrogation. Each Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

Section 10.05 Benefits Acknowledged. Each Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 10.06 Release of Guarantees by Subsidiary Guarantors. Each Guarantee by a Subsidiary Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged, and no further action by such Subsidiary Guarantor, the Issuer or the Trustee is required for the release of the such Subsidiary Guarantor’s Guarantee, upon:

(a) (i) any sale, exchange, disposition or transfer (by merger, amalgamation, consolidation or otherwise) of (i) the Capital Stock of such Subsidiary Guarantor, after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Subsidiary Guarantor, in each case if such sale, exchange, disposition or transfer is made in compliance with the applicable provisions of this Indenture;

(ii) the release or discharge of the guarantee by such Subsidiary Guarantor of Indebtedness under a guarantee (other than a guarantee of the ABL Facility) that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Guarantee pursuant to Section 4.15) (notwithstanding the foregoing, a Guarantee provided by a Subsidiary Guarantor on the Issue Date may not be released and discharged pursuant to this Section 10.06(a)(ii));

(iii) the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture; or

(iv) the exercise by the Issuer of its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 hereof or the satisfaction and discharge of the Issuer’s obligations under this Indenture in accordance with the terms of this Indenture; and

(b) such Subsidiary Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

Section 10.07 Release of Guarantee by Holdings. The Guarantee by Holdings shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(a) the exercise by the Issuer of its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 hereof or the satisfaction and discharge of the Issuer’s obligations under this Indenture in accordance with the terms of this Indenture; and

(b) Holdings delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge. This Indenture shall be discharged and shall cease to be of further effect as to all Notes, when either:

(a) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has heretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b) (i) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, shall become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as shall be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purpose of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption (it being understood that any satisfaction and discharge shall be subject to the condition subsequent that such deficit is in fact paid);

(ii) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith) with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit shall not result in a breach or violation of, or constitute a default under the ABL Facility, or any other material agreement or instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(iii) the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and

(iv) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (i) of clause (b) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive such satisfaction and discharge.

Section 11.02 Application of Trust Money. Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12

MISCELLANEOUS

Section 12.01 Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by Trust Indenture Act Section 318(c), the imposed duties shall control.

Section 12.02 Notices. Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer, Holdings, Am-Pac and/or any Guarantor:

American Tire Distributors, Inc.

12200 Herbert Wayne Court, Suite 150

Huntersville, North Carolina 28078

Attention: David Dyckman

Fax No.: 704-992-1451

If to the Trustee:

The Bank of New York Mellon Trust Company, N.A.

10161 Centurion Parkway

Jacksonville, Florida 32256

Fax No.: 904-645-1921

Attention: American Tire Trustee

The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed or sent electronically; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof and, subject to compliance with the Trust Indenture Act, on the final date on which publication is made, if given by publication.

Any notice or communication to a Holder shall be electronically delivered, mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in Trust Indenture Act Section 313(c), to the extent required by the Trust Indenture Act. Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 12.03 Communication by Holders with Other Holders. Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

Section 12.04 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(a) An Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) An Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.05 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof or Trust Indenture Act Section 314(a)(4)) shall comply with the provisions of Trust Indenture Act Section 314(e) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 12.06 Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07 No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their direct or indirect parent companies (other than the Issuer and the Guarantors) shall have any liability, for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.08 Governing Law. THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 12.09 Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by,

directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

Section 12.11 No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.12 Successors. All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06 or Section 10.07 hereof.

Section 12.13 Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.14 Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument.

Section 12.15 Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.16 Qualification of Indenture. The Issuer and the Guarantors shall qualify this Indenture under the Trust Indenture Act in accordance with the terms and conditions of the Registration Rights Agreement and shall pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Issuer, the Guarantors and the Trustee) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes. The Trustee shall be provided with such Officer’s Certificates, Opinions of Counsel or other documentation as is necessary in connection with any such qualification of this Indenture under the Trust Indenture Act.

ARTICLE 13

COLLATERAL DOCUMENTS

Section 13.01 Collateral and Collateral Documents.

(a) The due and punctual payment of the principal of and interest (including Additional Interest, if any) on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (including Additional Interest, if any) on the Notes and performance of all other Indenture Obligations of the Issuer and the Guarantors to the Holders, the Trustee or the Notes Collateral Agent under this Indenture, the Notes, any Hedging Obligations related to the Notes and guarantees thereof (excluding, for the avoidance of doubt, any Hedging Obligations and guarantees thereof secured under the ABL Facility), the Intercreditor Agreements and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure the Notes and such other Obligations, subject to the terms of the Intercreditor Agreements. The Trustee and the Issuer hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral in trust for the benefit of the Notes Collateral Agent, the Trustee and the Holders, in each case pursuant to the terms of the Collateral Documents and the Intercreditor Agreements. Each Holder, by accepting a Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreements, and authorizes and directs the Notes Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith; provided, however, that if any of the provisions of the Collateral Documents limit, qualify or conflict with the duties imposed by the provisions of the Trust Indenture Act, the Trust Indenture Act shall control. The Issuer shall deliver to the Notes Collateral Agent copies of all documents pursuant to the Collateral Documents, and shall do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 13.01, to assure and confirm to the Notes Collateral Agent the security interest in the Collateral contemplated hereby, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Issuer shall, and shall cause the Restricted Subsidiaries of the Issuer to, use its and their commercially reasonable efforts to take any and all actions reasonably required to cause the Collateral Documents to create and maintain, as security for the Indenture Obligations, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreements), in favor of the Notes Collateral Agent for the benefit of the Notes Secured Parties.

(b) Notwithstanding the foregoing,

(i) the Capital Stock of the Restricted Subsidiaries of the Issuer that are owned by the Issuer or any Guarantor (other than the capital stock of the Issuer) shall constitute Notes Collateral only to the extent that such Capital Stock can secure the Notes without Rule 3-16 of Regulation S-X under the Securities Act (“Rule 3-16”) (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency);

(ii) in the event that Rule 3-16 requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Restricted Subsidiary (other than the Issuer) due to the fact that such Subsidiary’s Capital Stock secure the Notes, then the Capital Stock of such Subsidiary shall automatically be deemed not to be part of the Notes Collateral, but only to the extent necessary to not be subject to such requirement (in such event, the Collateral Documents may be amended or modified, without the consent of any Holder of the Notes, to the extent necessary to release the security interests in the shares of Capital Stock and other securities that are so deemed to no longer constitute part of the Notes Collateral); and

(iii) in the event that either Rule 3-16 is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock of such Subsidiary shall automatically be deemed to be a part of the Notes Collateral but only to the extent necessary to not be subject to any such financial statement requirement (in such event, the Collateral Documents may be amended or modified, without the consent of any Holder of Notes, to the extent necessary to subject to the Liens under the Collateral Documents such additional Capital Stock).

(c) In addition to the limitations described in Section 13.01(b), the Notes Collateral shall not include (i) property or assets as to which the Notes Collateral Agent has notified any Guarantor in writing that it has reasonably determined that the costs of obtaining a security interest are excessive in relation to the value of the security to be afforded thereby and (ii) the Excluded Assets.

(d) In the case of any Foreign Subsidiary, the Notes Collateral shall be limited to 100% of the non-voting Capital Stock and 65% of the voting Capital Stock of such Foreign Subsidiaries.

(e) Each Holder of the Notes, by its acceptance of the Notes, (i) consents to the subordination of Liens provided for in the Lien Subordination and Intercreditor Agreement, (ii) agrees that it shall be bound by, and shall take no actions contrary to, the provisions of the Lien Subordination and Intercreditor Agreement and (iii) authorizes and instructs the Noteholder Collateral Agent (as defined in the Lien Subordination and Intercreditor Agreement) on behalf of each holder of Indenture Noteholder Lien Obligations (as defined in the Lien Subordination and Intercreditor Agreement) to enter into the Lien Subordination and Intercreditor Agreement as Noteholder Collateral Agent on behalf of such holders of Indenture Noteholder Lien Obligations. The foregoing provisions of this Section 13.01(e) are intended as an inducement to the holders of Indenture Noteholder Lien Obligations to acquire the Notes and such Holders of Notes are intended third party beneficiaries of such provisions and of the Lien Subordination and Intercreditor Agreement.

(f) In addition, the Issuer and its Subsidiaries shall not be required to obtain any landlord waivers, estoppels or collateral access letters and shall not be required to (i) take actions to perfect by control, other than stock pledges and control agreements relating to ABL Collateral, promissory notes, letter of credit rights and commercial tort claims, in each case in excess of $5 million or (ii) take any actions under any laws outside of the United States to grant, perfect or enforce any security interest.

Section 13.02 Recordings and Opinions. The Issuer shall comply with the provisions of § 314(b) of the Trust Indenture Act following qualification of this Indenture pursuant to the Trust Indenture Act, except to the extent not required as set forth in any SEC regulation or interpretation (including any no-action letter issued by the Staff of the SEC, whether issued to the Issuer or any other Person), subject to the requirements of the Trust Indenture Act. Following such qualification, to the extent the Issuer is required to furnish to the Trustee an Opinion of Counsel pursuant to Trust Indenture Act Section 314(b)(2), the Issuer shall furnish such opinion as required by such Section.

Section 13.03 Release of Collateral.

(a) Subject to Sections 13.03(b) and 13.04 hereof, Collateral may be released from the Lien and security interest created by the Collateral Documents at any time or from time to time in accordance with the provisions of the Collateral Documents, the Intercreditor Agreements or as provided hereby. The Issuer and the Guarantors shall be entitled to a release of property and other assets included in the Collateral from the Liens securing the Notes, and the Trustee (subject to its receipt of an Officer’s Certificate and Opinion of Counsel as provided below) shall release, or instruct the Notes Collateral Agent to release, as applicable, the same from such Liens at the Issuer’s sole cost and expense, under one or more of the following circumstances:

(i) to enable the Issuer or any Guarantor to sell, exchange or otherwise dispose of any of the Collateral to the extent not prohibited under Section 4.10 hereof;

(ii) in the case of a Guarantor that is released from its Guarantee with respect to all of the Notes, the release of the property and assets of such Guarantor;

(iii) to the extent property is subject to a lease, upon termination of the lease;

(iv) pursuant to an amendment or waiver in accordance with Article 9 hereof;

(v) if all of the Notes have been defeased pursuant to Article 8 hereof or satisfied and discharged pursuant to Article 11 hereof; or

(vi) upon payment in full of the principal of, together with accrued and unpaid interest (including Additional Interest, if any) on, all of the Notes and all other Obligations related thereto under this Indenture, the Guarantees and the Collateral Documents with respect thereto, that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including Additional Interest, if any) are paid.

(b) Subject to the provisions contained in the Intercreditor Agreements, in general the second-priority lien on the ABL Collateral securing the Notes shall remain in full force and effect notwithstanding the termination and repayment in full of the ABL Facility and the release by the ABL Agent of the first-priority liens on the ABL Collateral. The second-priority lien on the ABL Collateral securing the Notes shall terminate and be released automatically if the first-priority liens on the ABL Collateral are released by the ABL Agent (unless, at the time of such release of such first-priority liens, an Event of Default shall have occurred and be continuing under this Indenture). Notwithstanding the existence of an Event of Default, the second-priority lien on the ABL Collateral securing the Notes shall also terminate and be released automatically to the extent the first-priority liens on the ABL Collateral are released by the ABL Agent in connection with a sale, transfer or disposition of ABL Collateral that is either not prohibited under this Indenture or occurs in connection with the foreclosure of, or other exercise of remedies with respect to, such ABL Collateral by the ABL Agent (except with respect to any proceeds of such sale, transfer or disposition that remain after satisfaction in full of the ABL Lenders Debt). Notwithstanding the foregoing, in the event of a release of liens by the ABL Agent on all or substantially all of the ABL Collateral (other than in connection with a foreclosure upon or other exercise of rights and remedies by the ABL Agent with respect to such ABL Collateral), no release of the second-priority liens on the ABL Collateral securing the Notes shall be made unless (i) consent to such release has been given by the requisite percentage or number of the holders of the Notes at the time outstanding, in accordance with Section 9.02 hereof, as provided for in the Notes, this Indenture, the Guarantees or the Collateral Documents and (ii) the Issuer has delivered an Officer’s Certificate to the Notes Collateral Agent certifying that all such consents have been obtained. The second priority Liens in the ABL Collateral securing the Notes that otherwise would have been released pursuant to the second sentence of this clause (b) but for the occurrence and continuation of an Event of Default shall be released when such Event of Default and all other Events of Default under this Indenture cease to exist.

(c) Upon receipt of an Officer’s Certificate and an Opinion of Counsel certifying that all conditions precedent under this Indenture and the Collateral Documents (and Section 314(d) of the Trust Indenture Act), if any, to such release have been met and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuer, the Trustee shall, or shall cause the Notes Collateral Agent, to execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Collateral Documents or the Intercreditor Agreements. Neither the Trustee nor the Notes Collateral Agent

shall be liable for any such release undertaken in good faith in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Collateral Document to the contrary, the Trustee and Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

Section 13.04 Permitted Releases Not To Impair Lien; Trust Indenture Act Requirements.

(a) To the extent applicable, the Issuer shall cause § 313(b) of the Trust Indenture Act, relating to reports, and § 314(d) of the Trust Indenture Act, relating to the release of property or securities subject to the Lien of the Collateral Documents, to be complied with.

(b) Any release of Collateral permitted by Section 13.03 hereof shall be deemed not to impair the Liens under this Indenture and the Collateral Documents in contravention thereof. Any certificate or opinion required by § 314(d) of the Trust Indenture Act may be made by an officer or legal counsel, as applicable, of the Issuer except in cases where § 314(d) of the Trust Indenture Act requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the Trustee.

(c) Notwithstanding anything to the contrary in this Section 13.04, the Issuer shall not be required to comply with all or any portion of § 314(d) of the Trust Indenture Act if it determines, in good faith based on the written advice of counsel, a copy of which written advice shall be provided to the Trustee, that under the terms of § 314(d) of the Trust Indenture Act or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of § 314(d) of the Trust Indenture Act is inapplicable to any release or series of releases of Collateral.

Section 13.05 Certificates of the Trustee. In the event that the Issuer wishes to release Collateral in accordance with this Indenture, the Collateral Documents and the Intercreditor Agreements and the Issuer has delivered the certificates and documents required by the Collateral Documents and Section 13.03 hereof, if § 314(d) of the Trust Indenture Act is applicable to such releases (the applicability of which shall be established to the reasonable satisfaction of the Trustee pursuant to Section 13.04 hereof or otherwise), the Trustee shall determine whether it has received all documentation required by § 314(d) of the Trust Indenture Act in connection with such release (which determination may be based upon the Opinion of Counsel hereafter described) and, based on an Opinion of Counsel pursuant to Section 12.04 hereof, shall deliver a certificate to the Notes Collateral Agent setting forth such determination. The Trustee, however, shall have no duty to confirm the legality, genuineness, accuracy, contents or validity of such documents (or any signature appearing therein), its sole duty being to certify its receipt of such documents which, on their face (and assuming that they are what they purport to be), conform to § 314(d) of the Trust Indenture Act.

Section 13.06 Suits To Protect the Collateral. Subject to the provisions of Article 7 hereof and the Intercreditor Agreements, the Trustee in its sole discretion and without the consent of the Holders, on behalf of the Holders, may direct the Notes Collateral Agent to take all actions it deems necessary or appropriate in order to:

(a) enforce any of the terms of the Collateral Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Collateral Documents and the Intercreditor Agreements, the

Trustee shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee, in its sole discretion, may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Lien on the Collateral or be prejudicial to the interests of the Holders or the Trustee). Nothing in this Section 13.06 shall be considered to impose any such duty or obligation to act on the part of the Trustee.

Section 13.07 Authorization of Receipt of Funds by the Trustee Under the Collateral Documents. Subject to the provisions of the Intercreditor Agreements, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 13.08 Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 13 to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

Section 13.09 Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 13 upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any officer or officers thereof required by the provisions of this Article 13; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 13.10 Release Upon Termination of the Issuer’s Obligations. In the event that the Issuer delivers to the Trustee, in form and substance reasonably acceptable to it, an Officer’s Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest (including Additional Interest, if any) on, all of the Notes and all other Obligations under this Indenture, the Guarantees and the Collateral Documents with respect thereto, that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including Additional Interest, if any), are paid or (ii) the Issuer shall have exercised its legal defeasance option or its covenant defeasance option, in compliance with the provisions of Article 8, or its satisfaction and discharge option, in compliance with the provisions of Article 11 hereof, in each case with respect to all of the Notes, the Trustee shall deliver to the Issuer and the Notes Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article 8 and Article 11), and any rights it has under the Collateral Documents, and upon receipt by the Notes Collateral Agent of such notice, the Notes Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done all acts reasonably necessary at the Issuer’s cost to release such Lien as soon as is reasonably practicable.

Section 13.11 Notes Collateral Agent.

(a) The Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints the Notes Collateral Agent as its agent under this Indenture the Collateral Documents and the Intercreditor Agreements and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Collateral Documents and the Intercreditor Agreements and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture, the Collateral Documents and the Intercreditor Agreements, together with such powers as are reasonably incidental thereto. The provisions of this Section 13.11 are solely for the benefit of the Notes Collateral Agent and none of the Trustee, any of the Holders, the Issuer nor any of the Guarantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 13.03. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Collateral Documents and the Intercreditor Agreements, the Notes Collateral Agent shall not have any duties or responsibilities hereunder nor shall the Notes Collateral Agent have or be deemed to have any fiduciary relationship with the Trustee, any Holder or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Collateral Documents and the Intercreditor Agreements or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Indenture, the Notes Collateral Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Notes Collateral Agent is expressly entitled to take or assert under this Indenture, the Collateral Documents and the Intercreditor Agreements, including the exercise of remedies pursuant to Article 6, and any action so taken or not taken shall be deemed consented to by the Trustee and the Holders.

(b) None of the Notes Collateral Agent or any of its Affiliates shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Collateral Document or the Intercreditor Agreements or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any Guarantor, or any officer or Affiliate of any of the foregoing, contained in this or any Indenture, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this or any other Indenture, the Collateral Documents or the Intercreditor Agreements, or the validity, effectiveness, genuineness, enforceability or sufficiency of this or any other Indenture, the Collateral Documents or the Intercreditor Agreements, or for any failure of the Issuer, any Guarantor or any other party to this Indenture, the Collateral Documents or the Intercreditor Agreements to perform its obligations hereunder or thereunder. None of the Notes Collateral Agent or any of its Affiliates shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this or any other Indenture, the Collateral Documents or the Intercreditor Agreements or to inspect the properties, books, or records of the Issuer, any Guarantor or any Guarantor’s Affiliates.

(c) The Notes Collateral Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with the Issuer, any Guarantor and their Affiliates as though it was not the Notes Collateral Agent hereunder and without notice to or consent of the Trustee. The Trustee and the Holders acknowledge that, pursuant to such activities, the Notes

Collateral Agent or its Affiliates may receive information regarding the Issuer, any Guarantor or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Issuer, any such Guarantor or such Affiliate) and acknowledge that the Notes Collateral Agent shall not be under any obligation to provide such information to the Trustee or the Holders. Nothing herein shall impose or imply any obligation on the part of the Notes Collateral Agent to advance funds.

(d) The Notes Collateral Agent is authorized and directed to (i) enter into the Collateral Documents, (ii) enter into the Intercreditor Agreements, (iii) bind the Holders on the terms as set forth in the Collateral Documents and the Intercreditor Agreements and (iv) perform and observe its obligations under the Collateral Documents and the Intercreditor Agreements.

(e) The Trustee agrees that it shall not (and shall not be obliged to), and shall not instruct the Notes Collateral Agent to, unless specifically requested to do so by a majority of the Holders, take or cause to be taken any action to enforce its rights under this Indenture or against the Issuer or any Guarantor, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent.

(f) The Trustee is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Notes Collateral Agent thereof, and, promptly upon the Notes Collateral Agent’s request therefor shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.

(g) The Notes Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by the Issuer or any Guarantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Issuer or any Guarantor’s property constituting collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Collateral Document or the Intercreditor Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Notes Collateral Agent may act in any manner it may deem appropriate, in its sole discretion given the Notes Collateral Agent’s own interest in the Collateral and that the Notes Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(h) No provision of this Indenture, the Intercreditor Agreements or any Collateral Document shall require the Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Notes Collateral Agent) if it shall have reasonable grounds for believing that repayment of such funds is not assured to it.

(i) The Notes Collateral Agent (i) shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers, or for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Notes Collateral Agent was grossly negligent in ascertaining the pertinent facts, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Issuer (and money held in trust by the Notes Collateral Agent need not be segregated from other funds except to the extent required by law), (iii) the Notes Collateral Agent may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.

(j) Neither the Notes Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Notes Collateral Agent nor the Trustee shall be liable for any indirect, special or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

Section 13.12 Designations. Except as provided in the next sentence, for purposes of the provisions hereof and the Intercreditor Agreements requiring the Issuer to designate Indebtedness for the purposes of the term “ABL Lenders Debt” or any other such designations hereunder or under the Intercreditor Agreements, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Issuer by an Officer and delivered to the Trustee, the Notes Collateral Agent and the ABL Agent. For all purposes hereof and the Intercreditor Agreements, the Issuer hereby designates the Obligations pursuant to the ABL Facility as “ABL Lenders Debt.”

Section 13.13 Additional Collateral.

(a) (i) Subject to the limitations set forth or referenced in this Section 13.13, applicable law and any exceptions set forth in the Security Agreement, the Issuer and each Subsidiary Guarantor will cause the issued and outstanding Capital Stock (other than Excluded Capital Stock) of each Subsidiary directly owned by the Issuer or any Subsidiary Guarantor to be subject at all times to a first priority (subject to the Intercreditor Agreements and to other Permitted Liens), perfected Lien in favor of the Notes Collateral Agent pursuant to the terms and conditions of this Indenture and the other Collateral Documents.

(ii) Subject to the limitations set forth or referenced in this Section 13.13, applicable law and any exceptions set forth in the Security Agreement, the Issuer and each Subsidiary Guarantor will cause, except with respect to intercompany Indebtedness, all evidences of Indebtedness for borrowed money in a principal amount in excess of $2,500,000 (individually) that is owing to the Issuer or any Subsidiary Guarantor to be evidenced by a duly executed promissory note and pledged and delivered to the Notes Collateral Agent under the Security Agreement and accompanied by instruments of transfer with respect thereto endorsed in blank.

(iii) Each of the Issuer and each Subsidiary Guarantor agrees that all Indebtedness of Holdings, the Issuer and each of its Subsidiaries that is owing to the Issuer or any Subsidiary Guarantor shall be evidenced by the Intercompany Note, which promissory note shall be required to be pledged and delivered to the Notes Collateral Agent under the Security Agreement and accompanied by instruments of transfer with respect thereto endorsed in blank.

(b) In furtherance of Section 4.16(b), but subject to the limitations set forth or referenced in this Section 13.13, applicable law and any exceptions set forth in the Security Agreement, and without limiting the foregoing, the Issuer and each Subsidiary Guarantor will execute and deliver to the Notes Collateral Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries, as applicable (including the delivery of the Real Property Collateral Requirements), which may be required by law or which the Notes Collateral Agent may, from time to time, reasonably request to carry out the terms and conditions of this Indenture and the other Collateral Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Issuer and the Guarantors, provided, however, that neither the Issuer nor any Subsidiary Guarantor shall be required to grant any security interest or take any action to perfect any security interest under the law of any jurisdiction outside the United States of America.

(c) Subject to the limitations set forth or referred to in this Section 13.13, applicable law and any exceptions set forth in the Security Agreement, if any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Issuer or any Subsidiary Guarantor after the Issue Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Notes Collateral Agent upon acquisition thereof), the Issuer will, as soon as reasonably practicable, notify the Notes Collateral Agent thereof, and, if requested by the Notes Collateral Agent, the Issuer or such Subsidiary Guarantor will cause such assets to be subjected to a Lien securing the Secured Obligations and will take such actions as shall be necessary or reasonably requested by the Notes Collateral Agent to grant and perfect such Liens, including actions described in paragraph (b) of this Section 13.13, all at the expense of the Issuer and the Guarantors.

(d) Notwithstanding anything to the contrary contained in this Indenture, real property required to be mortgaged under the Collateral Documents (i) shall exclude the Miami, Florida and Simi Valley, California real estate and (ii) shall be limited to real property located in the United States of America that is owned in fee by the Issuer or a Subsidiary Guarantor, the cost or book value of which (whichever is greater) at the time of the acquisition thereof (or, in the case of real property owned on the Issue Date), the cost or book value of which (whichever is greater) on the Issue Date is $2,500,000 or more (provided that the cost of perfecting such Lien is not unreasonable in relation to the benefits to the Holders of the security afforded thereby in the reasonable determination of the Issuer and the Notes Collateral Agent).

(e) Notwithstanding anything to the contrary contained herein, the Issuer and the Subsidiary Guarantors shall not be required to include as Collateral any Excluded Assets.

[Signatures on following page]

IN WITNESS WHEREOF, the undersigned have executed this Indenture as of the Closing Date.

AMERICAN TIRE DISTRIBUTORS, INC.

By: /s/ J. Michael Gaither
Name: J. Michael Gaither
Title: Executive Vice President, General Counsel and Secretary

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

By: /s/ J. Michael Gaither
Name: J. Michael Gaither
Title: Executive Vice President, General Counsel and Secretary

AM-PAC TIRE DIST. INC.

By: /s/ J. Michael Gaither
Name: J. Michael Gaither
Title: Vice President and Secretary

[Signature Page to Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By: /s/ Christie Leppert
Name: Christie Leppert
Title: Vice President
Date: May 28, 2010

(Signature Page for Indenture)

EXHIBIT A

[Face of Senior Secured Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [030210 AE8] [U03046 AC0]

ISIN [US030210AE80] [USU03046AC09]

[RULE 144A][REGULATION S] [GLOBAL] NOTE

representing

9.750% Senior Secured Note due 2017

No.

American Tire Distributors, Inc., a Delaware corporation, promises to pay to                      or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Senior Note attached hereto] [of                      United States Dollars] on June 1, 2017.

Interest Payment Dates: June 1 and December 1, commencing on December 1, 2010

Record Dates: May 15 and November 15

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

AMERICAN TIRE DISTRIBUTORS, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

[Back of Senior Secured Note]

9.750% Senior Secured Note due 2017

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest. American Tire Distributors, Inc., a Delaware corporation, promises to pay interest on the principal amount of this Note at a rate per annum of 9.750% from May 28, 2010 until maturity and to pay the Additional Interest, if any, payable pursuant to the Registration Rights Agreement referred to below. The Issuer shall pay interest on this Note semi-annually in arrears on June 1 and December 1 of each year beginning December 1, 2010, or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The Issuer shall make each interest payment to the Holder of record of this Note on the immediately preceding May 15 and November 15 (each, a “Record Date”). Interest on this Note shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including May 28, 2010. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this Note. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) Method of Payment. The Issuer shall pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the Note Register of Holders, provided that (a) all cash payments of principal, premium, if any, and interest on, Notes represented by Global Notes registered in the name of or held by DTC or its nominee shall be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (b) all payments of principal, premium, if any, and interest with respect to certificated Notes shall be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) Paying Agent and Registrar. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Subsidiaries may act in any such capacity.

(4) Indenture. The Issuer issued the Notes under an Indenture, dated as of May 28, 2010 (the “Indenture”), among American Tire Distributors, Inc., American Tire Distributors Holdings, Inc., as a Guarantor, Am-Pac Tire Dist. Inc., as a Subsidiary Guarantor, and the Trustee. This Note is one of a duly authorized issue of notes of the Issuer designated as its 9.750% Senior Secured Notes due 2017. The Issuer shall be entitled to issue Additional Notes in accordance with Sections 2.01, 4.09 and 4.12 of the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The

Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(5) Optional Redemption.

(a) Except as described below under clauses 5(b), 5(c) and 5(d) hereof, the Notes shall not be redeemable at the Issuer’s option.

(b) At any time prior to June 1, 2013, the Issuer may redeem all or a part of the Notes at a redemption price equal to 100.0% of the principal amount of such Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to, but excluding the date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

(c) On or after June 1, 2013, the Issuer may redeem the Notes, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to but excluding the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on June 1 of each of the years indicated below:

Year	Percentage
2013	107.313%
2014	104.875%
2015	102.438%
2016	100.000%

(d) Until June 1, 2013, the Issuer may, at its option, on one or more occasions, redeem up to 35.0% of the aggregate principal amount of Notes issued under this Indenture at a redemption price equal to 109.750% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to, but excluding the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds from one or more Equity Offerings to the extent that such net cash proceeds are received by or contributed to the Issuer; provided that (i) at least 50.0% of the sum of the aggregate principal amount of the Notes originally issued under this Indenture on the Issue Date and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; and (ii) each such redemption occurs within 120 days of the date of closing of each such Equity Offering. Any redemption or notice of redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering, other offering or other corporate transaction event. Notice of any redemption in respect of an Equity Offering may be given prior to the completion thereof. If any Notes are listed on an exchange, and the rules of such exchange so require, the Issuer shall notify the exchange of any such notice of redemption. In addition, the Issuer shall notify the exchange of the principal amount of any Notes outstanding following any partial redemption of Notes.

(e) Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

(6) Mandatory Redemption. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) Notice of Redemption. Subject to Section 3.03 of the Indenture, notice of redemption shall be delivered electronically or mailed by first-class mail at least 30 days but not more than 60 days before the redemption date (except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11 of the Indenture) to each Holder whose Notes are to be redeemed at its registered address. No Notes of less than $2,000 can be redeemed in part, except that if all the Notes of a Holder are to be redeemed, the entire amount of Notes held by such Holder shall be redeemed. On and after the Redemption Date, interest ceases to accrue on this Note or portions thereof called for redemption.

(8) Offers to Repurchase. Upon the occurrence of a Change of Control, the Issuer shall make a Change of Control Offer in accordance with Section 4.14 of the Indenture. In connection with certain Asset Sales, the Issuer shall make an Asset Sale Offer as and when provided in accordance with Sections 3.09 and 4.10 of the Indenture.

(9) Security. In order to secure the Indenture Obligations, the Issuer and the Guarantors have entered into the Collateral Documents. The Indenture Obligations shall be secured by Liens on the Collateral in accordance with the terms and provisions of the Collateral Documents and will be subject to the Intercreditor Agreements.

(10) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

(11) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

(12) Amendment, Supplement and Waiver. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

(13) Defaults and Remedies. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25.0% in principal amount of the then outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency as set forth in the Indenture, all outstanding Notes shall become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of all the Holders waive any existing Default or and its consequences under the Indenture except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the Notes held by a non-consenting Holder. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the

Issuer is required within five Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default and what action the Issuer proposes to take with respect thereto.

(14) Authentication. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

(15) Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes. In addition to the rights provided to Holders under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement, including the right to receive Additional Interest (as defined in the Registration Rights Agreement).

(16) Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE GUARANTEES.

(17) CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to the Issuer at the following address:

American Tire Distributors, Inc.

12200 Herbert Wayne Court, Suite 150

Huntersville, North Carolina 28078

Facsimile: 704-992-1451

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:	_______________________
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[    ] Section 4.10 [    ] Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $            . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Secured Note	Amount of increase in Principal Amount of this Global Secured Note	Principal Amount of this Global Secured Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

American Tire Distributors, Inc.

12200 Herbert Wayne Court, Suite 150

Huntersville, North Carolina 28078

Facsimile: 704-992-1451

Attention: General Counsel

The Bank of New York Mellon Trust Company, N.A.

10161 Centurion Parkway

Jacksonville, Florida 32256

Fax No.: 904-645-1921

Attention: American Tire Trustee

Re:	9.750% Senior Secured Notes due 2017

Reference is hereby made to the Senior Secured Notes Indenture, dated as of May 28, 2010 (the “Indenture”), among American Tire Distributors, Inc., American Tire Distributors Holdings, Inc., as a Guarantor, Am-Pac Tire Dist. Inc., as a Subsidiary Guarantor, and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                     (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $     in such Note[s] or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT 144A GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT REGULATION S GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the applicable Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3. [    ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) [    ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act; or

(b) [    ] such Transfer is being effected to the Issuer or a subsidiary thereof; or

(c) [    ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) [    ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) [    ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) [    ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1. The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note ([CUSIP: ]), or

(ii)	[ ] Regulation S Global Note ([CUSIP: ]), or

(b) [    ] a Restricted Definitive Note.

2. After the Transfer the Transferee shall hold:

[CHECK ONE]

(a) [    ] a beneficial interest in the:

(i)	[ ] 144A Global Note ([CUSIP: ]), or

(ii)	[ ] Regulation S Global Note ([CUSIP: ])or

(iii)	[ ] Unrestricted Global Note ([ ] [ ]); or

(b) [    ] a Restricted Definitive Note; or

(c) [    ] an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

American Tire Distributors, Inc.

12200 Herbert Wayne Court, Suite 150

Huntersville, North Carolina 28078

Facsimile: 704-992-1451

Attention: General Counsel

The Bank of New York Mellon Trust Company, N.A.

10161 Centurion Parkway

Jacksonville, Florida 32256

Fax No.: 904-645-1921

Attention: American Tire Trustee

Re:	9.750% Senior Secured Notes due 2017

Reference is hereby made to the Senior Secured Notes Indenture, dated as of May 28, 2010 (the “Indenture”), among American Tire Distributors, Inc., American Tire Distributors Holdings, Inc., as a Guarantor, Am-Pac Tire Dist. Inc., as a Subsidiary Guarantor, and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                     (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                     in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

a) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for

C-1

a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

a) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued shall continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [    ] 144A Global Note [    ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued shall be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and are dated .

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

C-2

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

Supplemental Indenture (this “Supplemental Indenture”), dated as of                     , among                      (the “Guaranteeing Subsidiary”), a subsidiary of American Tire Distributors, Inc., a Delaware corporation (the “Issuer”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, American Tire Distributors, Inc., American Tire Distributors Holdings, Inc., as a Guarantor, and Am-Pac Tire Dist. Inc., as a Subsidiary Guarantor (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee a Senior Secured Notes Indenture (the “Indenture”), dated as of May 28, 2010, providing for the issuance of an unlimited aggregate principal amount of 9.750% Senior Secured Notes due 2017;

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees as follows:

(a) Along with all other Guarantors named in the Indenture (including pursuant to any supplemental indentures), to jointly and severally unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(i) the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee thereunder shall be promptly paid in full, all in accordance with the terms thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors and the Guaranteeing Subsidiary shall be jointly and severally obligated to pay the same immediately. This is a guarantee of payment and not a guarantee of collection.

(b) The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer or any other Guarantor, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c) The Guaranteeing Subsidiary hereby waives: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever.

(d) This Guarantee shall not be discharged except by full payment of the obligations contained in the Notes, the Indenture and this Supplemental Indenture. The Guaranteeing Subsidiary accepts all obligations applicable to a Guarantor under the Indenture, including Article 10 of the Indenture (which is deemed incorporated in this Supplemental Indenture and applicable to this Guarantee). The Guaranteeing Subsidiary acknowledges that by executing this Supplemental Indenture, it shall become a Guarantor under the Indenture and subject to all the terms and conditions applicable to Guarantors contained therein.

(e) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors (including the Guaranteeing Subsidiary), or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f) The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g) As between the Guaranteeing Subsidiary, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guaranteeing Subsidiary for the purpose of this Guarantee.

(h) The Guaranteeing Subsidiary shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Guarantee.

(i) Pursuant to Section 10.02 of the Indenture, after giving effect to all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, or similar limitation, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 10 of the Indenture, this new Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guarantor under this Guarantee shall not constitute a fraudulent transfer or conveyance, or similar limitation.

(j) This Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes and Guarantee, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Note shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(k) In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(l) This Guarantee shall be a general secured senior obligation of such Guaranteeing Subsidiary, ranking equally in right of payment with all existing and future Senior Indebtedness of the Guaranteeing Subsidiary, if any.

(m) Each payment to be made by the Guaranteeing Subsidiary in respect of this Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(3) Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4) Merger, Consolidation or Sale of All or Substantially All Assets.

(a) Except as otherwise provided in Section 5.01(c) of the Indenture, the Guaranteeing Subsidiary shall not consolidate, amalgamate or merge with or into or wind up into (whether or not such Guaranteeing Subsidiary is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) (A) such Guaranteeing Subsidiary is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guaranteeing Subsidiary) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guaranteeing Subsidiary, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such surviving Guaranteeing Subsidiary or such Person, as the case may be, being herein called the “Successor Person”);

(B) the Successor Person, if other than such Guaranteeing Subsidiary, expressly assumes all the obligations of such Guaranteeing Subsidiary under the Indenture, the Collateral Documents and such Guaranteeing Subsidiary’s related Guarantee pursuant to supplemental indentures or other documents or instruments in a form reasonably acceptable to the Trustee;

(C) immediately after such transaction, no Default exists; and

(D) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures, if any, comply with this Indenture; or

(ii) the transaction is made in compliance with Section 4.10 of the Indenture.

(b) Subject to certain limitations described in the Indenture, the Successor Person shall succeed to, and be substituted for, such Guaranteeing Subsidiary under the Indenture and the Guaranteeing Subsidiary’s Guarantee. Notwithstanding the foregoing, such Guaranteeing Subsidiary may merge or consolidate with or into, wind up into or transfer all or part of its properties and assets to another Guaranteeing Subsidiary or the Issuer.

(5) Releases. The Guarantee of the Guaranteeing Subsidiary shall be automatically and unconditionally released and discharged, and no further action by the Guaranteeing Subsidiary, the Issuer or the Trustee is required for the release of the Guaranteeing Subsidiary’s Guarantee, upon:

(a) (i) any sale, exchange, disposition or transfer (by merger, amalgamation, consolidation or otherwise) of (i) the Capital Stock of such Guaranteeing Subsidiary, after which the applicable Guaranteeing Subsidiary is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guaranteeing Subsidiary, in each case if such sale, exchange, disposition or transfer is made in compliance with the applicable provisions of this Indenture;

(ii) the release or discharge of the guarantee by such Guaranteeing Subsidiary of the guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Guaranteeing Subsidiary would then be required to provide a Guarantee pursuant to Section 4.15 in the Indenture);

(iii) the designation of any Restricted Subsidiary that is a Guaranteeing Subsidiary as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

(iv) the exercise by the Issuer of its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 of the Indenture or the satisfaction and discharge of the Issuer’s obligations under this Indenture in accordance with the terms of the Indenture; and

(b) such Guaranteeing Subsidiary delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

(6) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Guaranteeing Subsidiary (other than the Issuer and the Guarantors) shall have any liability for any obligations of the Issuer or the Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(7) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(8) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(9) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(10) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(11) Subrogation. The Guaranteeing Subsidiary shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by the Guaranteeing Subsidiary pursuant to the provisions of Section 2 hereof and Section 10.01 of the Indenture; provided that, if an Event of Default has occurred and is continuing, the Guaranteeing Subsidiary shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under the Indenture or the Notes shall have been paid in full.

(12) Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(13) Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its Successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

EXHIBIT E

FORM OF INTERCOMPANY SUBORDINATED NOTE

New York, New York

[            ], 2010

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

Reference is made to (i) that certain Fifth Amended and Restated Credit Agreement, dated as of May 28, 2010 (as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among American Tire Distributors, Inc., a Delaware corporation (the “Company”), American Tire Distributors Holdings, Inc., a Delaware corporation (“Holdings”), each subsidiary of the Company from time to time party thereto, the Lenders from time to time parties thereto, Bank of America, N.A. in its capacity as administrative and collateral agent (together with its successors in such capacity, the “Agent” for various financial institutions (“Lenders”), such Lender, General Electric Capital Corporation, as Co-Collateral Agent, and the other parties thereto, (ii) that certain Senior Secured Notes Indenture, dated as of May 28, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”) by and among the Company, Holdings, Am-Pac Tire Dist. Inc., a California corporation, each other Guarantor party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, and in its capacity as noteholder collateral agent, (together with its successors in such capacity, the “Noteholder Collateral Agent”), and (iii) that certain Lien Subordination and Intercreditor Agreement dated as of May 28, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) among Agent, Noteholder Collateral Agent and the Initial Grantors. Capitalized terms used in this intercompany promissory note (this “Note”) but not otherwise defined herein shall have the meanings given to them in the Intercreditor Agreement.

This Note shall be pledged by each Payee that is a Loan Party (as defined in the Credit Agreement) (i) to the Noteholder Collateral Agent, for the benefit of the Noteholder Lien Secured Parties, pursuant to the Noteholder Lien Documents as collateral security for the full and prompt payment when due of, and the performance of, such Payee’s Noteholder Lien Debt and (ii) to the ABL Agent, for the benefit of the ABL Secured Parties, pursuant to the ABL Security Documents as collateral security for the full and prompt payment when due of, and the performance of, such Payee’s ABL Debt Obligations. Each Payee hereby acknowledges and agrees that (i) after the occurrence of and during the continuance of an Event of Default under and as defined in the Noteholder Lien Documents, but subject to the terms of the Intercreditor Agreement and the Collateral Agency Agreement, the Noteholder Collateral Agent may, in addition to the other rights and remedies provided pursuant to the Noteholder Lien Documents and otherwise available to it, exercise all rights of the Loan Party Payees with respect to this Note and (ii) after the occurrence of and during the continuance of an Event of Default under and as defined in the Credit Agreement, but subject to the terms of the Intercreditor Agreement, the ABL Agent may, in addition to the other rights and remedies provided pursuant to the ABL Security Documents and otherwise available to it, exercise all rights of the Loan Party Payees with respect to this Note.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is a Loan Party to any Payee shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Senior Secured Obligations of such Payor to the ABL Secured Parties until the Termination Date (as defined in the Credit Agreement) and to all Senior Secured Obligations of such Payor to the Noteholder Lien Secured Parties until the Termination Date (as defined in that certain Security Agreement, dated as of the date hereof, by and among the Company, each Grantor from time to time party thereto and the Noteholder Collateral Agent); provided that each Payor may make payments to the applicable Payee so long as no Event of Default under and as defined in either the Credit Agreement or the Noteholder Lien Documents shall have occurred and be continuing (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor (except as expressly permitted by the Credit Agreement and the Noteholder Lien Documents), whether or not involving insolvency or bankruptcy, then, if an Event of Default (as defined in either the Credit Agreement or the Noteholder Lien Documents) has occurred and is continuing (x) the holders of Senior Indebtedness shall be irrevocably paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than Hedging Obligations (as defined in the Credit Agreement), Treasury Services Obligations (as defined in the Credit Agreement) or contingent indemnification obligations) before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are irrevocably paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than Hedging Obligations (as defined in the Credit Agreement), Treasury Services Obligations (as defined in the Credit Agreement) or contingent indemnification obligations), any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii) if any Event of Default (as under and defined in either the Credit Agreement or the Noteholder Lien Documents) occurs and is continuing, then no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other Person on its behalf with respect to this Note;

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been irrevocably paid in full in cash (other than Hedging Obligations (as defined in the Credit Agreement), Treasury Services Obligations (as defined in the Credit Agreement) or contingent indemnification obligations), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered in accordance with the Security Documents, subject to the terms of the Intercreditor Agreement; and

(iv) Each Payor agrees to file all claims against each relevant Payee in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Senior Indebtedness, and the Noteholder Collateral Agent and the ABL Agent (together, the “Collateral Agents”) shall be entitled to all of such Payor’s rights thereunder. If for any reason a Payor fails to file such claim at least ten (10) days prior to the last date on which such claim should be filed, such Payor hereby irrevocably appoints each Collateral Agent as its true and lawful attorney-in-fact and each Collateral Agent is hereby authorized to act as attorney-in-fact in such Payor’s name to file such claim or, in such Collateral Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of such Collateral Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the applicable Collateral Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Payor hereby assigns to each of the Collateral Agents all of such Payor’s rights to any payments or distributions to which such Payor otherwise would be entitled. If the amount so paid is greater than such Payor’s liability hereunder, the Collateral Agents shall pay the excess amount to the party entitled thereto under the Intercreditor Agreement and applicable law. In addition, each Payor hereby irrevocably appoints each Collateral Agent as its attorney-in-fact to exercise all of such Payor’s voting rights in connection with any bankruptcy proceeding or any plan for the reorganization of each relevant Payee.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or Payee or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of each Collateral Agent and the other Secured Parties. Each Collateral Agent and the other Secured Parties are obligees under this Note to the same extent as if their names were written herein as such and each Collateral Agent may, on behalf of itself, and the Secured Parties, proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note owed by any Payor that is not a Loan Party shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

It is understood that this Note shall not evidence indebtedness in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and their respective successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any Secured Document or in any other promissory note or other instrument, this Note replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on, before or after the date hereof by any Payee to any other Subsidiary.

From time to time after the date hereof, additional Subsidiaries of the Company may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Note

(each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

By:

Name:
Title:

AMERICAN TIRE DISTRIBUTORS, INC.

By:

Name:
Title:

AM-PAC TIRE DIST. INC.

By:

Name:
Title:

TIRE PROS FRANCORP

By:

Name:
Title:

EXHIBIT F

[FORM OF MORTGAGE]

FIRST MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FINANCING STATEMENT

(Collateral is or includes fixtures)

(To be filed in Real Property Records)

dated as of [As of Date]

by

[MORTGAGOR NAME], as Mortgagor,

to

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Collateral Agent for the benefit of the Secured Parties referred to herein, as Mortgagee

Property:

This Instrument was prepared by the Attorney named below

[in consultation with counsel in the State in which the Property is located]

and, when recorded, recorded counterparts should be returned to:

[Fried, Frank, Harris, Shriver and Jacobson LLP

One New York Plaza

New York, New York 10004

Attn: Ann Tyson]

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS AND SECURES OBLIGATIONS CONTAINING PROVISIONS FOR CHANGES IN INTEREST RATES.

TABLE OF CONTENTS

Page
ARTICLE 1 DEFINITIONS AND INCORPORATION BY REFERENCE	1
Section 1.01 Definitions.	1
Section 1.02 Other Definitions.	38
Section 1.03 Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.	39
Section 1.04 Rules of Construction. Unless the context otherwise requires:	39
Section 1.05 Acts of Holders.	40

ARTICLE 2 THE SECURED NOTES	41
Section 2.01 Form and Dating; Terms.	41
Section 2.02 Execution and Authentication. At least one Officer of the Issuer shall execute the Notes on behalf of the Issuer by manual or facsimile signature.	42

Section 2.03     Registrar and Paying Agent. The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The registered Holder of a Note shall be treated as the owner of the Note for all purposes. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agents. The Issuer initially appoints the Trustee as Paying Agent. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall, to the extent that it is capable, act as such. The Issuer or any of its domestic Subsidiaries may act as Paying Agent or Registrar.

43

Section 2.04     Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, interest or Additional Interest, if any, on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

43

Section 2.05     Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Section 312(a) of the Trust Indenture Act. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Issuer shall otherwise comply with Section 312(a) of the Trust Indenture Act.

44
Section 2.06 Transfer and Exchange.	44

Section 2.07     Replacement Note. If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer, and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.

54

Section 2.08 Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor holds the Note.	55

Section 2.09     Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or a Guarantor or any Affiliate of the Issuer or a Guarantor.

55
Section 2.10 Temporary Notes. Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.	55

Section 2.11     Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in its customary manner (subject to the record retention requirement of the Exchange Act). Certification of the disposal of all cancelled Notes shall be delivered to the Issuer upon its request therefor. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

55

Section 2.12     Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuer shall promptly notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed any such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Issuer of any such special record date. At least 15 days before any such special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail or cause to be mailed, first-class postage prepaid, to each Holder, with a copy to the Trustee, a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

56

Section 2.13     CUSIP/ISIN Numbers. The Issuer in issuing the Notes may use CUSIP and ISIN numbers (in each case, if then generally in use) and, if so, the Trustee shall use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall as promptly as practicable notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

56

ARTICLE 3 REDEMPTION	56

Section 3.01     Notices to Trustee. If the Issuer elects to redeem Notes pursuant to Section 3.07 hereof, it shall furnish to the Trustee, at least five Business Days before notice of redemption is required to be mailed or cause to be mailed to Holders pursuant to Section 3.03 hereof (or such shorter time as agreed to by the Trustee) but not more than 60 days before the date of redemption (the “Redemption Date”), an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price. This notice may be revoked prior to the date notice is mailed to the Holders.

56

Section 3.02     Selection of Notes to be Redeemed. If less than all of the Notes are to be redeemed in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed (a) if the Notes are listed on an exchange, in compliance with the requirements of such exchange or (b) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method the Trustee shall deem appropriate. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.

57

Section 3.03     Notice of Redemption. Subject to Section 3.09 hereof, the Issuer shall deliver electronically or mail or caused to be mailed by first-class mail, postage prepaid, notices of redemption at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with Applicable Procedures, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 hereof. Except as set forth in Section 3.07 hereof, notices of redemption may not be conditional.

57

Section 3.04     Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date, unless such redemption is conditioned on the happening of a future event, at the redemption price. The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to deliver such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption.

58
Section 3.05 Deposit of Redemption Price.	58

Section 3.06     Notes Redeemed in Part. Upon surrender of a Definitive Note that is redeemed in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same indebtedness to the extent not redeemed; provided that each new Note shall be in a principal amount of $2,000 and any integral multiple of $1,000 in excess of $2,000. It is understood that, notwithstanding anything to the contrary in this Indenture, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

58
Section 3.07 Optional Redemption.	59
Section 3.08 Mandatory Redemption. The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.	59
Section 3.09 Offers to Repurchase by Application of Excess Proceeds.	59

ARTICLE 4 COVENANTS	61
Section 4.01 Payment of Notes. The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor, holds as of 11:00 a.m. New York City time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.	61

Section 4.02     Maintenance of Office or Agency. The Issuer shall maintain the offices or agencies (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) required under Section 2.03 hereof where Notes may be surrendered for registration of transfer or for exchange or presented for payment and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office.

62

Section 4.03 Reports and Other Information.	62
Section 4.04 Compliance Certificate.	63
Section 4.05 Taxes. The Issuer shall pay or discharge, and shall cause each of its Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders.	64

Section 4.06     Stay, Extension and Usury Laws. The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture and the Notes; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and (to the extent that they may lawfully do so) covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

64
Section 4.07 Limitation on Restricted Payments.	64
Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.	72
Section 4.09 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.	74
Section 4.10 Asset Sales.	80
Section 4.11 Transactions with Affiliates.	82

Section 4.12     Liens. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures Obligations under any Indebtedness or any related Guarantee of Indebtedness, on any asset or property of the Issuer or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, in each such case to the extent such asset, property, income or profits constitute Collateral, except that, other than as provided in the next paragraph, the foregoing shall not apply to (A) Liens securing the Notes and the related Guarantees (and the Exchange Notes and the related guarantees in respect thereof) and (B) (i) Permitted Liens, (ii) Liens securing (x) Indebtedness and other Obligations permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was incurred pursuant to clause (i) of Section 4.09(b) hereof and (y) obligations of the Issuer or any Subsidiary in respect of any Bank Products or Hedging Obligations provided by any arranger, agent or lender party to any Credit Facility or any Affiliate of such arranger, agent or lender (or any Person that was an arranger, agent or lender or an Affiliate of an arranger, agent or lender at the time the applicable agreements pursuant to which such Bank Products or Hedging Obligations are provided or were entered into); provided, however, that this subclause (B)(ii) shall not permit simultaneous first-priority Liens in respect of such Indebtedness on both the ABL Collateral and the Notes Collateral and (iii) Liens securing Indebtedness permitted to be incurred pursuant to Section 4.09 hereof; provided that, with respect to Liens securing Indebtedness permitted under this subclause (B)(iii), at the time of incurrence and after giving pro forma effect thereto, the Senior Secured Leverage Ratio would be no greater than 3.50 to 1.00.

85

Section 4.13     Company Existence. Subject to Article 5 hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its company existence (for the avoidance of doubt the Issuer may convert into a limited liability company; provided that there is a corporate co-issuer entity), and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time); provided that the Issuer shall not be required to preserve the corporate, partnership, limited liability company or other existence of its Restricted Subsidiaries, if the Issuer in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole.

86

Section 4.14     Offer to Repurchase Upon Change of Control. If a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under Section 3.07 hereof, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Issuer shall send notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Security Register or otherwise in accordance with the Applicable Procedures with the following information:

86

Section 4.15     Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. The Issuer shall not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee capital markets debt securities of the Issuer or any Subsidiary Guarantor), other than a Subsidiary Guarantor, a Foreign Subsidiary (except any Foreign Subsidiary that guarantees any Indebtedness of the Issuer under the ABL Facility or capital markets debt securities of the Issuer or any Subsidiary Guarantor) or a Securitization Subsidiary, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

88
Section 4.16 Impairment of Security Interests; Further Assurances.	88

Section 4.17     After-Acquired Property. Promptly following the acquisition by the Issuer or any Subsidiary Guarantor of any After-Acquired Property (but subject to the limitations, if applicable, described in Article 13 and the Collateral Documents), the Issuer or such Subsidiary Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and, in the case of interests in real property, certificates and opinions of counsel, as shall be reasonably necessary to vest in the Notes Collateral Agent a perfected security interest in such After-Acquired Property and to have such After-Acquired Property added to the Notes Collateral or the ABL Collateral, as applicable, and thereupon all provisions of this Indenture relating to the Notes Collateral or the ABL Collateral, as applicable, shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

89

Section 4.18     Insurance. The Issuer and the Guarantors shall, and shall cause each Subsidiary to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts and against such risks, as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies) and (b) all insurance required pursuant to the Collateral Documents (and shall cause the Notes Collateral Agent to be listed as a lenders’ loss payee (together with any other lenders’ loss payee in accordance with the Intercreditor Agreements) on property and casualty policies covering loss or damage to Collateral and as an additional insured on liability policies). The Issuer shall furnish to the Notes Collateral Agent, upon request, information in reasonable detail as to the insurance so maintained. The Issuer shall name the Trustee and the Notes Collateral Agent as a co-loss payee on property and casualty policies and as an additional insured as its interests may appear on the liability policies listed in this Section 4.18.

89
Section 4.19 Payment for Consent. Neither the Issuer nor any of its Restricted Subsidiaries shall, directly or indirectly, pay or cause to be paid any cash consideration to any Holder for any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered and is paid to all Holders that are QIBs that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.	89

ARTICLE 5 SUCCESSORS	89
Section 5.01 Merger, Consolidation or Sale of All or Substantially All Assets.	89

Section 5.02     Successor Person Substituted. Upon any consolidation, amalgamation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer or a Guarantor in accordance with Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Issuer or such Guarantor, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Issuer or such Guarantor, as applicable, shall refer instead to the Successor Person and not to the Issuer or such Guarantor, as applicable), and may exercise every right and power of the Issuer or such Guarantor, as applicable, under this Indenture with the same effect as if such successor Person had been named as the Issuer or a Guarantor, as applicable, herein; provided that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Issuer’s assets that meets the requirements of Section 5.01 hereof.

91

ARTICLE 6 DEFAULTS AND REMEDIES	92
Section 6.01 Events of Default.	92
Section 6.02 Acceleration. If any Event of Default (other than a type specified in clause (f) or (g) of Section 6.01 hereof) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25.0% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.	94
Section 6.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.	95

Section 6.04     Waiver of Past Defaults. Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of all the Holders waive any existing Default and its consequences hereunder (except a continuing Default in the payment of the principal of, premium, if any, or interest on, any Note held by a non-consenting Holder) (including in connection with an Asset Sale Offer or a Change of Control Offer). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

95
Section 6.05 Control by Majority. Holders of a majority in principal amount of the then total outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.	95
Section 6.06 Limitation on Suits. Subject to Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:	95
Section 6.07 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.	95

Section 6.08     Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

96

Section 6.09     Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

96

Section 6.10     Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

96
Section 6.11 Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.	96

Section 6.12     Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

96
Section 6.13 Priorities. If the Trustee or any Agent collects any money or property pursuant to this Article 6 or receives any money from the Notes Collateral Agent as the distribution of proceeds received upon realization of any Collateral, it shall pay out the money in the following order:	97

Section 6.14     Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

97

ARTICLE 7 TRUSTEE	97
Section 7.01 Duties of Trustee.	97
Section 7.02 Rights of Trustee.	98
Section 7.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any of its Affiliates with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.	99

Section 7.04     Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

99
Section 7.05 Notice of Defaults. If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall deliver to Holders a notice of the Default within 90 days after it occurs. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.	100

Section 7.06     Reports by Trustee to Holders. Within 60 days after each May 15, beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) (but if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Trust Indenture Act Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by Trust Indenture Act Section 313(c).

100

Section 7.07     Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all out-of-pocket disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

100
Section 7.08 Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:	101
Section 7.09 Successor Trustee by Merger, etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.	101
Section 7.10 Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, together with its parent, a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.	102
Section 7.11 Preferential Collection of Claims Against Issuer. The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.	102

ARTICLE 8 LEGAL DEFEASANCE AND COVENANT DEFEASANCE	102
Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes and all obligations of the Guarantors with respect to the Guarantees upon compliance with the conditions set forth below in this Article 8.	102

Section 8.02     Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees, the Collateral released and all Events of Default cured on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

102

Section 8.03     Covenant Defeasance. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18 and 4.19 hereof, clauses (iv) and (v) of Section 5.01(a), Section 5.01(c) and 5.01(d) and Article 13 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes may not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and the Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and the Guarantees shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Section 6.01(c) (solely with respect to the covenants that are released upon a Covenant Defeasance), 6.01(d), 6.01(e), 6.01(f) (solely with respect to Restricted Subsidiaries subject thereto), 6.01(g) (solely with respect to Restricted Subsidiaries subject thereto), 6.01(h) and 6.01(i) hereof shall not constitute Events of Default.

103
Section 8.04 Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:	103

Section 8.05     Deposited Money and Government Securities to be Held in Trust; other Miscellaneous Provisions. Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

104

Section 8.06     Repayment to Issuer. Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

105

Section 8.07     Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

105

ARTICLE 9 AMENDMENT, SUPPLEMENT AND WAIVER	105
Section 9.01 Without Consent of Holders. Notwithstanding Section 9.02 hereof, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Collateral Documents and any Guarantee or Notes without the consent of any Holder:	105

Section 9.02     With Consent of Holders. Except as provided in Section 9.01 and this Section 9.02, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the Guarantees and the Collateral Documents with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes, and, subject to Section 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Collateral Documents or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes). Section 2.08 hereof and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

106
Section 9.03 Compliance with Trust Indenture Act. Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies in all material respects with the Trust Indenture Act as then in effect.	108

Section 9.04     Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

108
Section 9.05 Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.	108

Section 9.06     Trustee to Sign Amendments, etc. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amendment, supplement or waiver until the board of directors of the Issuer approves it. In executing any amendment, supplement or waiver, the Trustee shall be provided with, upon request, and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officer’s Certificate and an Opinion of Counsel each stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03 hereof). Notwithstanding the foregoing, neither an Opinion of Counsel nor an Officer’s Certificate shall be required (other than as required by Section 4.15 hereof) for the Trustee to execute any a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, adding a new Guarantor under this Indenture.

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ARTICLE 10 GUARANTEES	109

Section 10.01  Guarantee. Subject to this Article 10, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally, guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that: (a) the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

109

Section 10.02  Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance, or similar limitation, for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer, or similar limitation, under applicable law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

110
Section 10.03 Execution and Delivery. To evidence its Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by its President or Treasurer, one of its Vice Presidents or one of its Assistant Vice Presidents.	111
Section 10.04 Subrogation. Each Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.	111
Section 10.05 Benefits Acknowledged. Each Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.	111
Section 10.06 Release of Guarantees by Subsidiary Guarantors. Each Guarantee by a Subsidiary Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged, and no further action by such Subsidiary Guarantor, the Issuer or the Trustee is required for the release of the such Subsidiary Guarantor’s Guarantee, upon:	111
Section 10.07 Release of Guarantee by Holdings. The Guarantee by Holdings shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:	112

ARTICLE 11 SATISFACTION AND DISCHARGE	112
Section 11.01 Satisfaction and Discharge. This Indenture shall be discharged and shall cease to be of further effect as to all Notes, when either:	112

Section 11.02  Application of Trust Money. Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

113

ARTICLE 12 MISCELLANEOUS	113
Section 12.01 Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by Trust Indenture Act Section 318(c), the imposed duties shall control.	113
Section 12.02 Notices. Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to the others’ address:	113
Section 12.03 Communication by Holders with Other Holders. Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).	114
Section 12.04 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:	114

Section 12.05 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof or Trust Indenture Act Section 314(a)(4)) shall comply with the provisions of Trust Indenture Act Section 314(e) and shall include:	115
Section 12.06 Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.	115

Section 12.07  No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their direct or indirect parent companies (other than the Issuer and the Guarantors) shall have any liability, for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

115
Section 12.08 Governing Law. THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.	115
Section 12.09 Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.	115
Section 12.10 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.	115
Section 12.11 No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.	116
Section 12.12 Successors. All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06 or Section 10.07 hereof.	116
Section 12.13 Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.	116
Section 12.14 Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument.	116
Section 12.15 Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.	116

Section 12.16  Qualification of Indenture. The Issuer and the Guarantors shall qualify this Indenture under the Trust Indenture Act in accordance with the terms and conditions of the Registration Rights Agreement and shall pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Issuer, the Guarantors and the Trustee) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes. The Trustee shall be provided with such Officer’s Certificates, Opinions of Counsel or other documentation as is necessary in connection with any such qualification of this Indenture under the Trust Indenture Act.

116

ARTICLE 13 COLLATERAL DOCUMENTS	116
Section 13.01 Collateral and Collateral Documents.	116

Section 13.02  Recordings and Opinions. The Issuer shall comply with the provisions of § 314(b) of the Trust Indenture Act following qualification of this Indenture pursuant to the Trust Indenture Act, except to the extent not required as set forth in any SEC regulation or interpretation (including any no-action letter issued by the Staff of the SEC, whether issued to the Issuer or any other Person), subject to the requirements of the Trust Indenture Act. Following such qualification, to the extent the Issuer is required to furnish to the Trustee an Opinion of Counsel pursuant to Trust Indenture Act Section 314(b)(2), the Issuer shall furnish such opinion as required by such Section.

118
Section 13.03 Release of Collateral.	118
Section 13.04 Permitted Releases Not To Impair Lien; Trust Indenture Act Requirements.	120

Section 13.05  Certificates of the Trustee. In the event that the Issuer wishes to release Collateral in accordance with this Indenture, the Collateral Documents and the Intercreditor Agreements and the Issuer has delivered the certificates and documents required by the Collateral Documents and Section 13.03 hereof, if § 314(d) of the Trust Indenture Act is applicable to such releases (the applicability of which shall be established to the reasonable satisfaction of the Trustee pursuant to Section 13.04 hereof or otherwise), the Trustee shall determine whether it has received all documentation required by § 314(d) of the Trust Indenture Act in connection with such release (which determination may be based upon the Opinion of Counsel hereafter described) and, based on an Opinion of Counsel pursuant to Section 12.04 hereof, shall deliver a certificate to the Notes Collateral Agent setting forth such determination. The Trustee, however, shall have no duty to confirm the legality, genuineness, accuracy, contents or validity of such documents (or any signature appearing therein), its sole duty being to certify its receipt of such documents which, on their face (and assuming that they are what they purport to be), conform to § 314(d) of the Trust Indenture Act.

120
Section 13.06 Suits To Protect the Collateral. Subject to the provisions of Article 7 hereof and the Intercreditor Agreements, the Trustee in its sole discretion and without the consent of the Holders, on behalf of the Holders, may direct the Notes Collateral Agent to take all actions it deems necessary or appropriate in order to:	120
Section 13.07 Authorization of Receipt of Funds by the Trustee Under the Collateral Documents. Subject to the provisions of the Intercreditor Agreements, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.	121

Section 13.08  Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 13 to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

121

Section 13.09  Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 13 upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any officer or officers thereof required by the provisions of this Article 13; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

121

Section 13.10  Release Upon Termination of the Issuer’s Obligations. In the event that the Issuer delivers to the Trustee, in form and substance reasonably acceptable to it, an Officer’s Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest (including Additional Interest, if any) on, all of the Notes and all other Obligations under this Indenture, the Guarantees and the Collateral Documents with respect thereto, that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including Additional Interest, if any), are paid or (ii) the Issuer shall have exercised its legal defeasance option or its covenant defeasance option, in compliance with the provisions of Article 8, or its satisfaction and discharge option, in compliance with the provisions of Article 11 hereof, in each case with respect to all of the Notes, the Trustee shall deliver to the Issuer and the Notes Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article 8 and Article 11), and any rights it has under the Collateral Documents, and upon receipt by the Notes Collateral Agent of such notice, the Notes Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done all acts reasonably necessary at the Issuer’s cost to release such Lien as soon as is reasonably practicable.

121

Section 13.11 Notes Collateral Agent.	121

Section 13.12  Designations. Except as provided in the next sentence, for purposes of the provisions hereof and the Intercreditor Agreements requiring the Issuer to designate Indebtedness for the purposes of the term “ABL Lenders Debt” or any other such designations hereunder or under the Intercreditor Agreements, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Issuer by an Officer and delivered to the Trustee, the Notes Collateral Agent and the ABL Agent. For all purposes hereof and the Intercreditor Agreements, the Issuer hereby designates the Obligations pursuant to the ABL Facility as “ABL Lenders Debt.”

124
Section 13.13 Additional Collateral.	124

ARTICLE 1 DEFINITIONS	22
Section 1.01 Definitions. Terms used herein without definition which are defined in the introductory section thereof or in the Indenture or the Collateral Agency Agreement shall have the respective meanings set forth therein, as applicable. The following additional terms, as used herein, have the following meanings:	22

Section 1.02     Interpretation. As used in this Mortgage, the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (i) “including” shall mean “including but not limited to”; (ii) “provisions” shall mean “provisions, terms, covenants and/or conditions”; (iii) “lien” shall mean “lien, charge, encumbrance, security interest, mortgage, deed of trust”; (iv) “obligation” shall mean “obligation, duty, covenant and/or condition”; and (v) “any of the Encumbered Property” shall mean “the Encumbered Property or any part thereof or interest therein.” Any act that the Mortgagee is permitted to perform hereunder may be performed at any time and from time to time by the Mortgagee or any person or entity designated by the Mortgagee. Any act which is prohibited to the Mortgagor hereunder is also prohibited to all lessees of any of the Encumbered Property. Each appointment of the Mortgagee as attorney-in-fact for the Mortgagor under this Mortgage is irrevocable, with power of substitution and coupled with an interest. Subject to the applicable provisions hereof, the Mortgagee has the right to refuse to grant its consent, approval or acceptance or to indicate its satisfaction, in its sole discretion, whenever such consent, approval, acceptance or satisfaction is required hereunder.

26

ARTICLE 2 CONVEYANCE OF ENCUMBERED PROPERTY	27
Section 2.01 Grant. To secure the full and punctual payment of the Finance Obligations in accordance with the terms thereof (including the performance of all of the obligations of the Mortgagor hereunder), the Mortgagor hereby grants, bargains, sells, transfers, sets over, assigns and conveys as security, grants a security interest in, hypothecates, mortgages, pledges and sets over to the Mortgagee, the Encumbered Property, subject only to the Permitted Encumbrances.	27

ARTICLE 3 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE MORTGAGOR	27
Section 3.01 Title.	27
Section 3.02 [Reserved]	28
Section 3.03 [Reserved]	28
Section 3.04 [Reserved]	28
Section 3.05 [Reserved]	28
Section 3.06 [Reserved]	28
Section 3.07 Finance Documents.	28
Section 3.08 Payment of Taxes, Liens and Charges.	28
Section 3.09 Payment of Closing Costs. The Mortgagor shall pay all reasonable costs in connection with, relating to or arising out of the preparation, execution and recording of this Mortgage, including title company premiums and charges, survey costs, recording fees and taxes, attorneys’ fees and disbursements, and all other similar expenses of every kind.	29
Section 3.10 [Reserved]	29

Section 3.11 Insurance. The Mortgagor will keep the Encumbered Property insured against such risks in the manner required by the other Finance Documents.	29
Section 3.12 Casualty; Restoration of Casualty Damage. The Mortgagor shall give the Mortgagee prompt written notice of any fire or other casualty to all or any material portion of the Encumbered Property (a “Casualty”). In the event of a Casualty, the Net Cash Proceeds with respect to any such Casualty shall be paid and applied in accordance with the Finance Documents.	29
Section 3.13 Condemnation/Eminent Domain. The Mortgagor shall notify the Mortgagee promptly upon obtaining knowledge of any pending or threatened condemnation or taking of all or any material portion of the Encumbered Property (a “Condemnation”). In the event of a Condemnation, all Net Cash Proceeds shall be paid and applied in accordance with the Finance Documents.	30
Section 3.14 Assignment of Leases and Rents.	30
Section 3.15 Restrictions on Transfers and Encumbrances. Except as permitted hereby or by the Finance Documents, the Mortgagor shall not directly or indirectly sell, convey, alienate, mortgage, pledge, encumber or create, consent to or suffer the creation of any lien or charge upon any interest in or any part of the Encumbered Property.	31

Section 3.16     Security Agreement. This Mortgage is both a mortgage and grant of real property and a grant of a security interest in personal property, and shall constitute and serve as a “security agreement” within the meaning of the UCC. The Mortgagor hereby grants unto the Mortgagee for the benefit of the Secured Parties a security interest in and to all the Encumbered Property described in this Mortgage that is not real property, and substantially contemporaneously with the recording of this Mortgage, the Mortgagor has filed or will file UCC financing statements, and will file continuation statements prior to the lapse thereof, at the appropriate offices in the state in which the Premises are located and otherwise may be required or advisable to perfect the security interest granted by this Mortgage in all the Encumbered Property that is not real property. The Mortgagor hereby appoints the Mortgagee as its true and lawful attorney-in-fact and agent, for the Mortgagor and in its name, place and stead, in any and all capacities, to execute any document and to file the same in the appropriate offices (to the extent it may lawfully do so), and to perform each and every act and thing requisite and necessary to be done to perfect the security interest hereby granted. The Mortgagee shall have all rights with respect to the part of the Encumbered Property that is the subject of a security interest afforded by the UCC in addition to, but not in limitation of, the other rights afforded the Mortgagee hereunder. The Mortgagor agrees, to the extent permitted by law, that: (i) all of the goods described within the definition of the word “Personal Property” are or are to become fixtures on the Land; (ii) this Mortgage upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” within the meaning of Section 9-502(c) of the UCC; (iii) the Mortgagor is the record owner of the Premises; and (iv) the addresses of Mortgagor and Mortgagee are as set forth in Section 5.02 of this Mortgage. Additionally, this Mortgage shall constitute a financing statement covering fixtures and/or minerals or the like (including oil and gas) and/or accounts resulting from the sale thereof at the wellhead or minehead and, as such, shall be filed for record in the real estate records of each county in which the Land, or any part thereof, is located.

31

Section 3.17     Filing and Recording. The Mortgagor will cause this Mortgage, any other security instrument creating a security interest in or evidencing the lien hereof upon the Encumbered Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and to protect fully the liens and security interests of the Mortgagee hereby granted in and upon the Encumbered Property. The Mortgagor will pay all filing, registration or recording fees, and all expenses incidental to the execution and acknowledgment of this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Encumbered Property, and any instrument of further assurance and all Federal, state, county and municipal recording, documentary or intangible taxes and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery and recording of this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Encumbered Property or any instrument of further assurance.

32

Section 3.18     Further Assurances. Upon demand by the Mortgagee, the Mortgagor will, at the sole cost of the Mortgagor and without expense to the Mortgagee, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, deeds of trust, assignments, notices of assignment, transfers and assurances as the Mortgagee shall from time to time reasonably require as necessary for the assuring, conveying, assigning, transferring and confirming unto the Mortgagee the property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which the Mortgagor may be or may hereafter become bound to convey or assign to the Mortgagee, or for carrying out the intention or facilitating the performance of the terms of this Mortgage, or for filing, registering or recording this Mortgage, and on demand, the Mortgagor will also execute and deliver and hereby appoints the Mortgagee as its true and lawful attorney-in-fact and agent for the Mortgagor and in its name, place and stead, in any and all capacities, to execute and file to the extent it may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments reasonably required by the Mortgagee to evidence or perfect the liens and security interests hereby granted and to perform each and every act and thing requisite and necessary to be done to accomplish the same.

32

Section 3.19     Additions to Encumbered Property. All right, title and interest of the Mortgagor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Encumbered Property hereafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor upon the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by the Mortgagor, shall become subject to the liens and security interests of this Mortgage as fully and completely and with the same effect as though now owned by the Mortgagor and specifically described in the grant of the Encumbered Property above, but at any and all times the Mortgagor will execute and deliver to the Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as the Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the liens and security interests of this Mortgage.

32
Section 3.20 No Claims Against the Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by the Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Encumbered Property or any part thereof, nor as giving the Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Mortgagee in respect thereof	33
Section 3.21 Environmental.	33

ARTICLE 4 DEFAULTS AND REMEDIES	34
Section 4.01 Events of Default. It shall be an Event of Default under this Mortgage if any Event of Default shall exist under any Finance Document.	34

Section 4.02     Demand for Payment. Upon the occurrence and during the continuation of any Event of Default, in addition to any other rights and remedies the Mortgagee may have pursuant to the Finance Documents, or as provided at law or in equity, and without limitation, the Finance Obligations and all other amounts payable with respect to the Notes, the Indenture, this Mortgage and all other Finance Documents shall become due and payable as provided therein. The Mortgagor shall pay to the Mortgagee within the time period set forth in the Finance Documents (or if no time period is specified therein, promptly after written demand by Mortgagee) all such amounts and such further amounts as shall be reasonably incurred (without regard to statutory presumption) to cover the costs and expenses of collection, including reasonable attorneys’ fees, disbursements and expenses incurred by the Mortgagee. The Mortgagor hereby waives notice of presentment, demand, protest, acceleration and notice of acceleration to the maximum extent permitted by applicable law. In case the Finance Parties shall fail forthwith to pay such amounts or any amounts due under the Finance Documents or any provision of this Mortgage within the time period set forth in the Finance Documents (or if no time period is specified therein, promptly after written demand by Mortgagee), the Mortgagee, in addition to any other rights or remedies provided herein or at law or equity, shall be entitled and empowered to institute an action or proceedings at law or in equity for the collection of the sums so due and unpaid, to prosecute any such action or proceedings to judgment or final decree, to enforce any such judgment or final decree against the Mortgagor and to collect, in any manner provided by law, all moneys adjudged or decreed to be payable.

34
Section 4.03 Rights to Take Possession, Operate and Apply Revenues.	34

Section 4.04     Right to Cure the Mortgagor’s Failure to Perform. During the continuance of an Event of Default, without notice to Mortgagor, should the Mortgagor fail in the payment, performance or observance of any term, covenant or condition required by this Mortgage or any other Finance Document (with respect to the Encumbered Property), the Mortgagee may pay, perform or observe the same, and all payments made or costs or expenses incurred by the Mortgagee in connection therewith shall be secured hereby and shall be, without demand, immediately repaid by the Mortgagor to the Mortgagee with interest thereon at the Default Rate. The Mortgagee shall make the determination as to the necessity for any such actions and of the amounts to be paid. The Mortgagee is hereby empowered to enter and to authorize others to enter upon the Premises or the Improvements or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without having any obligation to so perform or observe and without thereby becoming liable to the Mortgagor, to any person in possession holding under the Mortgagor or to any other person.

35

Section 4.05     Right to a Receiver. If an Event of Default shall occur and be continuing, the Mortgagee, upon application to a court of competent jurisdiction, shall be entitled as a matter of right to the appointment of a receiver to take possession of and to operate the Encumbered Property and to collect and apply the Rents. The Mortgagor hereby consents to such appointment and acknowledges and agrees that the Mortgagee shall be entitled to such appointment without notice and without regard for the adequacy of security for the Finance Obligations or the solvency of the Mortgagor or any party liable for the Finance Obligations. The receiver shall have all of the rights and powers permitted under the laws of the state wherein the Encumbered Property is located. The Mortgagor will pay to the Mortgagee upon demand all expenses, including receiver’s fees, attorneys’ fees and disbursements that are actually incurred (not as imposed by statute), costs and agent’s compensation incurred pursuant to the provisions of this Section 4.05; and all such expenses shall be secured by this Mortgage and shall be, without demand, immediately repaid by the Mortgagor to the Mortgagee with interest thereon at the Default Rate.

35
Section 4.06 Foreclosure and Sale.	36
Section 4.07 Other Remedies.	36
Section 4.08 Application of Sale of Proceeds and Rents.	37
Section 4.09 The Mortgagor as Tenant Holding Over. If the Mortgagor remains in possession of any of the Encumbered Property after any foreclosure sale by the Mortgagee, at the Mortgagee’s election the Mortgagor shall be deemed a tenant holding over and shall forthwith surrender possession to the purchaser or purchasers at such sale or be summarily dispossessed or evicted according to provisions of law applicable to tenants holding over.	37
Section 4.10 Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws.	37
Section 4.11 Discontinuance of Proceedings. In case the Mortgagee shall proceed to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall be discontinued or abandoned for any reason, or shall be determined adversely to the Mortgagee, then and in every such case the Mortgagor and the Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of the Mortgagee shall continue as if no such proceeding had been taken.	38

Section 4.12     Suits to Protect the Encumbered Property. The Mortgagee shall have power (i) to institute and maintain suits and proceedings to prevent any impairment of the Encumbered Property by any acts which may be unlawful or in violation of this Mortgage, (ii) to preserve or protect its interest in the Encumbered Property and in the Rents arising therefrom and (iii) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of or compliance with such enactment, rule or order would impair the security or be prejudicial to the interest of the Mortgagee hereunder.

38

Section 4.13     Filing Proofs of Claim. In case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting the Mortgagor, the Mortgagee shall, to the extent permitted by applicable law, be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of the Mortgagee allowed in such proceedings for the Finance Obligations secured by this Mortgage at the date of the institution of such proceedings and for any interest accrued, late charges and additional interest or other amounts due or that may become due and payable hereunder after such date.

38
Section 4.14 Possession by the Mortgagee. Notwithstanding the appointment of any receiver, liquidator or trustee of the Mortgagor, any of its property or the Encumbered Property, the Mortgagee shall be entitled, to the extent not prohibited by applicable law, to remain in possession and control of all parts of the Encumbered Property now or hereafter granted under this Mortgage in accordance with the terms hereof and applicable law.	38

Section 4.15 Waiver.	38
Section 4.16 Remedies Cumulative. No right, power or remedy conferred upon or reserved to the Mortgagee by this Mortgage is intended to be exclusive of any other right, power or remedy, and each and every such right, power and remedy shall be cumulative and concurrent and in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute.	39

ARTICLE 5 MISCELLANEOUS	39

Section 5.01     Partial Invalidity. If any provision hereof or of any of the other Finance Documents is invalid or unenforceable in any jurisdiction or under any circumstances, the other provisions hereof or of those Finance Documents shall remain in full force and effect in such jurisdiction and the remaining provisions hereof will be liberally construed in favor of the Mortgagee in order to carry out the provisions hereof and of such other Finance Documents. The invalidity of any provision of this Mortgage in any jurisdiction or under any circumstances will not affect the validity or enforceability of any such provision in any other jurisdiction or under any other circumstances. If any lien, encumbrance or security interest evidenced or created by this Mortgage is invalid or unenforceable, in whole or in part, as to any part of the Finance Obligations, or is invalid or unenforceable, in whole or in part, as to any part of the Encumbered Property, such portion, if any, of the Finance Obligations as is not secured by all of the Encumbered Property hereunder shall be paid prior to the payment of the portion of the Finance Obligations and shall, unless prohibited by applicable laws or unless Mortgagee, in its sole and absolute discretion, otherwise elects, be deemed to have been first paid on and applied to payment in full of the unsecured or partially secured portion of the Finance Obligations, and the remainder to the secured portion of the Finance Obligations.

39
Section 5.02 Notices. Unless otherwise specified herein, all notices, demands, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party (i) at its address set forth below or (ii) such other facsimile number or telex number such other address, facsimile number or telex number as the party entitled to such notice shall have specified by at least ten days’ prior notice given to the other parties in the manner provided herein.	39
Section 5.03 Successors and Assigns. The Mortgagee shall have the right to assign or transfer its rights under this Mortgage without limitation. Any assignee or transferee shall be entitled to all the benefits afforded the Mortgagee under this Mortgage.	40
Section 5.04 Satisfaction and Cancellation.	40

Section 5.05     Other Finance Documents. The Mortgagor acknowledges that in addition to this Mortgage, other Finance Documents secure the Finance Obligations. The Mortgagor agrees that the lien of this Mortgage shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of the Mortgagee and, without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by the Mortgagee of any security for or guarantees of any of the Finance Obligations hereby secured, or by any failure, neglect or omission on the part of the Mortgagee to realize upon or protect any Finance Obligation hereby secured or any collateral security therefor including the other Finance Documents. The lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Finance Obligations or of any of the collateral security therefor, including the other Finance Documents or of any guarantee thereof, and the Mortgagee may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the other Finance Documents without first exercising or enforcing any of its rights and remedies hereunder. Such exercise of the Mortgagee’s rights and remedies under any or all of the other Finance Documents shall not in any manner impair the Finance Obligations or the lien of this Mortgage and any exercise of the rights or remedies of the Mortgagee hereunder shall not impair the lien of any of the other Finance Documents or any of the Mortgagee’s rights and remedies thereunder. The undersigned specifically consents and agrees that the Mortgagee may exercise its rights and remedies hereunder and under the other Finance Documents separately or concurrently and in any order that it may deem appropriate, and the undersigned waives any rights of subrogation. In the event of a conflict between the terms and provisions of this Mortgage and any other Finance Document, both documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of a conflict that cannot be resolved, the terms and provisions of the Indenture or the Security Agreement shall control and govern irrespective of the provisions of this Mortgage.

41

Section 5.06     Subrogation. This Mortgage is made with full substitution and subrogation of Mortgagee in and to all covenants and warranties by others heretofore given or made in respect of the Encumbered Property or any part thereof. To the extent that proceeds of the Finance Obligations are used to pay any outstanding lien, charge or prior encumbrance against the Encumbered Property, such proceeds have been or will be advanced by Mortgagee at Mortgagor’s request, and Mortgagee shall be subrogated to any and all rights and liens held by any owner or holder of such outstanding liens, charges and prior encumbrances, irrespective of whether those liens, charges or encumbrances are released.

41

Section 5.07     Mortgagee Powers. Without affecting the liability of any other Person liable for the payment of any obligations herein mentioned and without affecting the lien or charge of this Mortgage upon any portion of the Encumbered Property not then or theretofore released as security for the full amount of all unpaid Finance Obligations, from time to time, regardless of consideration and without notice to or consent by the holder of any subordinate lien, encumbrance, right, title or interest in or to the Encumbered Property, the Mortgagee may in accordance with the express terms and provisions of the Finance Documents (i) release any persons liable for or on any Finance Obligation, (ii) extend the maturity or alter any of the terms of any Finance Obligation, (iii) modify the interest rate payable on the principal balance of the Finance Obligations, (iv) grant other indulgences, (v) release or reconvey, or cause to be released or reconveyed at any time at the Mortgagee’s option any parcel, portion or all of the Encumbered Property, (vi) take or release any other or additional security for any obligations herein mentioned or (vii) make compositions or other arrangements with debtors in relation thereto.

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Section 5.08 Enforceability of Mortgage. This Mortgage is deemed to be and may be enforced from time to time as an assignment, chattel mortgage, contract, mortgage, deed to secure debt, deed of trust, financing statement, real estate mortgage or security agreement, and from time to time as any one or more thereof, as is appropriate under applicable laws. A carbon, photographic or other reproduction of this Mortgage or any financing statement in connection herewith shall be sufficient as a financing statement for any and all purposes.	42

Section 5.09     Amendments. Any provision of this Agreement may be amended, modified or waived if, but only if, such amendment or waiver is in writing and is signed by the Mortgagor and the Mortgagee. No failure by the Mortgagee to exercise, and no delay by the Mortgagee in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

42
Section 5.10 Applicable Law. THIS MORTGAGE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE WHERE THE LAND IS LOCATED.	42

Section 5.11     Waiver of Jury Trial. EACH OF THE MORTGAGOR AND THE MORTGAGEE (BY THE MORTGAGEE’S ACCEPTANCE OF THIS MORTGAGE AND IN CONSIDERATION OF THE DELIVERY OF THE OTHER FINANCE DOCUMENTS) HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND FOREVER WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS MORTGAGE, OR THE OTHER FINANCE DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH OF THE MORTGAGOR AND THE MORTGAGEE, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF THE MORTGAGEE AND THE MORTGAGOR IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTY.

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Section 5.12 Intercreditor Agreements. This Mortgage and any lien created herein are subject to the lien priority and other provisions set forth in the Intercreditor Agreements.	42
Section 5.13 Local Law Provisions. By virtue of the fact that the Premises are located in the State of [ ], the provisions set forth below shall be applicable to this Mortgage, and to the extent applicable, shall modify, affect and supplement the other provisions hereof. [To be added as necessary by Local Counsel.]	42

Exhibits:

Exhibit A – Legal Description

Exhibit B – Permitted Encumbrances

Schedules:

Schedule 3.01(1) – Leases

FIRST MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FINANCING STATEMENT

COLLATERAL IS OR INCLUDES FIXTURES

THIS FIRST MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FINANCING STATEMENT (as amended, restated, modified or supplemented from time to time, this “Mortgage”) is dated as of [As of Date] and is made by [MORTGAGOR NAME], a [State][Entity], as mortgagor, having an office at [Mortgagor Notice Address] (the “Mortgagor”), to THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as collateral agent for the benefit of the Secured Parties (as defined below), having an office at 10161 Centurion Parkway, Jacksonville, FL 32256 (in such capacity, together with its successors, substitutes and assigns, the “Mortgagee”).

American Tire Distributors, Inc., a Delaware corporation (together with its successors and permitted assigns, the “Issuer”), has entered into an Indenture, dated as of May 28, 2010 (as amended, restated, modified or supplemented from time to time and including any agreement extending the maturity of, refinancing or otherwise amending, amending and restating or otherwise modifying or restructuring all or any portion of the obligations of the Issuer under such agreement or any successor agreement, the “Indenture”) among the Issuer, the Guarantors from time to time party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (together with its successor or successors in each such capacity, the “Trustee”) for the benefit of the Holders of the Notes issued thereunder.

In connection with the Indenture, the Issuer and certain subsidiaries of the Issuer have entered into that certain Security Agreement dated as of May 28, 2010 (as amended, restated, modified or supplemented from time to time the “Security Agreement”), pursuant to which Grantors (as defined therein) agreed to grant a continuing security interest to Mortgagee for the benefit of the Secured Parties in and to the Collateral (as defined in the Security Agreement) to secure the Finance Obligations (as defined below). The Mortgagor is one of the Grantors and will receive not insubstantial benefits from the credit accommodations made and to be made by the Secured Parties under the Finance Documents. If furtherance of the above, the Mortgagor has agreed to mortgage, grant a lien on and a grant a security interest in the Encumbered Property to secure the Finance Obligations.

Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. Terms used herein without definition which are defined in the introductory section thereof or in the Indenture or the Collateral Agency Agreement shall have the respective meanings set forth therein, as applicable. The following additional terms, as used herein, have the following meanings:

“Discharge of Finance Obligations” means, except to the extent otherwise provided in Section 2.07 of the Lien Subordination and Intercreditor Agreement, (i) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such interest is, or would be, allowed in such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness outstanding under the Finance Documents and termination of all commitments to lend or otherwise extend credit under the Finance Documents, (ii) payment in full in cash of all other Finance Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including legal fees and other expenses, costs or charges accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such fees, expenses, costs or charges is, or would be, allowed in such Insolvency or Liquidation Proceeding) and (iii) termination of all Secured Swap Obligations and the payment in full in cash of all matured obligations, and the cash collateralization (in an amount reasonably satisfactory to Mortgagee) of all unmatured obligations, under all Secured Swap Obligations.

“Encumbered Property” means (but excludes any and all Excluded Assets (as defined in the Indenture):

(i) all of the Mortgagor’s right, title and interest in and to the parcel or parcels of land located in                      County,                             , as more particularly described on Exhibit A hereto (the “Land”), together with any after-acquired estate of the Mortgagor in the Land, and together with all rights appurtenant thereto, including without limitation, all strips and gores within or adjoining the Land, all estate, right, title, interest, claim or demand of the Mortgagor in the streets, roads, sidewalks, alleys and ways adjacent thereto (whether or not vacated and whether public or private and whether open or proposed), all easements over adjoining land granted by any easement agreements, covenants or restrictive agreements, all of the tenements, hereditaments, easements, reciprocal easement agreements, rights pursuant to any trackage agreement, rights to the use of common drive entries, rights-of-way and other rights, privileges and appurtenances thereunto belonging or in any way pertaining thereto, all reversions, remainders, dower and right of dower, curtesy and right of curtesy, all of the air space and right to use air space above such property, all transferable development rights arising therefrom or transferred thereto, all water and water rights and water rights applications (whether riparian, littoral, appropriative or otherwise, and whether or not appurtenant), all pumps, pumping plants, pipes, flumes and ditches thereunto appertaining, all rights and ditches for irrigation, all utility rights, sewer rights, and shares of stock evidencing the same, all oil, gas and other minerals and mineral substances (which term shall include all gypsum, anhydrite, coal, lignite, hydrocarbon or other fossil materials or substances, fissionable materials or substances and all other minerals of any kind or character, whether gaseous, liquid or hard minerals, whether similar or dissimilar to those named, whether now or hereafter found to exist and whether associated with the surface or mineral estate) in, on or under the Land or produced, saved or severed from the Land, all mineral, mining, gravel, oil, gas, hydrocarbon rights and other rights to produce or share in the production of anything related to such property, all drainage, crop, timber, agricultural, and horticultural rights with respect to such property, and all other appurtenances appurtenant to such property, including without limitation, any now or hereafter belonging or in any way appertaining thereto, and all claims or demands of the Mortgagor, either at law or in equity, in possession or expectancy, now or hereafter acquired, of, in or to the same (the Land and all of the foregoing being sometimes referred to herein collectively as the “Real Estate”);

(ii) all of the Mortgagor’s right, title and interest in and to all buildings, improvements, fixtures and other structures or improvements of any kind now or hereafter erected or located upon the Land, including, but not limited to, all building materials, water, sanitary and storm sewers, drainage, electricity, steam, gas, telephone and other utility facilities, parking areas, roads, driveways, walks and other site improvements, together in each case with and all additions and betterments thereto and all renewals, substitutions and replacements thereof, owned or to be owned by the Mortgagor or in which the Mortgagor has or shall acquire an interest, to the extent of the Mortgagor’s interest therein, now or hereafter erected or located upon the Land (collectively, the “Improvements” and, together with the Real Estate the “Premises”);

(iii) all of the Mortgagor’s right, title and interest in and to the following (collectively, the “Personal Property”):

(1) all personal property and fixtures of every kind and nature whatsoever which are now or hereafter located on, attached to, incorporated in (regardless of where located) or affixed to the Premises or the Improvements or used or useful in connection with the ownership, construction, maintenance, repair, reconstruction, alteration, addition, improvement, operation, mining, use or occupancy of the Premises or the Improvements, including, without limitation, all goods, inventory, construction materials, equipment, mining equipment, tools, tooling, furniture, furnishings, fittings, fixtures, supplies, computers and computer programs, carpeting, draperies, blinds, window treatments, racking and shelving systems, heating, lighting, plumbing, ventilating, air conditioning, refrigerating, incinerating and/or compacting plants, systems and equipment, elevators, escalators, appliances, stoves, ranges, refrigerators, vacuum, window washing and other cleaning and building service systems, call systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials, cables, antennae, pipes, ducts, conduits, machinery, apparatus, motors, dynamos, engines, compressors, generators, boilers, stokers, furnaces, pumps, tanks, appliances, garbage systems and pest control systems and all of Mortgagor’s present and future “goods”, “equipment” and “fixtures” (as such terms are defined in the UCC) and other personal property, including without limitation any such personal property and fixtures which are leased, but expressly excluding any such leased personal property and fixtures whose further encumbrance is prohibited under the terms of its underlying lease, and all repairs, attachments, betterments, renewals, replacements, substitutions and accessions thereof and thereto;

(iv) to the extent assignable, all approvals, authorizations, building permits, certificates of occupancy, zoning variances, use permits, certifications, entitlements, exemptions, franchises, licenses, orders, variances, plat plan approvals, environmental approvals, air pollution permits and other authorizations to construct and to operate, sewer and waste discharge permits, national pollutant discharge elimination system permits, water permits, zoning and land use entitlements and all other permits, whether now existing or hereafter issued to or obtained by or on behalf of the Mortgagor, that relate to or concern in any way the Premises or the Improvements and are given or issued by any governmental or quasi-governmental authority, whether now existing or hereafter created (as the same may be amended, modified, renewed or extended from time to time, and including all substitutions and replacements therefor), all rights under and pursuant to all construction, service, engineering, consulting, management, access, supply, leasing, architectural and other similar contracts relating in any way to the design, construction, management, operation, occupancy and/or use of the Premises and Improvements, all rights under all purchase agreements, sales agreements, option contracts, land contracts and contracts for the sale of oil, gas and other minerals or any of them, that relate to or concern in any way the Premises or the Improvements, all abstracts of title, architectural, engineering or construction drawings, plans, specifications, operating manuals, computer programs, computer data, maps, surveys, soil tests, feasibility studies, appraisals, environmental studies, engineering reports and similar materials relating to any portion of or all of the Premises and Improvements, and all payment and performance bonds or warranties or guarantees relating to the Premises or the Improvements, all to the extent assignable (collectively, the “Permits, Plans and Contracts”);

(v) to the extent assignable, the Mortgagor’s interest in and rights under all leases, occupancy agreements or licenses (under which the Mortgagor is landlord or licensor) and subleases (under which the Mortgagor is sublandlord), concession, franchise, management, mineral or other agreements relating to the use or occupancy of the Premises or the Improvements or any part thereof for any purpose, or the extraction or taking of any gas, oil, water or other minerals from the Premises, whether now or hereafter existing or entered into (including any use or occupancy arrangements created pursuant to Section 365(d) of the Bankruptcy Code or otherwise in connection with the commencement or continuance of any bankruptcy, reorganization, arrangement, insolvency, dissolution, receivership or similar proceedings, or any assignment for the benefit of creditors, in respect of any tenant or occupant of any portion of the Premises or the Improvements), and all guaranties thereof and all amendments, modifications, supplements, extensions or renewals thereof (collectively, the “Leases”), and all rents, issues, profits, revenues, charges, fees, receipts, royalties, proceeds from the sale of oil, gas and/or other minerals (whether gaseous, liquid or hard minerals, whether similar or dissimilar to those named and whether associated with the surface or mineral estate), accounts receivable, cash or security deposits and other deposits (subject to the prior right of the tenants making such deposits) and income, and other benefits now or hereafter derived from any portion of the Premises or the Improvements or the use or occupancy thereof (including any payments received pursuant to Section 502(b) of the Bankruptcy Code or otherwise in connection with the commencement or continuance of any bankruptcy, reorganization, arrangement, insolvency, dissolution, receivership or similar proceedings, or any assignment for the benefit of creditors, in respect of any tenant or other occupants of any portion of the Premises or the Improvements and all claims as a creditor in connection with any of the foregoing) and all payments of a similar nature, now or hereafter, including during any period of redemption, derived from the Premises or the Improvements or any other portion of the Encumbered Property and all proceeds from the cancellation, surrender, sale or other disposition of the Leases (collectively, the “Rents”);

(vi) all of the Mortgagor’s right, title and interest in and to all refunds or rebates of real and personal property taxes or charges in lieu of taxes, heretofore or now or hereafter assessed or levied against all or any of the Premises, the Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, including interest thereon, and the right to receive the same, whether such refunds or rebates relate to fiscal periods before or during the term of this Mortgage;

(vii) all of the Mortgagor’s right, title and interest in and to all insurance policies and the proceeds thereof, now or hereafter in effect with respect to all or any of the Premises, the Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, and all unearned premiums and premium refunds, accrued, accruing or to accrue under such insurance policies, and subject to the terms and provisions of the Indenture all awards made for any taking of or damage to all or any of the Premises, the Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts by eminent domain, or by any purchase in lieu thereof, and all awards resulting from a change of grade of streets or for severance damages, and all other proceeds of the conversion, voluntary or involuntary, of all or any of the Premises, Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, into cash or other liquidated claims, and all judgments, damages, awards, settlements and compensation (including interest thereon) heretofore or hereafter made to the present and all subsequent owners of the Premises, Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, or any part thereof for any injury to or decrease in the value thereof for any reason; and

(viii) all accessions, additions or attachments to, and proceeds or products of, any of the foregoing.

“Event of Default” means one or more Events of Default, as such term is defined in any Finance Document.

“Finance Documents” means the Indenture and the other Senior Secured Notes Documents (as defined in the Security Agreement).

“Finance Obligations” means, at any date, any and all Secured Obligations (as such term is defined in the Security Agreement) of any Finance Party under any Finance Document.

“Finance Party” means, the Issuer and each other Grantor (as defined in the Security Agreement) now or hereafter obligated to the Secured Parties under any Finance Document, and “Finance Parties” means any two or more of them, collectively.

“Impositions” shall mean all taxes, water rates, sewer rents, fees, assessments, levies, utility charges, insurance premiums payable on any insurance the Mortgagee is required to maintain hereunder, amounts required to be paid to obtain or renew permits and other similar charges (whether or not required by a governmental body) which are now or hereafter assessed, levied or imposed against the Encumbered Property (or any part thereof) or the Mortgagee’s interest therein and all water rates, sewer rents, ground rents, maintenance charges and other charges now or hereafter assessed, levied or imposed against the Encumbered Property (or any part thereof) or the Mortgagee’s interest therein or incurred in the ownership, operation, occupancy, maintenance and use of the Encumbered Property.

“Insolvency or Liquidation Proceeding” means (i) any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Debtor Relief Law with respect to any Finance Party, (ii) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Finance Party or with respect to a material portion of its assets, (iii) any liquidation, dissolution, reorganization or winding up of any Finance Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (iv) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Finance Party.

“Intercreditor Agreements” means, collectively the Collateral Agency Agreement and the Lien Subordination and Intercreditor Agreement.

“Lien Subordination and Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement, dated as of May 28, 2010 among the ABL Collateral Agent (as defined therein), the Notes Collateral Agent (as defined therein), the Issuer and each other party thereto (as amended, restated, modified or supplemented from time to time).

“UCC” means at any time the Uniform Commercial Code as the same may from time to time be in effect in the state where the Premises are located, provided that, if, by reason of mandatory provisions of law, the validity, perfection or the effect of perfection or non-perfection of any security interest granted herein is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the state where the Premises are located then, as to the validity or perfection of such security interest, “UCC” shall mean the Uniform Commercial Code in effect in such other jurisdiction for purposes of the provisions hereof relating to such validity or perfection or effect of perfection or non-perfection.

Section 1.02 Interpretation. As used in this Mortgage, the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (i) “including” shall mean “including but not limited to”; (ii) “provisions” shall mean “provisions, terms, covenants and/or conditions”; (iii) “lien” shall mean “lien, charge, encumbrance, security interest, mortgage, deed of trust”; (iv) “obligation” shall mean “obligation, duty, covenant and/or condition”; and (v) “any of the Encumbered Property” shall mean “the Encumbered Property or any part thereof or interest therein.” Any act that the Mortgagee is permitted to perform hereunder may be performed at any time and from time to time by the Mortgagee or any person or entity designated by the Mortgagee. Any act which is prohibited to the Mortgagor hereunder is also prohibited to all lessees of any of the Encumbered Property. Each appointment of the Mortgagee as attorney-in-fact for the Mortgagor under this Mortgage is irrevocable, with power of substitution and coupled with an interest. Subject to the applicable provisions hereof, the Mortgagee has the right to refuse to grant its consent, approval or acceptance or to indicate its satisfaction, in its sole discretion, whenever such consent, approval, acceptance or satisfaction is required hereunder.

ARTICLE 2

CONVEYANCE OF ENCUMBERED PROPERTY

Section 2.01 Grant. To secure the full and punctual payment of the Finance Obligations in accordance with the terms thereof (including the performance of all of the obligations of the Mortgagor hereunder), the Mortgagor hereby grants, bargains, sells, transfers, sets over, assigns and conveys as security, grants a security interest in, hypothecates, mortgages, pledges and sets over to the Mortgagee, the Encumbered Property, subject only to the Permitted Encumbrances.

TO HAVE AND HOLD the same, together with all privileges, hereditaments, easements and appurtenances thereunto belonging, to the Mortgagee and the Mortgagee’s successors and assigns to secure the Finance Obligations; provided, always, and this instrument is upon the express condition that should the Finance Obligations be paid according to the tenor and effect thereof when the same shall be due and payable and should the Mortgagor timely and fully discharge its obligations hereunder, this Mortgage and the estate hereby granted shall cease and become void.

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND

COVENANTS OF THE MORTGAGOR

The Mortgagor agrees, covenants, represents and warrants as follows:

Section 3.01 Title.

(a) The Mortgagor has good and insurable fee simple title to the Land and the Improvements, subject to the Permitted Encumbrances. The Mortgagor has valid leasehold interests in, all of the other Encumbered Property. This Mortgage is and will remain a valid and enforceable first lien on, and security interest in, the Encumbered Property until payment and performance in full of the Finance Obligations, subject to no Liens other than the exceptions and encumbrances set forth in Exhibit B attached hereto and any Liens permitted pursuant to the Indenture (collectively, the “Permitted Encumbrances”).

(b) Intentionally deleted.

(c) The Mortgagor will forever warrant, defend and preserve its title to the Encumbered Property, the rights of the Mortgagee therein under this Mortgage and the validity and priority of the lien of this Mortgage thereon against the claims of all persons and parties except those having rights under the Permitted Encumbrances to the extent of those rights until payment and performance in full of the Finance Obligations.

Section 3.02 [Reserved]

Section 3.03 [Reserved]

Section 3.04 [Reserved]

Section 3.05 [Reserved]

Section 3.06 [Reserved]

Section 3.07 Finance Documents.

(a) This Mortgage is given pursuant to the Indenture and the other Finance Documents. Each and every term and provision of the Indenture and the other Finance Documents (except for the governing law provisions thereof), including the rights, remedies, obligations, covenants, conditions, agreements, indemnities, representations and warranties of the parties thereto shall be considered as if a part of this Mortgage.

(b) If any remedy or right of the Mortgagee pursuant hereto is acted upon by the Mortgagee or if any actions or proceedings (including any bankruptcy, insolvency or reorganization proceedings) are commenced in which the Mortgagee is made a party and is obliged to defend or uphold or enforce this Mortgage or the rights of the Mortgagee hereunder or the terms of any Lease, the Mortgagor will pay all sums, including reasonable attorneys’ fees and disbursements, actually incurred (not as imposed by statute) by the Mortgagee related to the exercise of any remedy or right of the Mortgagee pursuant hereto or for the expense of any such action or proceeding together with all statutory or other costs, disbursements and allowances, plus interest thereon accruing from the date such cost is incurred (and payable five (5) business days from the date of written demand for payment thereof) until such sums are paid at the Default Rate, and such sums and the interest thereon shall, to the extent permissible by law, be a lien on the Encumbered Property prior to any right, title to, interest in or claim upon the Encumbered Property attaching or accruing subsequent to the recording of this Mortgage and shall be secured by this Mortgage to the extent permitted by applicable law.

(c) Any payment of amounts due under this Mortgage not made on or before the due date for such payments shall accrue interest daily without notice from the due date until paid at the Default Rate, and such interest at the Default Rate shall be immediately due upon demand by the Mortgagee, and shall, to the extent permissible by law, be a lien on the Encumbered Property prior to any right, title to, interest in or claim upon the Encumbered Property attaching or accruing subsequent to the recording of this Mortgage and shall be secured by this Mortgage to the extent permitted by applicable law.

Section 3.08 Payment of Taxes, Liens and Charges.

(a) The Mortgagor will pay and discharge from time to time prior to the time when the same shall become delinquent, and before any interest or penalty accrues thereon or attaches thereto, all Impositions, imposed upon or assessed against the Encumbered Property or any part thereof or upon the Rents from the Encumbered Property or arising in respect of the occupancy, use or possession thereof.

(b) In the event of the passage of any state, Federal, municipal or other governmental law, order, rule or regulation subsequent to the date hereof (i) deducting from the value of real property for the purpose of taxation any lien or encumbrance thereon or in any manner changing or modifying the laws now in force governing the taxation of this Mortgage or debts secured by mortgages or deeds of trust (other than laws governing income, franchise and similar taxes generally) or the manner of collecting taxes thereon and (ii) imposing a tax to be paid by the Mortgagee, either directly or indirectly, on this Mortgage, or any other Finance Documents or to require an amount of taxes to be withheld or deducted therefrom, the Mortgagor will promptly notify the Mortgagee of such event. In such event the Mortgagor shall (i) agree to enter into such further instruments as may be reasonably necessary or desirable to obligate the Mortgagor to make any applicable additional payments, and (ii) the Mortgagor shall make all such additional payments.

(c) Mortgagor shall have the right to contest the amount or validity, in whole or in part, of any Impositions, or to seek a reduction in the valuation of the Encumbered Property, or any part thereof, as assessed for real estate or personal property tax purposes, by appropriate proceedings diligently conducted in good faith. Following the occurrence and during the continuance of an Event of Default, Mortgagor may commence such proceedings, however, only after payment of such Impositions, unless such payment would bar any such proceedings or interfere materially and adversely with the prosecution thereof, in which event Mortgagor may postpone or defer payment of such Impositions provided it gives Mortgagee timely notice of same. Upon such postponement or deferral, on Mortgagee’s demand, (i) Mortgagor shall provide security, for the duration of such proceedings (including any appeals), in such form and amount as shall, in Mortgagee’s reasonable judgment, assure the discharge of Mortgagor’s obligations hereunder and of any additional charge, penalty or expense incurred as a result of such proceedings; and (ii) if the Encumbered Property or any part thereof shall, in Mortgagee’s reasonable judgment, be in imminent danger of being forfeited or lost by reason of such postponement or deferral, Mortgagor shall immediately pay or cause to be paid the Impositions.

(d) If required by the Mortgagee during the continuance of an Event of Default, the Mortgagor shall pay the Mortgagee monthly, together with and in addition to the payments of principal of, premium, if any, and interest on any Finance Obligation, an amount determined by the Mortgagee to be necessary to enable the Mortgagee to pay all Impositions one month before it becomes due. If the total payments made to the Mortgagee pursuant to the preceding sentence are less than the amount required to pay any Imposition one month before it becomes due, the Mortgagor shall pay the Mortgagee, on demand, the amount necessary to make up such deficiency. If there is an excess of such payments, the excess will reduce subsequent payments required under this Section 3.08. To the extent permitted by applicable law, the Mortgagee shall not be required to pay interest on any sums held pursuant to this Section 3.08. If an Event of Default has occurred, the Mortgagee may at its option apply any amounts received pursuant to this Section 3.08 to the payment of the Finance Obligations in such order as the Mortgagee may elect.

Section 3.09 Payment of Closing Costs. The Mortgagor shall pay all reasonable costs in connection with, relating to or arising out of the preparation, execution and recording of this Mortgage, including title company premiums and charges, survey costs, recording fees and taxes, attorneys’ fees and disbursements, and all other similar expenses of every kind.

Section 3.10 [Reserved]

Section 3.11 Insurance. The Mortgagor will keep the Encumbered Property insured against such risks in the manner required by the other Finance Documents.

Section 3.12 Casualty; Restoration of Casualty Damage. The Mortgagor shall give the Mortgagee prompt written notice of any fire or other casualty to all or any material portion of the Encumbered Property (a “Casualty”). In the event of a Casualty, the Net Cash Proceeds with respect to any such Casualty shall be paid and applied in accordance with the Finance Documents.

Section 3.13 Condemnation/Eminent Domain. The Mortgagor shall notify the Mortgagee promptly upon obtaining knowledge of any pending or threatened condemnation or taking of all or any material portion of the Encumbered Property (a “Condemnation”). In the event of a Condemnation, all Net Cash Proceeds shall be paid and applied in accordance with the Finance Documents.

Section 3.14 Assignment of Leases and Rents.

(a) The Mortgagor hereby irrevocably, unconditionally and absolutely grants, transfers and assigns to the Mortgagee all of its right, title and interest in and to all Leases, together with any and all extensions and renewals thereof for purposes of securing and discharging the Finance Obligations. The Mortgagor has not assigned or executed any assignment of, and will not assign or execute any assignment of, any Lease or its respective Rents to anyone other than to the Mortgagee, other than in connection with the ABL Collateral Documents.

(b) Following the occurrence and during the continuation of an Event of Default, without the Mortgagee’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, the Mortgagor will not (i) enter into, modify in any material respect, amend in any material respect, terminate or consent to the cancellation or surrender of any Lease if such entrance, modification, amendment, termination or consent would, in the reasonable judgment of the Mortgagee, be adverse in any material respect to the Secured Parties, the value of the Encumbered Property or the liens and security interests created by this Mortgage or (ii) except for an assignment or subletting which is expressly permitted under the terms of the Lease, consent to an assignment of any tenant’s interest in any Lease or to a subletting thereof covering a material portion of the Encumbered Property, except, in each case, as may be permitted by this Mortgage or the other Finance Documents.

(c) The Mortgagor has assigned and transferred to the Mortgagee all of the Mortgagor’s right, title and interest in and to the Rents now or hereafter arising, it being intended that this assignment establish, subject to Section 3.14(d) below, an absolute transfer and assignment of all Rents and all Leases to the Mortgagee and not merely to grant a security interest therein. Such assignment to the Mortgagee shall not be construed to bind the Mortgagee to the performance of any of the covenants, conditions or provisions contained in any Lease or otherwise impose any obligation upon the Mortgagee except that the Mortgagee shall be accountable for any Rents actually received pursuant to the aforesaid assignment. Notwithstanding the foregoing, the Mortgagor shall have the license and right, subject to automatic revocation as provided in Section 3.14(d) below, to operate and rent, lease or let all or any portion of the Encumbered Property and to collect all of the Rents. As provided in Section 3.14(d) below, the license granted by this Section 3.14(c) is subject to automatic revocation and thereafter the Mortgagee may, in the Mortgagor’s name and stead (with or without first taking possession of any of the Encumbered Property personally or by receiver as provided herein) operate the Encumbered Property and rent, lease or let all or any portion of any of the Encumbered Property to any party or parties at such rental and upon such terms as the Mortgagee shall, in its sole discretion, determine, and may collect and have the benefit of all of such Rents arising from or accruing at any time thereafter or that may thereafter become due.

(d) As long as no Event of Default has occurred or is continuing, the license granted under Section 3.14(c) above shall be effective and the Mortgagee shall not exercise any of its rights under Section 3.14(c) above, and the Mortgagor shall receive and collect the Rents accruing under any Lease pursuant to the revocable license granted therein; but upon the occurrence and during the continuance of any Event of Default, the license granted under Section 3.14(c) above shall be deemed to be automatically revoked and shall terminate automatically without notice and the Mortgagee shall be entitled to all of the Rents without the necessity of the Mortgagee’s taking any action whatsoever, and the Rents shall thereupon be deemed to be cash collateral for all purposes, including without limitation for purposes of

Section 363 of the Bankruptcy Code. Upon the occurrence and during the continuance of any Event of Default, the Mortgagee may receive and collect all Rents and enter upon the Premises and Improvements through its officers, agents, employees or attorneys for such purpose and for the operation and maintenance thereof. Upon the occurrence and during any continuance of an Event of Default, the Mortgagor hereby irrevocably authorizes and directs each tenant, if any, and each successor, if any, to the interest of any tenant under any Lease, respectively, to rely upon any notice of a claimed Event of Default sent by the Mortgagee to any such tenant or any of such tenant’s successors in interest, and thereafter to pay Rents to the Mortgagee without any obligation or right to inquire as to whether an Event of Default actually exists and even if notice to the contrary is received from the Mortgagor, who shall have no right or claim against any such tenant or successor in interest for any such Rents so paid to the Mortgagee. Each tenant or any of such tenant’s successors in interest from whom the Mortgagee or any officer, agent, attorney or employee of the Mortgagee shall have collected any Rents, shall be authorized to pay Rents to the Mortgagor only after such tenant or any of such tenant’s successors in interest shall have received written notice from the Mortgagee that the Event of Default is no longer continuing, which notice the Mortgagee shall be obligated to give if the Mortgagee determines in its reasonable discretion that such Event of Default is no longer continuing (or if ordered by a court or arbitrator with jurisdiction), unless and until a further notice of an Event of Default is given by the Mortgagee to such tenant or any of such tenant’s successors in interest.

(e) The Mortgagee will not become a mortgagee in possession so long as it does not enter and take actual possession of the Encumbered Property. In addition, the Mortgagee shall not be responsible or liable for performing any of the obligations of the landlord under any Lease, for any waste by any tenants, or others, for any dangerous or defective conditions of any of the Encumbered Property, for negligence in the management, upkeep, repair or control of any of the Encumbered Property or any other act or omission by any other person, except in the event the Mortgagee takes possession of the Encumbered Property, but only for occurrences or non-occurrences arising or accruing subsequent to such taking of possession of the Encumbered Property.

(f) The Mortgagor shall furnish to the Mortgagee, within 30 days after a request by the Mortgagee to do so, a written statement containing the names of all tenants, subtenants and concessionaires of the Premises or Improvements, the terms of any Lease, the space occupied and the rentals or license fees payable thereunder.

(g) If an Event of Default occurs, and if there is any applicable law requiring the Mortgagee to take actual or constructive possession of the Premises (or some action equivalent thereto, such as securing the appointment of a receiver) in order for the Mortgagee to “perfect” or “activate” its rights and remedies as set forth herein, the Mortgagor hereby waives the benefits of any such laws to the maximum extent allowable.

Section 3.15 Restrictions on Transfers and Encumbrances. Except as permitted hereby or by the Finance Documents, the Mortgagor shall not directly or indirectly sell, convey, alienate, mortgage, pledge, encumber or create, consent to or suffer the creation of any lien or charge upon any interest in or any part of the Encumbered Property.

Section 3.16 Security Agreement. This Mortgage is both a mortgage and grant of real property and a grant of a security interest in personal property, and shall constitute and serve as a “security agreement” within the meaning of the UCC. The Mortgagor hereby grants unto the Mortgagee for the benefit of the Secured Parties a security interest in and to all the Encumbered Property described in this Mortgage that is not real property, and substantially contemporaneously with the recording of this Mortgage, the Mortgagor has filed or will file UCC financing statements, and will file continuation statements prior to the lapse thereof, at the appropriate offices in the state in which the Premises are located and otherwise may be required or advisable to perfect the security interest granted by this Mortgage in all the Encumbered Property that is not real property. The Mortgagor hereby appoints the Mortgagee as its true and lawful attorney-in-fact and agent, for the Mortgagor and in its name, place and stead, in any and all capacities, to execute any document and to file the same in the appropriate offices (to the extent it may lawfully do so), and to perform each and every act and thing requisite and necessary to be done to perfect the security interest hereby granted. The Mortgagee shall have all rights with respect to the part of the Encumbered Property that is the subject of a security interest afforded by the UCC in addition to, but not in limitation of, the other rights afforded the Mortgagee hereunder. The Mortgagor agrees, to the extent permitted by law, that: (i) all of the goods described within the definition of the word “Personal Property” are or are to become fixtures on the Land; (ii) this Mortgage upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” within the meaning of Section 9-502(c) of the UCC; (iii) the Mortgagor is the record owner of the Premises; and (iv) the addresses of Mortgagor and Mortgagee are as set forth in Section 5.02 of this Mortgage. Additionally, this Mortgage shall constitute a financing statement covering fixtures and/or minerals or the like (including oil and gas) and/or accounts resulting from the sale thereof at the wellhead or minehead and, as such, shall be filed for record in the real estate records of each county in which the Land, or any part thereof, is located.

Section 3.17 Filing and Recording. The Mortgagor will cause this Mortgage, any other security instrument creating a security interest in or evidencing the lien hereof upon the Encumbered Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and to protect fully the liens and security interests of the Mortgagee hereby granted in and upon the Encumbered Property. The Mortgagor will pay all filing, registration or recording fees, and all expenses incidental to the execution and acknowledgment of this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Encumbered Property, and any instrument of further assurance and all Federal, state, county and municipal recording, documentary or intangible taxes and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery and recording of this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Encumbered Property or any instrument of further assurance.

Section 3.18 Further Assurances. Upon demand by the Mortgagee, the Mortgagor will, at the sole cost of the Mortgagor and without expense to the Mortgagee, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, deeds of trust, assignments, notices of assignment, transfers and assurances as the Mortgagee shall from time to time reasonably require as necessary for the assuring, conveying, assigning, transferring and confirming unto the Mortgagee the property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which the Mortgagor may be or may hereafter become bound to convey or assign to the Mortgagee, or for carrying out the intention or facilitating the performance of the terms of this Mortgage, or for filing, registering or recording this Mortgage, and on demand, the Mortgagor will also execute and deliver and hereby appoints the Mortgagee as its true and lawful attorney-in-fact and agent for the Mortgagor and in its name, place and stead, in any and all capacities, to execute and file to the extent it may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments reasonably required by the Mortgagee to evidence or perfect the liens and security interests hereby granted and to perform each and every act and thing requisite and necessary to be done to accomplish the same.

Section 3.19 Additions to Encumbered Property. All right, title and interest of the Mortgagor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Encumbered Property hereafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor upon the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by the Mortgagor, shall become subject to the liens and security interests of this Mortgage as fully and completely and with the same effect as though now owned by the Mortgagor and specifically described in the grant of the Encumbered Property above, but at any and all times the Mortgagor will execute and deliver to the Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as the Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the liens and security interests of this Mortgage.

Section 3.20 No Claims Against the Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by the Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Encumbered Property or any part thereof, nor as giving the Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Mortgagee in respect thereof.

Section 3.21 Environmental.

(a) As used in this Mortgage, the term “Hazardous Materials” shall mean and include those elements, materials, compounds, mixtures or substances, including, but not limited to asbestos, polychlorinated biphenyls, petroleum, crude oil or any fraction or product thereof, which are contained in the list of hazardous substances adopted by the United States Environmental Protection Agency (the “EPA”) or the list of toxic pollutants designated by Congress or the United States Environmental Protection Agency or which are defined as hazardous, toxic, pollutant, infectious, flammable or radioactive by any other Federal, State, or local statute, law, ordinance, code, rule, regulation or order regulating, relating to, or imposing liability or standards of conduct concerning, any waste, substance, element, compound, mixture or material, as now or at any time hereafter in effect including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. §§ 9601 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Rivers and Harbors Act of 1899, 33 U.S.C. §§ 401 et seq., the Occupational Safety and Health Act, 29 U.S.C. §§ 651-678, or rules and regulations of the EPA or any other state or federal department, board or agency, or any other agency or governmental board or entity having jurisdiction over Hazardous Materials at any of the Encumbered Property (collectively, the “Environmental Laws”).

(b) The Mortgagor agrees that the Mortgagee or any agent or representative acting on behalf of the Mortgagee may (but shall not be obligated to) enter upon the Premises and the Improvements upon reasonable notice, after the occurrence and continuation of an Event of Default, to conduct such inspections and tests, as may be desired by the Mortgagee to determine compliance with Environmental Laws. If any such inspections or tests reveal facts or circumstances that are required to be reported to Governmental Authorities under applicable laws, then Mortgagor agrees to report those facts and circumstances in accordance with applicable laws. All costs, charges and fees incurred in connection with such inspections and tests shall be added to the Finance Obligations.

ARTICLE 4

DEFAULTS AND REMEDIES

Section 4.01 Events of Default. It shall be an Event of Default under this Mortgage if any Event of Default shall exist under any Finance Document.

Section 4.02 Demand for Payment. Upon the occurrence and during the continuation of any Event of Default, in addition to any other rights and remedies the Mortgagee may have pursuant to the Finance Documents, or as provided at law or in equity, and without limitation, the Finance Obligations and all other amounts payable with respect to the Notes, the Indenture, this Mortgage and all other Finance Documents shall become due and payable as provided therein. The Mortgagor shall pay to the Mortgagee within the time period set forth in the Finance Documents (or if no time period is specified therein, promptly after written demand by Mortgagee) all such amounts and such further amounts as shall be reasonably incurred (without regard to statutory presumption) to cover the costs and expenses of collection, including reasonable attorneys’ fees, disbursements and expenses incurred by the Mortgagee. The Mortgagor hereby waives notice of presentment, demand, protest, acceleration and notice of acceleration to the maximum extent permitted by applicable law. In case the Finance Parties shall fail forthwith to pay such amounts or any amounts due under the Finance Documents or any provision of this Mortgage within the time period set forth in the Finance Documents (or if no time period is specified therein, promptly after written demand by Mortgagee), the Mortgagee, in addition to any other rights or remedies provided herein or at law or equity, shall be entitled and empowered to institute an action or proceedings at law or in equity for the collection of the sums so due and unpaid, to prosecute any such action or proceedings to judgment or final decree, to enforce any such judgment or final decree against the Mortgagor and to collect, in any manner provided by law, all moneys adjudged or decreed to be payable.

Section 4.03 Rights to Take Possession, Operate and Apply Revenues.

(a) If an Event of Default shall occur and be continuing, the Mortgagor shall, upon demand of the Mortgagee, forthwith surrender to the Mortgagee actual possession of the Encumbered Property and, if and to the extent permitted by applicable law, the Mortgagee itself, or by such officers or agents as it may appoint, may then enter and take possession of all the Encumbered Property with or without the appointment of a receiver or an application therefor, exclude the Mortgagor and its agents and employees wholly therefrom, and have access to the books, papers and accounts of the Mortgagor.

(b) If the Mortgagor shall for any reason fail to surrender or deliver the Encumbered Property or any part thereof after such demand by the Mortgagee, the Mortgagee may obtain a judgment or decree conferring upon the Mortgagee the right to immediate possession or requiring the Mortgagor to deliver immediate possession of the Encumbered Property to the Mortgagee, to the entry of which judgment or decree the Mortgagor hereby specifically consents. The Mortgagor will pay to the Mortgagee, upon demand, all reasonable expenses of obtaining such judgment or decree, including compensation to the Mortgagee’s attorneys (for reasonable fees actually incurred (not as imposed by statute)) and agents with interest thereon at the Default Rate; and all such expenses and compensation shall, until paid, be secured by this Mortgage.

(c) If an Event of Default shall occur and be continuing, the Mortgagee may hold, store, use, operate, manage and control the Encumbered Property, conduct the business thereof and, from time to time, (i) make all necessary, proper and reasonable maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon, (ii) purchase or otherwise acquire additional fixtures, personalty and other property, (iii) insure or keep the Encumbered Property insured, (iv) manage and operate the Encumbered Property and exercise all the rights and powers of the Mortgagor to the same extent as the Mortgagor could in its own name or otherwise with respect to the same or (v) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted to the Mortgagee, all as may from time to time be directed or determined by the Mortgagee to be in its best interest and the Mortgagor hereby appoints the Mortgagee as its true and lawful attorney-in-fact and agent, for the Mortgagor and in its name, place and stead, in any and all capacities, to perform any of the foregoing acts. Regardless of whether or not the Mortgagee has entered or taken possession, the Mortgagee may collect and receive all the Rents, issues, profits and revenues from the Encumbered Property, including those past due as well as those accruing thereafter, and, after deducting (i) all expenses of taking, holding, managing and operating the Encumbered Property (including compensation for the services of all persons employed for such purposes), (ii) the costs of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions, (iii) the costs of insurance, (iv) such taxes, assessments and other similar charges as the Mortgagee may at its option pay, (v) other proper charges upon the Encumbered Property or any part thereof and (vi) the compensation, expenses and disbursements of the attorneys and agents of the Mortgagee, the Mortgagee shall apply the remainder of the moneys and proceeds so received first to the payment of the Mortgagee for the payment in full and satisfaction of the Finance Obligations, and second, if there is any surplus, to the Mortgagor, subject to the entitlement of others thereto under applicable law.

(d) Whenever, before any sale of the Encumbered Property under Section 4.06 hereof, Discharge of Finance Obligations shall have occurred, the Mortgagee will surrender possession of the Encumbered Property back to the Mortgagor, its successors or assigns. The same right of taking possession shall, however, arise again if any subsequent Event of Default shall occur and be continuing.

Section 4.04 Right to Cure the Mortgagor’s Failure to Perform. During the continuance of an Event of Default, without notice to Mortgagor, should the Mortgagor fail in the payment, performance or observance of any term, covenant or condition required by this Mortgage or any other Finance Document (with respect to the Encumbered Property), the Mortgagee may pay, perform or observe the same, and all payments made or costs or expenses incurred by the Mortgagee in connection therewith shall be secured hereby and shall be, without demand, immediately repaid by the Mortgagor to the Mortgagee with interest thereon at the Default Rate. The Mortgagee shall make the determination as to the necessity for any such actions and of the amounts to be paid. The Mortgagee is hereby empowered to enter and to authorize others to enter upon the Premises or the Improvements or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without having any obligation to so perform or observe and without thereby becoming liable to the Mortgagor, to any person in possession holding under the Mortgagor or to any other person.

Section 4.05 Right to a Receiver. If an Event of Default shall occur and be continuing, the Mortgagee, upon application to a court of competent jurisdiction, shall be entitled as a matter of right to the appointment of a receiver to take possession of and to operate the Encumbered Property and to collect and apply the Rents. The Mortgagor hereby consents to such appointment and acknowledges and agrees that the Mortgagee shall be entitled to such appointment without notice and without regard for the adequacy of security for the Finance Obligations or the solvency of the Mortgagor or any party liable for the Finance Obligations. The receiver shall have all of the rights and powers permitted under the laws of the state wherein the Encumbered Property is located. The Mortgagor will pay to the Mortgagee upon demand all expenses, including receiver’s fees, attorneys’ fees and disbursements that are actually incurred (not as imposed by statute), costs and agent’s compensation incurred pursuant to the provisions of this Section 4.05; and all such expenses shall be secured by this Mortgage and shall be, without demand, immediately repaid by the Mortgagor to the Mortgagee with interest thereon at the Default Rate.

Section 4.06 Foreclosure and Sale.

(a) If an Event of Default shall occur and be continuing, the Mortgagee may elect to sell the Encumbered Property or any part of the Encumbered Property by exercise of the power of foreclosure or of sale granted to the Mortgagee by applicable law, this Mortgage or any other Finance Document. In such case, the Mortgagee may commence a civil action to foreclose this Mortgage, in accordance with applicable law, to satisfy any Finance Obligation. The Mortgagee or an officer appointed by a judgment of foreclosure to sell the Encumbered Property, may sell all or such parts of the Encumbered Property as may be chosen by the Mortgagee at the time and place of sale fixed by it in a notice of sale, either as a whole or in separate lots, parcels or items as the Mortgagee shall deem expedient, and in such order as it may determine, at public auction to the highest bidder. The Mortgagee or an officer appointed by a judgment of foreclosure to sell the Encumbered Property may postpone any foreclosure or other sale of all or any portion of the Encumbered Property by public announcement at such time and place of sale, and from time to time as permitted by applicable law thereafter may postpone such sale by public announcement or subsequently noticed sale. Except as otherwise required by applicable law, without further notice, the Mortgagee or an officer appointed to sell the Encumbered Property may make such sale at the time fixed by the last postponement, or may, in its discretion, give a new notice of sale. Any person, including the Mortgagor or the Mortgagee or any designee or affiliate thereof, may purchase any portion of the Encumbered Property at such sale. If the Mortgagee, or any affiliate of the Mortgagee, is the highest bidder at any foreclosure sale, the Mortgagee may credit the Finance Obligations for the amount of the Mortgagee’s bid in lieu of a cash payment. Mortgagor authorizes and empowers the Mortgagee to execute and deliver to the purchaser or purchasers at any such foreclosure sale, good and sufficient deed(s) and/or bill(s) of sale of the Encumbered Property, or the part thereof foreclosed upon, all with covenants of general warranty binding on Mortgagor and Mortgagor’s successors and assigns.

(b) The Encumbered Property may be sold subject to unpaid taxes and the Permitted Encumbrances, and after deducting all the reasonable actual costs, fees and expenses of the Mortgagee, including, without limitation, costs of evidence of title in connection with the sale, the Mortgagee or an officer that makes any sale shall apply the proceeds of sale in the manner set forth in Section 4.08 hereof.

(c) Any foreclosure or other sale of less than the whole of the Encumbered Property or any defective or irregular sale made hereunder shall not exhaust the power of foreclosure or of sale provided for herein; and subsequent sales may be made hereunder until Discharge of Finance Obligations shall have occurred, or the entirety of the Encumbered Property has been sold.

(d) If an Event of Default shall occur and be continuing, the Mortgagee may instead of, or in addition to, exercising the rights described in Section 4.06(a) above and either with or without entry or taking possession as herein permitted, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy (i) to specifically enforce payment of some or all of the terms of the Finance Documents or the performance of any term, covenant, condition or agreement of this Mortgage or any other right or (ii) to pursue any other remedy available to it, at law or in equity, all as the Mortgagee shall determine most effectual for such purposes.

Section 4.07 Other Remedies.

(a) In case an Event of Default shall occur and be continuing, the Mortgagee may also exercise, to the extent not prohibited by applicable law, any or all of the remedies available to a secured party under the UCC, including, to the extent not prohibited by applicable law, the following:

(i) in the case of personal property, exercise those rights and remedies under the Security Agreement;

(ii) to make such payments and do such acts as the Mortgagee may deem necessary to protect its security interest in the Personal Property including paying, purchasing, contesting or compromising any encumbrance, charge or lien that is prior or superior to the security interest granted hereunder, and, in exercising any such powers or authority, paying all expenses incurred in connection therewith; or

(iii) to enter upon any or all of the Premises or Improvements to exercise the Mortgagee’s rights hereunder.

(b) In connection with a sale of the Encumbered Property and the application of the proceeds of sale as provided in Section 4.08 of this Mortgage, the Mortgagee shall be entitled to enforce payment of and to receive up to the principal amount of the Finance Obligations, plus all other charges, payments and costs due under this Mortgage, and to recover a deficiency judgment for any portion of the aggregate principal amount of the Finance Obligations remaining unpaid, with interest.

Section 4.08 Application of Sale of Proceeds and Rents.

(a) After any foreclosure sale of all or any of the Encumbered Property, the Mortgagee shall receive the proceeds of sale, no purchaser shall be required to see to the application of the proceeds, and the Mortgagee shall apply the proceeds of the sale together with any Rents that may have been collected and any other sums that then may be held by the Mortgagee under this Mortgage as set forth in Article IV of the Collateral Agency Agreement.

(b) It is understood that nothing contained in this Mortgage shall exculpate the Mortgagor as to, or otherwise limit the liability of the Mortgagor for, any deficiency between the amount of the proceeds of the Encumbered Property and the amount of the Finance Obligations, unless otherwise expressly provided in this Mortgage or any of the other Finance Documents.

Section 4.09 The Mortgagor as Tenant Holding Over. If the Mortgagor remains in possession of any of the Encumbered Property after any foreclosure sale by the Mortgagee, at the Mortgagee’s election the Mortgagor shall be deemed a tenant holding over and shall forthwith surrender possession to the purchaser or purchasers at such sale or be summarily dispossessed or evicted according to provisions of law applicable to tenants holding over.

Section 4.10 Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws.

(a) The Mortgagor will not object to any sale of the Encumbered Property made in accordance with the terms and conditions hereof, and for itself and all who may claim under it, the Mortgagor waives, to the extent that it lawfully may, all right to have the Encumbered Property marshaled or to have the Encumbered Property sold as separate estates, parcels, tracts or units in the event of any foreclosure of this Mortgage.

(b) To the full extent permitted by the law of the state wherein the Encumbered Property is located or other applicable law, neither the Mortgagor nor anyone claiming through or under it shall or will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension, homestead-exemption or redemption laws now or hereafter in force in order to prevent or hinder the enforcement or foreclosure of this Mortgage, the absolute sale of the Encumbered Property or the final and absolute putting of the purchasers into possession thereof immediately after any sale; and the Mortgagor, for itself and all who may at any time claim through or under it, hereby waives to the full extent that it may lawfully do so, the benefit of all such laws and any and all right to have the assets covered by the security interest created hereby marshaled upon any foreclosure of this Mortgage.

Section 4.11 Discontinuance of Proceedings. In case the Mortgagee shall proceed to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall be discontinued or abandoned for any reason, or shall be determined adversely to the Mortgagee, then and in every such case the Mortgagor and the Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of the Mortgagee shall continue as if no such proceeding had been taken.

Section 4.12 Suits to Protect the Encumbered Property. The Mortgagee shall have power (i) to institute and maintain suits and proceedings to prevent any impairment of the Encumbered Property by any acts which may be unlawful or in violation of this Mortgage, (ii) to preserve or protect its interest in the Encumbered Property and in the Rents arising therefrom and (iii) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of or compliance with such enactment, rule or order would impair the security or be prejudicial to the interest of the Mortgagee hereunder.

Section 4.13 Filing Proofs of Claim. In case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting the Mortgagor, the Mortgagee shall, to the extent permitted by applicable law, be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of the Mortgagee allowed in such proceedings for the Finance Obligations secured by this Mortgage at the date of the institution of such proceedings and for any interest accrued, late charges and additional interest or other amounts due or that may become due and payable hereunder after such date.

Section 4.14 Possession by the Mortgagee. Notwithstanding the appointment of any receiver, liquidator or trustee of the Mortgagor, any of its property or the Encumbered Property, the Mortgagee shall be entitled, to the extent not prohibited by applicable law, to remain in possession and control of all parts of the Encumbered Property now or hereafter granted under this Mortgage in accordance with the terms hereof and applicable law.

Section 4.15 Waiver.

(a) No delay or failure by the Mortgagee to exercise any right, power or remedy accruing upon any Event of Default shall exhaust or impair any such right, power or remedy or be construed to be a waiver of any such Event of Default or acquiescence therein unless otherwise expressly consented to in writing by the Mortgagee; and every right, power and remedy given by this Mortgage to the Mortgagee may be exercised from time to time and as often as may be deemed expedient by the Mortgagee. No consent or waiver by the Mortgagee to or of any Event of Default by the Mortgagor in the performance of the Finance Obligations shall be deemed or construed to be a consent or waiver to or of any other Event of Default in the performance of the same or any other Finance Obligations by the Mortgagor hereunder. No failure on the part of the Mortgagee to complain of any act or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall constitute a waiver by the Mortgagee of its rights hereunder or impair any rights, powers or remedies consequent on any future Event of Default by the Mortgagor.

(b) Even if the Mortgagee (i) grants some forbearance or an extension of time for the payment of any sums secured hereby, (ii) takes other or additional security for the payment of any sums secured hereby, (iii) waives or does not exercise some right granted herein or under the Finance Documents, (iv) releases a part of the Encumbered Property from this Mortgage, (v) agrees to change some of the terms, covenants, conditions or agreements of any of the Finance Documents, (vi) consents to the filing of a map, plat or replat affecting the Premises, (vii) consents to the granting of an easement or other right affecting the Premises or (viii) makes or consents to an agreement subordinating the Mortgagee’s lien on the Encumbered Property hereunder; no such act or omission shall preclude the Mortgagee from exercising any other right, power or privilege herein granted or intended to be granted in the event of any Event of Default then made or of any subsequent Event of Default; nor, except as otherwise expressly provided in an instrument executed by the Mortgagee, shall this Mortgage be altered thereby. In the event of the sale or transfer by operation of law or otherwise of all or part of the Encumbered Property, the Mortgagee is hereby authorized and empowered to deal with any vendee or transferee with reference to the Encumbered Property secured hereby, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings.

Section 4.16 Remedies Cumulative. No right, power or remedy conferred upon or reserved to the Mortgagee by this Mortgage is intended to be exclusive of any other right, power or remedy, and each and every such right, power and remedy shall be cumulative and concurrent and in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute.

ARTICLE 5

MISCELLANEOUS

Section 5.01 Partial Invalidity. If any provision hereof or of any of the other Finance Documents is invalid or unenforceable in any jurisdiction or under any circumstances, the other provisions hereof or of those Finance Documents shall remain in full force and effect in such jurisdiction and the remaining provisions hereof will be liberally construed in favor of the Mortgagee in order to carry out the provisions hereof and of such other Finance Documents. The invalidity of any provision of this Mortgage in any jurisdiction or under any circumstances will not affect the validity or enforceability of any such provision in any other jurisdiction or under any other circumstances. If any lien, encumbrance or security interest evidenced or created by this Mortgage is invalid or unenforceable, in whole or in part, as to any part of the Finance Obligations, or is invalid or unenforceable, in whole or in part, as to any part of the Encumbered Property, such portion, if any, of the Finance Obligations as is not secured by all of the Encumbered Property hereunder shall be paid prior to the payment of the portion of the Finance Obligations and shall, unless prohibited by applicable laws or unless Mortgagee, in its sole and absolute discretion, otherwise elects, be deemed to have been first paid on and applied to payment in full of the unsecured or partially secured portion of the Finance Obligations, and the remainder to the secured portion of the Finance Obligations.

Section 5.02 Notices. Unless otherwise specified herein, all notices, demands, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party (i) at its address set forth below or (ii) such other facsimile number or telex number such other address, facsimile number or telex number as the party entitled to such notice shall have specified by at least ten days’ prior notice given to the other parties in the manner provided herein.

(a) To the Mortgagee:

The Bank of New York Mellon Trust Company, N.A.

10161 Centurion Parkway

Jacksonville, FL 32256

Attention: American Tire Trustee

Telecopier: (904) 645-1921

with a copy to:

[Jeffrey H. Elkin

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166-4193

E-Mail: JElkin@winston.com

Telephone: (212) 294-6711]

(b) To the Mortgagor:

[Mortgagor Name]

[Mortgagor Notice Address]

Attn:

with a copy to:

[contact]

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

E-Mail:

Telephone:

Each such notice, demand, request and other communication shall be effective (i) effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section 5.02 and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, 48 hours after such communication is deposited, certified mail, return receipt requested, in the mails with appropriate first class postage prepaid, addressed as aforesaid or (iv) if given by other means, when delivered at the address specified in this Section 5.02 deemed to have been given upon the earlier of (i) delivery at the appropriate address specified above, whether in person, by express courier or by mail, or (ii) two days after the postmark date of mailing. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given shall not invalidate the effectiveness of any notice, demand, request or other communication.

Section 5.03 Successors and Assigns. The Mortgagee shall have the right to assign or transfer its rights under this Mortgage without limitation. Any assignee or transferee shall be entitled to all the benefits afforded the Mortgagee under this Mortgage.

Section 5.04 Satisfaction and Cancellation.

(a) The conveyance to the Mortgagee of the Encumbered Property as security and for the benefit of the Mortgagee created and consummated by this Mortgage shall be null and void when Discharge of Finance Obligations has occurred.

(b) In connection with any termination or release pursuant to paragraph (a) to the extent applicable, this Mortgage shall be marked “satisfied” by the Mortgagee, and this Mortgage may be cancelled of record at the request and at the expense of the Mortgagor. The Mortgagee shall execute any documents reasonably requested by the Mortgagor to accomplish the foregoing or to accomplish any release contemplated by this Section 5.04, and the Mortgagor will pay all costs and expenses, including attorneys’ fees and disbursements actually incurred (not as imposed by statute) by the Mortgagee in connection with the preparation and execution of such documents.

Section 5.05 Other Finance Documents. The Mortgagor acknowledges that in addition to this Mortgage, other Finance Documents secure the Finance Obligations. The Mortgagor agrees that the lien of this Mortgage shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of the Mortgagee and, without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by the Mortgagee of any security for or guarantees of any of the Finance Obligations hereby secured, or by any failure, neglect or omission on the part of the Mortgagee to realize upon or protect any Finance Obligation hereby secured or any collateral security therefor including the other Finance Documents. The lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Finance Obligations or of any of the collateral security therefor, including the other Finance Documents or of any guarantee thereof, and the Mortgagee may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the other Finance Documents without first exercising or enforcing any of its rights and remedies hereunder. Such exercise of the Mortgagee’s rights and remedies under any or all of the other Finance Documents shall not in any manner impair the Finance Obligations or the lien of this Mortgage and any exercise of the rights or remedies of the Mortgagee hereunder shall not impair the lien of any of the other Finance Documents or any of the Mortgagee’s rights and remedies thereunder. The undersigned specifically consents and agrees that the Mortgagee may exercise its rights and remedies hereunder and under the other Finance Documents separately or concurrently and in any order that it may deem appropriate, and the undersigned waives any rights of subrogation. In the event of a conflict between the terms and provisions of this Mortgage and any other Finance Document, both documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of a conflict that cannot be resolved, the terms and provisions of the Indenture or the Security Agreement shall control and govern irrespective of the provisions of this Mortgage.

Section 5.06 Subrogation. This Mortgage is made with full substitution and subrogation of Mortgagee in and to all covenants and warranties by others heretofore given or made in respect of the Encumbered Property or any part thereof. To the extent that proceeds of the Finance Obligations are used to pay any outstanding lien, charge or prior encumbrance against the Encumbered Property, such proceeds have been or will be advanced by Mortgagee at Mortgagor’s request, and Mortgagee shall be subrogated to any and all rights and liens held by any owner or holder of such outstanding liens, charges and prior encumbrances, irrespective of whether those liens, charges or encumbrances are released.

Section 5.07 Mortgagee Powers. Without affecting the liability of any other Person liable for the payment of any obligations herein mentioned and without affecting the lien or charge of this Mortgage upon any portion of the Encumbered Property not then or theretofore released as security for the full amount of all unpaid Finance Obligations, from time to time, regardless of consideration and without notice to or consent by the holder of any subordinate lien, encumbrance, right, title or interest in or to the Encumbered Property, the Mortgagee may in accordance with the express terms and provisions of the Finance Documents (i) release any persons liable for or on any Finance Obligation, (ii) extend the maturity or alter any of the terms of any Finance Obligation, (iii) modify the interest rate payable on the principal balance of the Finance Obligations, (iv) grant other indulgences, (v) release or reconvey, or cause to be released or reconveyed at any time at the Mortgagee’s option any parcel, portion or all of the Encumbered Property, (vi) take or release any other or additional security for any obligations herein mentioned or (vii) make compositions or other arrangements with debtors in relation thereto.

Section 5.08 Enforceability of Mortgage. This Mortgage is deemed to be and may be enforced from time to time as an assignment, chattel mortgage, contract, mortgage, deed to secure debt, deed of trust, financing statement, real estate mortgage or security agreement, and from time to time as any one or more thereof, as is appropriate under applicable laws. A carbon, photographic or other reproduction of this Mortgage or any financing statement in connection herewith shall be sufficient as a financing statement for any and all purposes.

Section 5.09 Amendments. Any provision of this Agreement may be amended, modified or waived if, but only if, such amendment or waiver is in writing and is signed by the Mortgagor and the Mortgagee. No failure by the Mortgagee to exercise, and no delay by the Mortgagee in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 5.10 Applicable Law. THIS MORTGAGE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE WHERE THE LAND IS LOCATED.

Section 5.11 Waiver of Jury Trial. EACH OF THE MORTGAGOR AND THE MORTGAGEE (BY THE MORTGAGEE’S ACCEPTANCE OF THIS MORTGAGE AND IN CONSIDERATION OF THE DELIVERY OF THE OTHER FINANCE DOCUMENTS) HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND FOREVER WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS MORTGAGE, OR THE OTHER FINANCE DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH OF THE MORTGAGOR AND THE MORTGAGEE, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF THE MORTGAGEE AND THE MORTGAGOR IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTY.

Section 5.12 Intercreditor Agreements. This Mortgage and any lien created herein are subject to the lien priority and other provisions set forth in the Intercreditor Agreements.

Section 5.13 Local Law Provisions. By virtue of the fact that the Premises are located in the State of [                    ], the provisions set forth below shall be applicable to this Mortgage, and to the extent applicable, shall modify, affect and supplement the other provisions hereof. [To be added as necessary by Local Counsel.]

[Remainder of page intentionally left blank.

Signature page follows.]

IN WITNESS WHEREOF, this Mortgage has been duly authorized and has been executed and delivered, under seal, to the Mortgagee by the Mortgagor on the date first above written.

[MORTGAGOR NAME]

By:
Name:
Title:

[LOCAL COUNSEL TO AFFIX APPROPRIATE NOTARIAL ACKNOWLEDGMENT

FOR STATE IN WHICH LAND IS LOCATED.]

Exhibit A

Legal Description

[To be attached]

Exhibit B

Permitted Encumbrances

[To be attached]

Schedule 3.01(1)

Leases

[To be attached]